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As filed with the Securities and Exchange Commission on July 18, 2014

Registration No. 333-197221

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MAINSOURCE FINANCIAL GROUP, INC.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	6022 (Primary standard industrial classification code number)	35-1562245 (I.R.S. Employer Identification Number)

2105 NORTH STATE ROAD 3 BYPASS, GREENSBURG, INDIANA 47240, (812) 663-6734
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Archie M. Brown, Jr.
President and Chief Executive Officer
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
(812) 663-6734
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
Karen Ball Woods, Esq. Krieg DeVault LLP One Indiana Square, Suite 2800 Indianapolis, Indiana 46204 (317) 636-4341	Kimberly J. Schaefer, Esq. Vorys, Sater, Seymour and Pease LLP 301 East Fourth Street, Suite 3500 Cincinnati, Ohio 45202 (513) 723-4000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon the satisfaction or waiver of all other conditions under the merger agreement described herein.

         If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

         If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

         Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

         Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS PROXY STATEMENT AND PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT IS EFFECTIVE. THIS PROXY STATEMENT AND PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROXY STATEMENT AND PROSPECTUS
DATED JULY 18, 2014, SUBJECT TO COMPLETION

PROXY STATEMENT FOR THE SPECIAL MEETING OF
MBT BANCORP SHAREHOLDERS
and
PROSPECTUS OF
MAINSOURCE FINANCIAL GROUP, INC.

        The Boards of Directors of MBT Bancorp ("MBT") and MainSource Financial Group, Inc. ("MainSource") have approved an agreement to merge (the "Merger Agreement") MBT with and into MainSource (the "Merger"). If the Merger is approved by the shareholders of MBT and all other closing conditions are satisfied, each shareholder of MBT may elect to receive either $35.16 in cash or 2.055 shares of MainSource common stock for each share of MBT common stock owned before the Merger, subject to certain election, allocation, adjustment and proration procedures as described in the Merger Agreement. Each MBT shareholder will also receive cash in lieu of any fractional shares of MainSource common stock that such shareholder would otherwise receive in the Merger in an amount determined by multiplying such fraction by $35.16. The board of directors of MBT believes that the Merger is in the best interests of MBT and its shareholders.

        The Merger is conditioned upon, among other things, the approval of MBT's shareholders. This document is a proxy statement that MBT is using to solicit proxies for use at its special meeting of shareholders to be held on August 28, 2014. At the meeting, MBT's shareholders will be asked (i) to adopt and approve the Merger Agreement and the Merger, (ii) to adjourn the meeting if necessary to solicit additional proxies, and (iii) to transact such other business as may properly be brought before the meeting or any adjournment or postponement thereof. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement/prospectus, and you are encouraged to read it in its entirety.

        This document is also a prospectus relating to MainSource's issuance of up to 1,228,035 shares of MainSource common stock in connection with the Merger.

        MainSource common stock is traded on the NASDAQ Global Market under the trading symbol "MSFG." On April 7, 2014, the date of execution of the Merger Agreement, the closing price of a share of MainSource common stock was $16.27. On [    •    ], 2014, the closing price of a share of MainSource common stock was $[    •    ].

        For a discussion of certain risk factors relating to the Merger Agreement, see the section captioned "Risk Factors" beginning on page 15.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The securities to be issued in connection with the Merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency.

This proxy statement/prospectus is dated [    •    ], 2014, and it
is first being mailed to MBT shareholders on or about [    •    ], 2014.

AVAILABLE INFORMATION

        As permitted by Securities and Exchange Commission ("SEC") rules, this document incorporates certain important business and financial information about MainSource from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

MainSource Financial Group, Inc.
2105 North State Road 3 Bypass
Greensburg, Indiana 47240
Attention: Archie M. Brown, Jr.
President and Chief Executive Officer
(812) 663-6734

        In order to ensure timely delivery of these documents, you should make your request by [    •    ], 2014, to receive them before the special meeting.

        You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "Where You Can Find More Information."

MBT BANCORP
111 North State Street
West Harrison, Indiana 47060
(812) 637-3232

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON AUGUST 28, 2014

To the Shareholders of MBT Bancorp:

        We will hold a special meeting of the shareholders of MBT Bancorp ("MBT") on August 28, 2014, at 6:30 p.m., Eastern Time, at MBT Bancorp, 111 North State Street, West Harrison, Indiana 47060, to consider and vote upon the following proposals:

  1.
  Merger Proposal.    To approve and adopt the Agreement and Plan of Merger dated April 7, 2014 (the "Merger Agreement"), by and between MainSource Financial Group, Inc. ("MainSource") and MBT, pursuant to which MBT will merge with and into MainSource (the "Merger"). Immediately after the consummation of the Merger, The Merchants Bank and Trust Company ("Merchants") will merge with and into MainSource Bank, the wholly-owned banking subsidiary of MainSource. In connection with the Merger, you may elect to receive in exchange for each of your shares of MBT common stock:

  •
  2.055 (the "Exchange Ratio") shares of MainSource common stock (the "Stock Consideration"), subject to certain election, allocation, adjustment and proration procedures as provided in the Merger Agreement; or

  •
  $35.16 in cash; and

  •
  in lieu of any fractional share of MainSource common stock resulting from application of the Exchange Ratio, an amount in cash equal to such fraction multiplied by $35.16.

  2.
  Adjournment.    To approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve and adopt the Merger Agreement and the Merger.

  3.
  Other Matters.    To vote upon such other matters as may properly come before the meeting or any adjournment thereof. The board of directors is not aware of any such other matters.

        The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail and includes, as Annex A, the complete text of the Merger Agreement. We urge you to read these materials for a description of the Merger Agreement and the proposed Merger. In particular, you should carefully read the section captioned "Risk Factors" beginning on page [    •    ] of the enclosed proxy statement/prospectus for a discussion of certain risk factors you should consider in evaluating the Merger and how it will affect you.

        The board of directors of MBT recommends that MBT shareholders vote (1) "FOR" approval and adoption of the Merger Agreement and the Merger and (2) "FOR" adjournment of the special meeting, if necessary.

        The board of directors of MBT fixed the close of business on July 16, 2014, as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

        YOUR VOTE IS VERY IMPORTANT.    The Merger Agreement and the Merger must be approved and adopted by the affirmative vote of holders of a majority of the issued and outstanding shares of MBT common stock in order for the proposed Merger to be consummated. If you do not return your proxy card or do not vote in person at the special meeting, the effect will be a vote against the proposed Merger. Whether or not you plan to attend the special meeting in person, we urge you to date, sign and return promptly the enclosed proxy card in the accompanying envelope. You may revoke your proxy at any time before the special meeting by sending a written notice of revocation, submitting a new proxy card or by attending the special meeting and voting in person.

        Under Indiana law, if the Merger is completed, MBT shareholders of record who do not vote to approve and adopt the Merger Agreement and the Merger will be entitled to exercise appraisal rights and obtain payment in cash of the fair value of their shares of MBT common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus.

By Order of the Board of Directors
/s/ DONALD A. W. PATTERSON Donald A. W. Patterson President and Chief Executive Officer
[ • ], 2014

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:
What am I voting on?

A:
MainSource is proposing to acquire MBT. You are being asked to vote to approve and adopt the Merger Agreement and the Merger (collectively, the "Merger Proposal"). If the Merger is completed, MBT will merge into MainSource. MainSource will be the surviving entity in the Merger, and MBT will no longer be a separate company.

  Additionally, you are being asked to vote to approve a proposal to adjourn the special meeting, if necessary, to solicit additional proxies if enough votes have not been cast to adopt the Merger Proposal at the time of the special meeting.

Q:
What will I receive in the Merger?

A:
If the Merger is completed, subject to certain election, allocation, adjustment and proration procedures, each share of MBT common stock will be converted into the right to receive either 2.055 (the "Exchange Ratio") shares of MainSource common stock (the "Stock Consideration") or $35.16 in cash (the "Cash Consideration") (collectively, the "Merger Consideration").

  In lieu of any fractional shares of MainSource common stock, MainSource will distribute an amount in cash equal to such fraction multiplied by $35.16. See "The Merger Agreement—Merger Consideration".

Q:
What risks should I consider before I vote on the Merger Agreement?

A:
You should review the risks under the heading "Risk Factors" beginning on page [    •    ].

Q:
Will MainSource shareholders receive any shares or cash as a result of the Merger?

A:
No. MainSource shareholders will continue to own the same number of MainSource shares they owned before the effective time of the Merger.

Q:
When is the Merger expected to be completed?

A:
We are working to complete the Merger as quickly as possible. We have obtained all necessary regulatory approvals to complete the Merger. However, consummation of the Merger remains subject to the approval of the MBT shareholders of the Merger Proposal and satisfaction of other customary closing conditions. We currently expect to complete the Merger during the fourth quarter of 2014.

Q:
What are the material U.S. federal income tax consequences of the Merger to me?

A:
We intend that the Merger will be treated as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that, accordingly, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by MainSource or MBT as a result of the Merger, and (ii) MBT shareholders who receive shares of MainSource common stock in exchange for shares of MBT common stock in the Merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) as Cash Consideration, or (b) in lieu of fractional shares of MainSource common stock. MBT shareholders who exercise dissenters' rights and receive cash for their shares of MBT common stock generally will recognize gain or loss for federal income tax purposes. At the closing, MBT is to receive an opinion confirming these tax consequences. See "Material U.S. Federal Income Tax Consequences" beginning on page [    •    ].

  Your tax consequences will depend on your personal situation. You should consult your tax advisor for a full understanding of your specific tax consequences of the Merger.

Q:
What happens if I do not return a proxy card or otherwise vote?

A:
Because the required vote of MBT shareholders on the Merger Proposal is based upon the number of outstanding shares of MBT common stock entitled to vote rather than upon the number of shares actually voted, abstentions from voting and "broker non-votes" will have the same practical effect as a vote AGAINST approval and adoption of the Merger Proposal. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote FOR approval and adoption of the Merger Proposal.

Q:
Will I have dissenters' rights?

A:
Yes, if you follow the procedures required by the Indiana Business Corporation Law, or the IBCL. Under the IBCL, if you own MBT common stock and do not vote in favor of approving the Merger Proposal, you will have the right to seek appraisal of the fair value of your MBT common stock under Title 23 of the IBCL if the Merger is completed, but only if you submit a written demand for an appraisal before the special meeting and you comply with the IBCL procedures explained in this proxy statement/prospectus. Except as may be required by law, we will not notify you of any deadlines, filing requirements or any other matters in connection with your right to seek appraisal.

Q:
What do I need to do now?

A:
After reading this proxy statement/prospectus, you may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this prospectus/proxy statement); (2) by telephone; (3) by using the Internet; or (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the special meeting). In the event that you choose not to exercise your vote by telephone, internet or in person, you should mail your signed proxy card in the accompanying pre-addressed, postage-paid envelope as soon as possible so that your shares can be voted at the August 28, 2014, MBT special meeting.

  The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is 11:59 p.m. Eastern Time on [    •    ], 2014.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
Yes. Your broker will vote your shares on the Merger Proposal, but only if you provide instructions on how to vote. You should contact your broker and ask what directions your broker will need from you. If you do not provide instructions to your broker on how to vote on the Merger Proposal, your broker will not be able to vote your shares, and this will have the effect of voting against the Merger Proposal.

  Similarly, your broker will vote your shares on the proposal to adjourn the meeting, if necessary, but only if you provide instructions on how to vote. If you do not submit voting instructions to your broker, your shares will not be counted in determining the outcome of this proposal.

Q:
How do I vote shares held in MBT's Employer Stock Ownership Plan?

A:
MBT maintains an Employer Stock Ownership & 401(k) Plan Plan ("KSOP") which owns approximately 58,256 shares of MBT's common stock. Each participant will instruct the trustee, Thomas J. Stone, how to vote the shares of MBT common stock allocated to his or her account under the KSOP. A participant will need to vote by mail (by completing and signing the proxy card that accompanies this prospectus/proxy statement). A participant must return his or her proxy card to the trustee by [    •    ], 2014 in order to instruct the trustee how to vote such MBT shares.

  If a participant properly executes the proxy card distributed by the trustee, the trustee will vote such participant's shares in accordance with the shareholder's instructions. Where properly executed proxy cards are returned to the trustee with no specific instruction as to how to vote at the special meeting, the trustee will vote the shares "FOR" the Merger Proposal and "FOR" the proposal to adjourn the special meeting, if necessary, to solicit additional proxies. The trustee also will vote the shares of MBT common stock held in the Plan but not allocated to any participant's account and shares as to which no proxy cards are received in accordance with the provisions of the KSOP.

Q:
Can I change my vote after I have mailed my signed proxy card?

A:
Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can send a written notice stating that you revoke your proxy. Second, you can complete and submit a new proxy card, dated at a date later than the first proxy card. Third, you can attend the special meeting and vote in person. Your attendance at the special meeting will not, however, by itself revoke your proxy. If you hold your shares in "street name" and have instructed your broker how to vote your shares, you must follow directions received from your broker to change those instructions.

Q:
What constitutes a quorum?

A:
The holders of over 50% of the outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or are otherwise present at the meeting will be deemed present at the special meeting. Once a share is represented for any purpose at the special meeting, it will be deemed present for quorum purposes for the remainder of the meeting.

Q:
How do I elect the form of payment that I prefer in the Merger?

A:
After the special meeting, an election form and letter of transmittal will be mailed or otherwise delivered to you. If you wish to make an election between the Cash Consideration and the Stock Consideration, you should complete this Election Form and send it in the envelope provided to the exchange agent. For you to make an effective election, your properly executed Election Form must be received by the exchange agent before 5:00 p.m., local time, on the election deadline set forth on the Election Form. You must include your MBT share certificates with your Election Form. If you hold your shares in street name with a broker, you should ask your broker for instructions on tendering your MBT shares. Please read the instructions to the Election Form for information on completing the form. These instructions will also inform you what to do if your share certificates have been lost, stolen or destroyed.

Q:
Which form of payment should I choose?

A:
The form of payment you should elect will depend upon your personal financial and tax circumstances. We urge you to consult your financial or tax advisor if you have any questions about the form of payment you should elect.

Q:
What if I don't make an election as to some or all of my MBT shares?

A:
Your non-election will either be treated as an election for cash, MainSource common stock, or a combination of both, depending on the elections that are made by other shareholders. If you do not make an election, it is impossible to predict at this point what form of Merger Consideration you will receive.

Q:
If I am voting against the Merger Proposal, should I still make an election?

A:
Yes. If the Merger Proposal is approved by the MBT shareholders and becomes effective, you will receive Merger Consideration based on the Election Form you submit. If you fail to submit an Election Form, your MBT shares will be treated as described in the preceding answer.

Q:
Can I change my election?

A:
Yes. You can change your election by submitting a new Election Form to the exchange agent so it is received prior to the election deadline set forth on the Election Form. After the election deadline, no changes can be made.

Q:
Can MBT or MainSource change my form of Merger Consideration after I have made my election?

A:
Yes. It is possible that you will not receive the exact form of consideration that you elect in the Merger. Whether you will be entitled to receive cash or MainSource shares in exchange for your MBT shares will be initially determined based on your election, and then based on the election made by other MBT shareholders. The Merger Agreement provides that 60% of the outstanding shares of MBT must be converted into MainSource shares, with the balance of the outstanding MBT shares converted into cash. If the elections made by MBT shareholders would result in less than 60% of the MBT shares being converted into stock, then all of the non-elections will be converted into stock elections, and the cash elections will be converted into stock elections on a pro rata basis. If the elections made by MBT shareholders would result in more than 60% of the MBT shares being converted into stock, then the stock elections will be converted into cash elections on a pro rata basis. In either case, you may receive a combination of cash and whole shares of MainSource common stock for each of your MBT shares that is different from the amount you elected, depending on the elections made by other MBT shareholders. The allocation of the mix of consideration payable to each MBT shareholder will not be finally determined until the exchange agent tallies the results of the elections made by MBT shareholders, which will not occur until near or after the time of the closing of the Merger. See "The Merger Agreement—Election and Allocation Procedures".

Q:
Should I send in my stock certificates now?

A:
No. You should send your stock certificates when you return your Election Form.

Q:
What will happen if I acquire shares of MBT common stock from a MBT shareholder after the voting record date?

A:
If you acquire shares of MBT common stock from a MBT shareholder after the voting record date, you must obtain and submit your own Election Form by the election deadline in order for an election to be valid with respect to the shares you acquired. If the shares are registered in your name, the exchange agent will send you a new Election Form although you may submit an Election Form obtained from the selling shareholder or by some other means. If you are not the registered owner of the MBT shares acquired, then you should contact the bank, broker or dealer through which you acquired the shares to request that the bank, broker or dealer submit an Election Form on your behalf. In either case, the Election Form must be submitted by the election deadline.

Q:
Whom should I contact if I have other questions about the Merger Agreement or the Merger?

A:
If you have more questions about the Merger Agreement or the Merger, you should contact:

MBT Bancorp 111 North State Street West Harrison, Indiana 47060 (812) 637-3232 Attn: Donald A.W. Patterson

SUMMARY

        This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears under the caption "Where You Can Find More Information" on page [    •    ].

Information About The Companies (page     •    )

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource Financial Group is listed on the NASDAQ Global Market (under the symbol: "MSFG") and is a community-focused, financial holding company with assets of approximately $2.9 billion. MainSource operates 72 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its Indiana-chartered, commercial banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, the Company provides various related financial services. As of March 31, 2014, MainSource had approximately $2.9 billion in assets, $1.7 billion in loans, $2.2 billion in deposits and $315.6 million of total equity.

  MBT Bancorp
  111 North State Street
  West Harrison, Indiana 47060
  (812) 637-3232

        MBT, headquartered in West Harrison, Indiana, is the holding company for Merchants. Merchants was founded in June 1929, four months before Black Tuesday and the stock market crash of 1929. From a single branch in West Harrison, Indiana, Merchants has grown into one of Cincinnati's leading community banks. Merchants now operates six branches spanning from the Ohio/Indiana border to the eastern Cincinnati suburb of Hyde Park. As of March 31, 2014, MBT had approximately $231.8 million in assets, $187.8 million in loans, $185.5 million in deposits and $24.9 million of total equity.

Special Meeting of MBT's Shareholders; Required Vote (page     •    )

        The special meeting of MBT shareholders is scheduled to be held at MBT Bancorp, 111 North State Street, West Harrison, Indiana 47060 at 6:30 p.m., Eastern Time, on August 28, 2014. At the MBT special meeting, you will be asked to vote to adopt and approve the Merger Agreement and the Merger of MBT into MainSource contemplated by that agreement. You will also be asked to approve a proposal to adjourn the special meeting to solicit additional proxies, if necessary. Only MBT shareholders of record as of the close of business on July 16, 2014, are entitled to notice of, and to vote at, the MBT special meeting and any adjournments or postponements of the MBT special meeting.

        As of the record date, there were 991,521 shares of MBT common stock outstanding. The directors and executive officers of MBT (and their affiliates), as a group, owned with power to vote 46,912 shares of MBT common stock, representing approximately 4.7% of the outstanding shares of MBT common stock as of the record date. This does not include MBT shares held by the KSOP for which Thomas J. Stone serves as trustee.

        Adoption of the Merger Proposal requires the affirmative vote of holders of a majority of the issued and outstanding shares of MBT common stock. Approval of the proposal to adjourn the special meeting to allow extra time to solicit proxies requires more votes cast in favor than are cast against it.

        No approval by MainSource shareholders is required to complete the Merger.

The Merger and the Merger Agreement (pages     •    and    •    )

        MainSource's acquisition of MBT is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions contained therein are satisfied or waived, MBT will be merged with and into MainSource, with MainSource surviving. Immediately following the Merger, Merchants will be merged with and into MainSource Bank. We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus and is incorporated by reference herein.

What MBT Shareholders Will Receive in the Merger (page     •    )

        If the Merger is completed, each share of MBT common stock will be converted into the right to elect to receive (i) 2.055 shares of MainSource common stock, or (ii) $35.16 in cash, subject to certain election, allocation, adjustment and proration procedures.

        In lieu of any fractional shares of MainSource common stock, MainSource will distribute an amount in cash equal to such fraction multiplied by $35.16. See "The Merger Agreement—Merger Consideration."

Recommendation of MBT's Board of Directors (page     •    )

        The MBT board of directors has approved the Merger Agreement and the proposed Merger. The MBT board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is advisable and fair to, and in the best interests of, MBT and its shareholders, and therefore recommends that MBT shareholders vote "FOR" the Merger Proposal. In reaching its decision, the MBT board of directors considered a number of factors, which are described in the section captioned "Proposal 1—The Merger—MBT's Reasons for the Merger and Recommendation of the Board of Directors" beginning on page [    •    ]. Because of the wide variety of factors considered, the MBT board of directors did not believe it practicable, nor did it attempt, to quantify or otherwise assign relative weight to the specific factors it considered in reaching its decision.

        The MBT board also recommends that you vote "FOR" the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event there are not sufficient votes present at the special meeting in person or by proxy to approve the Merger Proposal.

Dissenters' Rights of Appraisal (page     •    )

        Dissenters' rights are statutory rights that, if available under law, enable shareholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to shareholders in connection with the extraordinary transaction. MBT is incorporated in Indiana. Under the Indiana Business Corporation Law, MBT shareholders have the right to a court determination of fair value of their shares of common stock instead of the Merger Consideration as set out in the Merger Agreement. See "The Merger Agreement—Dissenters' Rights of Appraisal".

Voting Agreements (page     •    )

        As of the record date, the directors of MBT beneficially owned 46,411 shares of MBT common stock. In connection with the execution of the Merger Agreement, the directors of MBT each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse or over which he has voting influence or control, to be voted in favor of the Merger Proposal.

Opinion of Financial Advisor to MBT(page     •    )

        In connection with the Merger, Boenning & Scattergood, Inc. ("Boenning") delivered a written fairness opinion to the MBT board of directors, dated April 7, 2014, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions described in the opinion, the Merger Consideration described in the Merger Agreement was fair, from a financial point of view, to the holders of MBT common stock. The full text of Boenning's opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered, and limitations on the review undertaken by Boenning in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of Boenning is directed to the MBT board of directors for its consideration of the Merger and Merger Agreement and does not constitute a recommendation to any MBT shareholder as to how to vote at the MBT special meeting or on any other matter relating to the proposed Merger.

MBT's Reasons for the Merger (page     •    )

        The MBT board of directors has determined that the Merger Agreement and the Merger are in the best interests of MBT and its shareholders and recommends that MBT shareholders vote in favor of the approval of the Merger Agreement and the transactions contemplated by the Merger Agreement.

        In its deliberations and in making its determination, the MBT board of directors considered many factors including, but not limited to, the following:

  •
  the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of both MainSource and MBT;

  •
  the increased regulatory burdens on financial institutions, the effects of the expected continued operation of Merchants under applicable regulatory restrictions and the uncertainties in the regulatory climate going forward;

  •
  MainSource's access to capital and managerial resources relative to that of MBT;

  •
  the board's desire to provide MBT shareholders with prospects for greater future appreciation on their investments in MBT common stock than the amount the board of directors believes MBT could achieve independently;

  •
  the financial and other terms and conditions of the Merger Agreement, including the fact that the Merger Consideration (assuming no adjustments) represents a premium of approximately 36.6% to MBT's tangible book value as of the date of the Merger Agreement;

  •
  the opinion, dated April 7, 2014, by Boenning, MBT's financial advisor, and the opinion dated as of April 7, 2014, delivered to the MBT board by Boenning, to the effect that the Merger Consideration described in the Merger Agreement is fair, from a financial point of view, to MBT's shareholders;

  •
  MainSource's community banking orientation and its perceived compatibility with MBT; and

  •
  MainSource's long-term growth strategy in Indiana, Kentucky, Ohio and Illinois.

        MainSource's board of directors also concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource's board of directors considered a number of factors, including, but not limited to, the following:

  •
  MBT's community banking orientation and its perceived compatibility with MainSource and its subsidiaries;

  •
  a review of the demographic, economic, and financial characteristics of the markets in which MBT operates, including existing and potential competition and the history of the market areas with respect to financial institutions;

  •
  management's review of regulatory restrictions affecting MBT and Merchants and management's assessment of the conditions giving rise to such restrictions; and

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of MBT and Merchants.

Regulatory Approvals for the Merger (page     •    )

        Under the terms of the Merger Agreement, the Merger cannot be completed until MainSource receives necessary regulatory approvals, which include the approval of the Indiana Department of Financial Institutions (the "IDFI"), the Federal Deposit Insurance Corporation (the "FDIC") and the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). As of the date of this proxy statement/prospectus, MainSource has received all regulatory approvals necessary to complete the Merger.

New MainSource Shares Will be Eligible for Trading (page     •    )

        The shares of MainSource common stock to be issued in the Merger will be eligible for trading on the NASDAQ Global Market.

Conditions to the Merger (page     •    )

        The obligations of MainSource and MBT to consummate the Merger are subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  approval of the Merger Agreement at the special meeting of MBT by the holders of a majority of the issued and outstanding shares of MBT common stock;

  •
  approval of the transaction by the appropriate regulatory authorities;

  •
  the representations and warranties made by the parties in the Merger Agreement must be true and correct in all material respects as of the effective date of the Merger or as otherwise required in the Merger Agreement unless the inaccuracies do not or will not result in a Material Adverse Effect (as defined below in "The Merger Agreement—Conditions to the Merger");

  •
  the covenants made by the parties must have been fulfilled or complied with in all material respects from the date of the Merger Agreement through and as of the effective time of the Merger;

  •
  the parties must have received the respective closing deliveries of the other parties to the Merger Agreement;

  •
  the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, relating to the MainSource shares to be issued pursuant to the Merger Agreement, must have become effective under the Securities Act of 1933, as amended (the "Securities Act"), and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the Securities and Exchange Commission;

  •
  MainSource and MBT must have received an opinion from Krieg DeVault LLP, counsel to MainSource, dated as of the effective date, to the effect that the Merger constitutes a tax-free reorganization within the meaning of Section 368(a) and related sections of the Code;

  •
  the shares of MainSource common stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market; and

  •
  there shall be no legal proceedings initiated or threatened seeking to prevent completion of the Merger.

We cannot be certain when, or if, the conditions to the Merger will be satisfied or waived, or that the Merger will be completed.

Termination (page     •    )

        MainSource and MBT may mutually agree at any time to terminate the Merger Agreement without completing the Merger, even if the MBT shareholders have approved it. Also, either party may decide, without the consent of the other party, to terminate the Merger Agreement under specified circumstances, including if the Merger is not consummated by December 31, 2014, if the required regulatory approvals are not received or if the MBT shareholders do not approve the Merger Proposal at the MBT special meeting. In addition, either party may terminate the Merger Agreement if there is a breach of the Merger Agreement by the other party that would cause the failure of conditions to the terminating party's obligation to close, unless the breach is capable of being cured and is cured within twenty (20) days of notice of the breach. MBT also has the right to terminate the Merger Agreement if it receives a proposal which its board of directors determines is superior to the Merger.

        Further, MainSource has the right to terminate the Merger Agreement if the MBT board fails to publicly reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated in the Merger Agreement within five business days of a written request by MainSource to provide such reaffirmation.

        Additionally, MBT has the right to terminate the Merger Agreement if MainSource's average common stock closing price during the ten trading days preceding the date on which all regulatory approvals approving the Merger are received is below $13.69 per share, and the decrease in stock price is more than 15% greater than the decrease in the KBW Regional Banking Index during the same time period; provided, however, that MainSource will have the right to prevent MBT's termination by agreeing to increase the Exchange Ratio pursuant to a formula set forth in the Merger Agreement.

Termination Fee (page     •    )

        MBT is required to pay MainSource a $1,400,000 termination fee in the following circumstances:

  •
  if MainSource terminates the Merger Agreement because the MBT board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus delivered to shareholders, or makes an adverse recommendation as to the Merger, or approves or publicly recommends another acquisition proposal to the MBT shareholders, or MBT enters into or publicly announces its intent to enter into a written agreement in connection with another acquisition proposal;

  •
  if either party terminates the Merger Agreement because the MBT shareholders fail to approve the Merger Agreement and, prior to the date of such termination, an acquisition proposal was received by MBT and communicated to the shareholders of MBT, and further, within the twelve months following the termination, MBT or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition, provided, however, that in such case MBT shall only be liable to pay MainSource the amount of the termination fee less the amount of any previously paid MainSource expenses; or

  •
  if either party terminates the Merger Agreement because the Merger is not consummated by December 31, 2014 and prior to the date of termination an acquisition proposal was made for MBT and within the next twelve months MBT or any of its subsidiaries enters into another acquisition agreement or consummates another acquisition.

        In the event that the Merger Agreement is terminated by either party as a result of the failure of MBT's board of directors to include its recommendation to approve the Merger in this proxy statement/prospectus, the board makes an adverse recommendation to shareholders to approve and adopt the Merger Proposal or approves or publicly recommends another acquisition proposal to the MBT shareholders, or MBT enters into or publicly announces its intent to enter into a written agreement in connection with another acquisition proposal, then MBT shall pay the termination fee by wire transfer on the same day that the termination occurs. If the termination occurs for another reason giving rise to the termination fee, MBT shall pay the fee on the earlier of the date MBT enters into such other acquisition agreement or consummates another acquisition.

Interests of Certain Directors and Executive Officers of MBT in the Merger (page     •    )

        You should be aware that some of MBT's directors and executive officers may have interests in the Merger that are different from, or in addition to, their interests as MBT shareholders. MBT's board of directors was aware of these interests and took them into account in approving the Merger Agreement. For example, MainSource is obligated under the Merger Agreement to provide the directors and officers of MBT and Merchants with directors' and officers' liability insurance for a period of five years.

Accounting Treatment of the Merger (page     •    )

        The Merger will be accounted for as a purchase transaction in accordance with United States generally accepted accounting principles.

Rights of Shareholders After the Merger (page     •    )

        When the Merger is completed, MBT shareholders, whose rights are governed by MBT's articles of incorporation and by-laws, will become MainSource shareholders, and their rights then will be governed by MainSource's articles of incorporation and by-laws. Both MainSource and MBT are organized under Indiana law. To review the differences in the rights of shareholders under each company's governing documents, see "Comparison of the Rights of Shareholders".

Material U.S. Federal Income Tax Consequences of the Merger (page     •    )

        MainSource and MBT expect the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. If the Merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes: (i) no gain or loss will be recognized by MainSource or MBT as a result of the Merger, and (ii) MBT shareholders who receive shares of MainSource common stock in exchange for shares of MBT common stock in the Merger will recognize no gain or loss, other than the gain or loss to be recognized as to cash received either (a) as Cash Consideration, or (b) in lieu of fractional shares of MainSource common stock.

        To review the material U.S. federal income tax consequences of the Merger to MBT shareholders in greater detail, please see the section "Material U.S. Federal Income Tax Consequences" beginning on page [    •    ].

 Comparative Per Share Data

        The following table shows information about MBT's book value per share, cash dividends per share, and diluted earnings (loss) per share, and similar information as if the Merger had occurred on the dates indicated. In presenting the comparative pro forma information for certain time periods, we assumed that we had been merged throughout those periods and made certain other assumptions.

        The information listed as "Pro Forma Equivalent MBT Share" was obtained by multiplying the Pro Forma Combined amounts by a fixed Exchange Ratio of 2.055. We present this information to reflect the fact that certain MBT shareholders will receive shares of MainSource common stock for each share of MBT common stock exchanged in the Merger. We also anticipate that the combined company will derive financial benefits from the Merger that include reduced operating expenses and the opportunity to earn more revenue. The pro forma information, while helpful in illustrating the financial characteristics of the merged company under one set of assumptions, does not reflect these benefits and, accordingly, does not attempt to predict or suggest future results. Further, the pro forma information below contains one-time expenses related to the Merger. The pro forma information also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

	MainSource Historical	MBT Historical	Pro Forma Combined	Pro Forma Equivalent MBT Share
Book value per share:
at March 31, 2014	$15.43	$25.10	$15.53	$31.91
at December 31, 2013	$14.96	$24.28	$15.14	$31.11
Cash dividends per share:
Three months ended March 31, 2014	$0.10	$0.00	$0.10	$0.21
Year ended December 31, 2013	$0.28	$0.20	$0.28	$0.58
Diluted earnings per share:
Three months ended March 31, 2014	$0.30	$0.42	$0.31	$0.64
Year ended December 31, 2013	$1.26	$1.75	$1.27	$2.61

Market Prices and Share Information

        The following table presents quotation information for MainSource common stock on the NASDAQ Global Market on April 4, 2014, and [    •    , 2014]. April 4, 2014, was the last business day prior to the announcement of the signing of the Merger Agreement. [    •    , 2014] was the last practicable trading day for which information was available prior to the date of this proxy statement/prospectus.

	MainSource Common Stock
	High	Low	Close
	(Dollars per share)
April 4, 2014	17.22	16.22	16.40
[•, 2014]	•	•	•

 SELECTED CONSOLIDATED FINANCIAL DATA OF MAINSOURCE

        The selected consolidated financial data presented below for the three months ended March 31, 2014 and 2013 is unaudited. The information for each of the years in the five-year period ended December 31, 2013, is derived from MainSource's audited historical financial statements. Per-share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto incorporated by reference in this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	March 31,		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollar amounts in thousands except per share data)
Results of Operations
Net Interest Income	23,221	22,598	91,300	94,082	99,848	101,252	98,008
Provision for Loan Losses	750	1,734	4,534	9,850	17,800	35,250	46,310
Noninterest Income	9,273	10,265	43,129	43,891	45,308	41,291	40,050
Noninterest Expense, excluding goodwill impairment	24,214	27,128	98,231	94,838	99,805	92,252	87,222
Goodwill Impairment	—	—	—	—	—	—	80,310
Income (Loss) Before Income Taxes	7,530	4,001	31,664	33,285	27,551	15,041	(75,784)
Income Tax Expense/(Benefit)	1,305	10	5,319	6,027	3,738	239	(11,645)
Net Income (Loss)	6,225	3,991	26,345	27,258	23,813	14,802	(64,139)
Net Income (Loss) available to common shareholders	6,225	3,789	25,693	26,505	20,759	11,748	(67,058)
Per Common Share
Earnings Per Share (basic)	0.30	0.19	1.26	1.31	1.03	0.58	(3.33)
Earnings Per Share (diluted)	0.30	0.19	1.26	1.30	1.03	0.58	(3.33)
Cash Dividends Per Share	0.10	0.06	0.28	0.08	0.04	0.04	0.26
Book Value—End of Period	15.43	15.87	14.96	15.21	13.87	12.24	11.84
Market Value—End of Period	17.10	14.04	18.03	12.67	8.83	10.41	4.78
At Period End
Total Assets	2,872,379	2,732,609	2,859,864	2,769,288	2,754,180	2,769,312	2,906,530
Investment Securities	881,104	906,396	891,106	902,341	876,090	806,071	714,607
Total Loans (Excluding Loans Held for Sale)	1,687,551	1,553,320	1,671,926	1,553,383	1,534,379	1,680,971	1,885,447
Allowance for Loan Losses	27,247	31,728	27,609	32,227	39,889	42,605	46,648
Total Deposits	2,225,825	2,182,697	2,200,628	2,185,054	2,159,900	2,211,564	2,270,650
Other Borrowings	265,663	154,859	294,252	191,470	201,694	202,182	272,231
Shareholders' Equity	315,559	322,673	305,526	323,751	336,553	302,570	294,462
Financial Ratios
Return on Average Assets	0.88%	0.59%	0.95%	0.99%	0.85%	0.51%	-2.19%
Return on Average Equity	8.07%	4.99%	8.35%	8.15%	7.44%	4.86%	-22.61%
Allowance for Loan Losses to Loans	1.61%	2.04%	1.65%	2.07%	2.60%	2.53%	2.47%
Shareholders' Equity to Total Assets	10.99%	11.81%	10.68%	11.69%	12.22%	10.93%	10.13%
Dividend Payout Ratio	33.33%	31.58%	22.22%	6.12%	3.89%	6.85%	NM

NM
= Not Meaningful

 SELECTED CONSOLIDATED FINANCIAL DATA OF MBT

        The selected consolidated financial data presented below for the three months ended March 31, 2014 and 2013, is unaudited. The information for each of the years in the five-year period ended December 31, 2013, is derived from MBT's audited historical financial statements. Per-share amounts have been adjusted to reflect all completed stock dividends and splits. This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the notes thereto attached to this proxy statement/prospectus. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	March 31,		December 31,
	2014	2013	2013	2012	2011	2010	2009
	(Dollar amounts in thousands except per share data)
Results of Operations
Net interest income	2,153	2,090	8,245	8,186	8,196	8,527	7,772
Provision for loan losses	26	278	503	1,347	885	568	2,493
Noninterest income	398	568	2,110	2,271	1,673	1,345	1,682
Noninterest expense	1,902	1,787	7,355	6,951	6,882	7,415	7,143
Income (loss) before income tax and discontinued operations	623	593	2,497	2,159	2,102	1,889	(182)
Income tax (benefit)	212	175	764	617	686	637	(72)
Net income (loss)	411	418	1,733	1,542	1,416	1,252	(110)
Net income (loss) available to common shareholders	411	418	1,733	1,542	1,416	1,252	(110)
Dividends paid on common stock	—	—	197	99	—	—	—
Per Common Share
Earnings (Loss) per share (basic)	0.42	0.42	1.75	1.55	14.45	12.77	(1.15)
Earnings (Loss) per share (diluted)	0.42	0.42	1.75	1.55	14.45	12.77	(1.15)
Dividends paid	—	—	0.20	1.00	—	—	—
Book value—end of period	25.10	24.25	24.28	239.48	224.47	208.83	200.99
Market value—end of period
At Period End
Total assets	231,755	215,630	225,187	224,752	210,297	215,479	231,810
Investment securities	33,732	29,856	34,156	30,897	29,910	21,417	26,000
Loans, excluding held for sale and net deferred fees/costs	187,788	172,658	179,122	175,184	161,064	177,980	179,119
Allowance for loan losses	2,004	2,563	2,003	2,553	2,470	2,398	3,037
Total deposits	185,762	187,982	187,856	192,430	181,181	185,423	204,167
Long-term debt, excluding FHLB advances maturing within one year	—	—	—	—	4,000	4,000	4,000
Shareholders' equity	24,885	23,909	23,945	23,783	22,189	20,605	19,348
Financial Ratios
Return on average assets	0.72%	0.76%	0.79%	0.71%	0.67%	0.56%	-0.05%
Return on average common shareholders' equity	6.73%	7.01%	7.31%	6.72%	6.64%	6.22%	-0.55%
Allowance for loan losses to total loans (period end) (excluding held for sale)	1.07%	1.48%	1.12%	1.46%	1.53%	1.35%	1.70%
Shareholders' equity to total assets (period end)	10.74%	11.09%	10.63%	10.58%	10.55%	9.56%	8.35%
Average equity to average total assets	10.69%	10.83%	10.78%	10.60%	10.13%	9.00%	9.16%
Dividend payout ratio	0.00%	0.00%	11.37%	6.42%	0.00%	0.00%	0.00%

RISK FACTORS

        In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus (see "Where You Can Find More Information"), including the risk factors included in MainSource's Annual Report on Form 10-K for the year ended December 31, 2013, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled "Caution About Forward-Looking Statements."

You may not receive the form of Merger Consideration that you elect.

        For each share of MBT common stock you hold, you may elect to receive either MainSource common stock or cash, subject to certain election, allocation, adjustment and proration procedures as described in this proxy statement/prospectus. If you elect to receive cash, and more than forty percent (40%) of the MBT shareholders elect to receive cash, your cash election may be converted to a stock election. Conversely, if you elect to receive stock, and more than sixty percent (60%) of the MBT shareholders elect to receive stock, your stock election may be converted to a cash election.

You will not know the value of the shares of MainSource common stock at the time that you make your election.

        In the Merger, MBT shareholders may receive, at their election and subject to certain election, allocation, adjustment and proration procedures as described in this proxy statement/prospectus, 2.055 shares of MainSource common stock for each share of MBT common stock that they own. MainSource does not know what the per-share market price of its common stock will be at the time of the closing. As a result, you will not know the exact value of the shares of MainSource common stock at the time you must make your election. The value of MainSource common stock on the closing date of the Merger may be greater or less than the market price of MainSource common stock on the date of this proxy statement/prospectus, the date of the MBT special meeting or the date you submit your election form. See "The Merger Agreement—Merger Consideration".

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed, which could have a negative impact on MBT.

        The Merger Agreement with MainSource is subject to a number of conditions which must be fulfilled in order to close. Those conditions include: MBT shareholder approval, regulatory approval, the continued accuracy of certain representations and warranties by both parties and the performance by both parties of certain covenants and agreements. In addition, certain circumstances exist where MBT may choose to terminate the Merger Agreement, including the acceptance of a superior proposal or the decline in MainSource's ten-day average closing share price to below $13.69 as of the first date when all regulatory approvals for the Merger have been received combined with such decline being at least 15% greater than a corresponding price decline of the KBW Regional Banking Index. Under such circumstances, MainSource may, but is not required to, increase the Exchange Ratio in order to avoid termination of the Merger Agreement. MainSource has not determined whether it would increase the Exchange Ratio in order to avoid termination of the Merger Agreement by MBT. See "The Merger Agreement—Merger Consideration" for a more complete discussion of the Merger Consideration to be paid in this proposed transaction and "—Termination" for a more complete discussion of the circumstances under which the Merger Agreement could be terminated. There can be no assurance that the conditions to closing the Merger will be fulfilled or that the Merger will be completed.

        If the Merger Agreement is terminated, there may be various consequences to MBT, including:

  •
  MBT's businesses may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the Merger, without realizing any of the anticipated benefits of completing the Merger; and

  •
  MBT may have incurred substantial expenses in connection with the Merger, without realizing any of the anticipated benefits of completing the Merger.

        If the Merger Agreement is terminated and MBT's board of directors seeks another merger or business combination, under certain circumstances MBT may be required to pay MainSource a $1,400,000 termination fee, and MBT shareholders cannot be certain that MBT will be able to find a party willing to pay an equivalent or more attractive price than the price MainSource has agreed to pay in the Merger.

MBT shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

        MBT's shareholders currently have the right to vote in the election of the MBT board of directors and on other matters affecting MBT. When the Merger occurs, each MBT shareholder will become a shareholder of MainSource with a percentage ownership of the combined organization that is smaller than the shareholder's percentage ownership of MBT. Because of this, MBT's shareholders will have less influence over the management and policies of MainSource than they now have over the management and policies of MBT.

MainSource Bank may be unable to successfully integrate Merchants' operations and retain Merchants' employees.

        Merchants will be merged with and into MainSource Bank immediately after the closing of the Merger. The difficulties of merging the operations of Merchants with MainSource Bank could potentially include:

  •
  integrating personnel with diverse business backgrounds;

  •
  combining different corporate cultures; and

  •
  retaining key employees.

        The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of MainSource, MainSource Bank and Merchants, and the loss of key personnel. The integration of Merchants and MainSource Bank will require the experience and expertise of certain key employees of Merchants who are expected to be retained by MainSource. However, there can be no assurances that MainSource will be successful in retaining these employees for the time period necessary to successfully integrate Merchants into MainSource Bank. The diversion of management's attention and any delays or difficulties encountered in connection with the Merger and integration of Merchants into MainSource Bank could have an adverse effect on the business and results of operations of MainSource or MainSource Bank.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire MBT.

        Until the completion of the Merger, with some exceptions, MBT is prohibited from soliciting, initiating, encouraging, or participating in any discussion of, or otherwise considering, any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person or entity other than MainSource. In addition, MBT has agreed to pay a termination fee of $1,400,000 to MainSource if the board of directors of MBT withdraws, modifies or changes its approval or recommendation of the Merger Agreement; approves or recommends an acquisition transaction with a third party; or fails to publicly reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement within five business days of a written request by MainSource to provide such reaffirmation. These provisions could discourage other companies from trying to acquire MBT even though such other companies might be willing to offer greater value to MBT's shareholders than MainSource has offered in the Merger Agreement. The payment of the termination fee also could have a material adverse effect on MBT's financial condition.

Certain of MBT's executive officers and directors have interests that are different from, or in addition to, the interests of MBT's shareholders generally.

        Certain of MBT's executive officers and directors have interests in the Merger that are in addition to, or different from, the interests of MBT's shareholders. MBT's board of directors was aware of these interests when it approved the Merger Agreement.

        For a more detailed discussion of these interests, see "Interests of Certain Directors and Officers of MBT in the Merger."

The fairness opinion obtained by MBT will not reflect changes in the relative values of MainSource and MBT between the time the opinion was obtained and the effective time of the Merger.

        The fairness opinion of Boenning was delivered as of April 7, 2014. MBT's board does not intend to obtain any further update of the Boenning fairness opinion. Changes in the operations and prospects of MainSource and MBT, general market and economic conditions, and other factors both within and outside of MainSource's and MBT's control, on which the opinion of Boenning is based, may alter the relative value of the companies. Therefore, the Boenning opinion does not address the fairness of the Merger Consideration as of the date hereof or at the time the Merger will be completed.

The Merger may fail to qualify as a reorganization for U.S. federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your MBT shares.

        MBT intends the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Although the U.S. Internal Revenue Service (the "IRS") will not provide a ruling on the matter, MainSource and MBT will, as a condition to closing, receive an opinion from MainSource's legal counsel that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position (with retroactive effect). If the Merger fails to qualify as a reorganization, you generally would recognize gain or loss on each share of MBT common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the fair market value of the shares of MainSource common stock or cash received in exchange for that share of MBT common stock upon completion of the Merger.

The shares of MainSource common stock to be received by MBT shareholders as a result of the Merger will have different rights from the shares of MBT common stock.

        The rights associated with MBT common stock are different from the rights associated with MainSource common stock. See the section of this proxy statement/prospectus entitled "Comparison of the Rights of Shareholders" for a discussion of the different rights associated with MainSource common stock.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

        This filing contains forward-looking statements, including statements about our financial condition, results of operations, earnings outlook, asset quality trends and profitability. Forward-looking statements express management's current expectations or forecasts of future events and, by their nature, are subject to assumptions, risks and uncertainties. Certain statements contained in this filing that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, notwithstanding that such statements are not specifically identified.

        In addition, certain statements may be contained in the future filings of MainSource with the SEC, in press releases and in oral and written statements made by or with the approval of MainSource that are not statements of historical fact and constitute forward-looking statements within the meaning of the Reform Act. Examples of forward-looking statements include, but are not limited to:

  •
  statements about the benefits of the Merger between MainSource and MBT, including future financial and operating results, cost savings, enhanced revenues and accretion to reported earnings that may be realized from the Merger;

  •
  statements of plans, objectives and expectations of MainSource or MBT or their managements or boards of directors;

  •
  statements of future economic performance; and

  •
  statements of assumptions underlying such statements.

        Words such as "believes," "anticipates," "expects," "intends," "targeted," "continue," "remain," "will," "should," "may" and other similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

        Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

  •
  the risk that the businesses of MainSource and MBT will not be integrated successfully or that such integration may be more difficult, time-consuming or costly than expected;

  •
  expected revenue synergies and cost savings from the Merger may not be fully realized or realized within the expected time frame;

  •
  revenues following the Merger may be lower than expected;

  •
  deposit attrition, operating costs, customer loss and business disruption following the Merger, including, without limitation, difficulties in maintaining relationships with employees, may be greater than expected;

  •
  the inability to obtain governmental approvals of the Merger on the proposed terms and schedule;

  •
  the failure of MBT's shareholders to approve the Merger;

  •
  local, regional, national and international economic conditions and the impact they may have on MainSource and MBT and their customers and MainSource's and MBT's assessment of that impact;

  •
  changes in the level of non-performing assets, delinquent loans, and charge-offs;

  •
  material changes in the market value of MainSource common stock;

  •
  changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements;

  •
  the risk that management's assumptions and estimates used in applying critical accounting policies prove unreliable, inaccurate or not predictive of actual results;

  •
  inflation, interest rate, securities market and monetary fluctuations;

  •
  changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity;

  •
  prepayment speeds, loan originations and credit losses;

  •
  sources of liquidity;

  •
  competitive pressures among depository and other financial institutions may increase and have an effect on pricing, spending, third-party relationships and revenues;

  •
  changes in laws and regulations (including laws and regulations concerning taxes, banking and securities) with which MainSource and MBT must comply;

  •
  the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Federal Reserve Board;

  •
  MainSource's common shares outstanding and common stock price volatility;

  •
  legislation affecting the financial services industry as a whole, and/or MainSource and MBT and their subsidiaries, individually or collectively;

  •
  governmental and public policy changes;

  •
  financial resources in the amounts, at the times and on the terms required to support MainSource's and MBT's future businesses; and

  •
  the impact on MainSource's or MBT's businesses, as well as on the risks set forth above, of various domestic or international military or terrorist activities or conflicts.

        Additional factors that could cause MainSource's results to differ materially from those described in the forward-looking statements can be found in MainSource's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters and attributable to MainSource or MBT or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements referenced above. Forward-looking statements speak only as of the date on which such statements are made. MainSource and MBT undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events.

        We caution you not to place undue reliance on the forward-looking statements.

 SPECIAL MEETING OF MBT'S SHAREHOLDERS

Date, Place, Time and Purpose

        MBT's board of directors is sending you this proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the MBT board of directors will ask you to vote on the Merger Proposal and to vote on a proposal to adjourn the special meeting to solicit additional proxies, if necessary. MBT does not expect any other items of business to be presented at the special meeting. If other matters do properly come before the special meeting, the accompanying proxy gives discretionary authority to the persons named in the proxy to vote on any other matters brought before the meeting. Those persons intend to vote the proxies in accordance with their best judgment.

        The special meeting will be held on August 28, 2014, at 6:30 p.m., Eastern Time, at 111 North State Street, West Harrison, Indiana 47060.

Record Date, Voting Rights, Quorum and Required Vote

        MBT has set the close of business on July 16, 2014, as the record date for determining the holders of MBT common stock entitled to notice of and to vote at the special meeting. Only MBT shareholders at the close of business on the record date are entitled to notice of and to vote at the special meeting. As of the record date, there were 991,521 shares of MBT common stock outstanding and entitled to vote at the special meeting. Each share of MBT's common stock is entitled to one vote at the special meeting on all matters properly presented.

        The holders of over fifty percent (50%) of the outstanding shares of MBT's common stock as of the record date must be present in person or by proxy at the special meeting to constitute a quorum. In determining whether a quorum is present, shareholders who abstain, cast broker non-votes, or withhold authority to vote on one or more of the proposals will be deemed present at the special meeting. Once a share is represented for any purpose at the meeting, it is deemed present for quorum purposes for the remainder of the meeting.

        Approval of the Merger Proposal will require the affirmative vote of at least a majority of MBT's issued and outstanding shares. Broker non-votes and abstentions from voting will have the same effect as a vote against the Merger Proposal. The directors and executive officers of MBT (and their affiliates), as a group, owned with power to vote 46,912 shares of MBT common stock, representing approximately 4.7% of the outstanding shares of MBT common stock as of the record date. This does not include MBT shares held by the KSOP for which Thomas J. Stone serves as trustee. In connection with the execution of the Merger Agreement, the directors of MBT each executed a voting agreement pursuant to which they agreed to vote their shares, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse or over which he has voting influence or control to be voted, in favor of the Merger.

        The proposal to adjourn or postpone the special meeting for the purpose of allowing additional time for the solicitation of proxies from shareholders to approve the Merger Proposal requires more votes cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as "NO" votes and, therefore, will have no effect on the proposal.

Voting and Revocability of Proxies

        You may vote in one of four ways: (1) by mail (by completing and signing the proxy card that accompanies this prospectus/proxy statement); (2) by telephone; (3) by using the Internet; and (4) in person (by either delivering the completed proxy card or by casting a ballot if attending the special meeting). To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You may change your proxy vote at the special meeting.

        MBT shareholders whose shares are held in "street name" by their broker, bank, or other nominee must follow the instructions provided by their broker, bank, or other nominee to vote their shares.

        Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the adjournment of the special meeting. If you are the record holder of your shares and submit your proxy without specifying a voting instruction, your shares will be voted "FOR" approval of the Merger Agreement and "FOR" adjournment of the special meeting if necessary.

        You may revoke your proxy before it is voted by:

  •
  filing with the Secretary of MBT a duly executed revocation of proxy;

  •
  submitting a new proxy with a later date; or

  •
  voting in person at the special meeting.

        Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: MBT Bancorp, 111 North State Street, West Harrison, Indiana 47060, Attention: Secretary.

        The telephone and Internet voting procedures have been set up for your convenience and have been designed to authenticate your identity, to allow you to give voting instructions, and to confirm that those instructions have been properly recorded. If you would like to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. The deadline for voting by telephone or via the Internet is [    •    ] p.m. EDT on [    •    ], 2014.

Voting of Shares Held in MBT's KSOP

        MBT maintains a KSOP which owns approximately 5.9% of MBT's common stock. If you participate in the MBT KSOP, you will receive a proxy card that reflects all shares you may vote under the KSOP. Under its terms, all shares held in the KSOP will be voted by the KSOP trustee, but each participant in the KSOP may direct the trustee how to vote the shares of MBT common stock allocated to his or her KSOP account. Unallocated shares of MBT common stock held by the KSOP trust and allocated shares for which no timely voting instructions are received will be voted by the trustee in accordance with the provisions of the KSOP. The deadline for returning your voting instructions to the trustee is August 25, 2014.

Solicitation of Proxies

        MBT and MainSource will divide the costs of the distribution of this proxy statement/prospectus. In addition to soliciting proxies by mail, directors, officers and employees of MBT may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. MBT will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

Recommendation of MBT's Board of Directors

        The board of directors of MBT has voted in favor of the Merger Proposal. The MBT board of directors believes that the Merger Agreement, the Merger, and the transactions contemplated thereby are in the best interests of MBT and its shareholders, and recommends that MBT shareholders vote "FOR" the Merger Proposal and "FOR" adjournment of the special meeting, if necessary.

        See "Proposal 1—The Merger—Background of the Merger" and "—MBT's Reasons for the Merger and Recommendation of the Board of Directors" for a more detailed discussion of the MBT board of directors' recommendation with regard to the Merger Proposal.

 INFORMATION ABOUT THE COMPANIES

MainSource Financial Group, Inc.

  MainSource Financial Group, Inc.
  2105 North State Road 3 Bypass
  Greensburg, Indiana 47240
  (812) 663-6734

        MainSource is listed on the NASDAQ Global Market (under the symbol: "MSFG") and is a community-focused financial holding company with assets of approximately $2.9 billion. MainSource operates 72 full-service offices throughout Indiana, Illinois, Kentucky and Ohio through its Indiana-chartered commercial banking subsidiary, MainSource Bank, headquartered in Greensburg, Indiana. Through its non-banking subsidiary, MainSource Title LLC, MainSource provides various related financial services. As of March 31, 2014, MainSource had approximately $2.9 billion in assets, $1.7 billion in loans, $2.2 billion in deposits and $315.6 million of total equity.

        Additional information about MainSource and its subsidiaries is included in documents incorporated by reference into this document. For more information, please see the section entitled "Where You Can Find More Information" beginning on page [    •    ].

MBT Bancorp

  MBT Bancorp
  111 North State Street
  West Harrison, Indiana 47060
  (812) 637-3232

        MBT, headquartered in West Harrison, Indiana, is the holding company for Merchants. Merchants was founded in June 1929, four months before Black Tuesday and the stock market crash of 1929. From a single branch in West Harrison, Indiana, Merchants has grown into one of Cincinnati's leading community banks. Merchants now operates six branches spanning from the Ohio/Indiana border to the eastern Cincinnati suburb of Hyde Park. As of March 31, 2014, MBT had approximately $231.8 million in assets, $187.8 million in loans, $185.8 million in deposits and $24.9 million of total equity.

Market for MBT's Common Stock and Related Shareholder Matters

        MBT common stock is not listed on an exchange or quoted on any automated services, no established public trading market exists for MBT's common stock, and no brokerage or other firm makes a market in shares of MBT common stock. As of March 31, 2014, there were 991,521 shares of MBT common stock outstanding and held of record by approximately 251 holders.

Securities Ownership of Certain Beneficial Owners and Management of MBT

        The following table shows, as of July 16, 2014, the beneficial ownership of MBT common stock of each person who beneficially owns more than 5% of MBT's outstanding common stock, each MBT director, each of the executive officers of MBT and all of MBT's directors and executive officers as a group. Each individual has sole investment and voting power with respect to the shares of common stock.

	Common Stock
Name of Beneficial Owner(1)	Shares Owned		Percent of Class
Carol Beesley Revocable Trust	104,559		10.5%
Julie Enneking	61,523		6.2%
Donna Smith	57,918		5.8%
MBT Bancorp KSOP	58,256		5.9%
Mark G. Dole	1,856		*
Dale L. Lutz	1,738		*
Donald A. W. Patterson	8,605		*
J. Dale Proffitt	1,050		*
Ronald E. Watson	9,524		1.0%
David Z. Rosen	0		*
Mark J. Sams	0		*
Sandra A. Melillo	501		*
Thomas J. Stone	23,638	(2)	2.4%

All current directors and executive officers as a group (9 persons)	329,168		33.2%

*
Indicates that the individual or entity owns less than one percent of MBT's common stock.

(1)
Each of the directors and executive officers may be contacted at the address of MBT.

(2)
Does not include shares held by the MBT KSOP for which Mr. Stone serves as trustee.

PROPOSAL 1—THE MERGER

Background of the Merger

        For a considerable time, the board of directors of MBT has been concerned about the increasing expense and complexity of regulatory compliance for financial institutions, as well as the competition among large and small financial institutions for the same loan and deposit products. While MBT has historically operated in a safe and sound manner with robust earnings, the directors have discussed in recent years how to best ensure the continued sound operation and profitability of MBT in the face of these concerns.

        In September 2012, MBT received an unsolicited letter from another bank holding company in which the possibility of a merger between MBT and the other bank holding company was raised. The letter did not mention any general or specific terms, but suggested that the two companies discuss the possibility of a merger. After consulting with legal counsel, the board discussed the letter at length. Upon conclusion of its discussions, the board decided to decline the invitation to discuss the possibility of a merger at that time.

        Throughout 2013, the board continued to consider how to best ensure the continued safe and sound operation and strong performance of MBT and Merchants in the challenging regulatory and competitive environment. These discussions included a number of formal and informal meetings at which the directors discussed, among other possibilities, whether to proceed with exploring the possibility of merging with another bank holding company. In early 2013, the directors had expressed various reservations and mixed feelings about that possibility. However, as 2013 progressed, board members received the unsolicited views of a few MBT shareholders regarding a need for greater liquidity in the MBT shares. As a result of these shareholder concerns and the board's longstanding concerns regarding the challenging competitive and regulatory environment, the board decided to consider the possibility of exploring a merger and to learn more about the current merger and acquisition market.

        At a special meeting of directors held on November 5, 2013, the board invited Boenning to make a presentation about recent regional and national merger and acquisition activity, as well as the procedure and timeline for soliciting nonbinding indications of interest from potential merger partners. Boenning also presented a list of bank and thrift holding companies that, according to Boenning's analysis, might have a logical interest in a possible merger with MBT. In evaluating whether to proceed with the possibility of soliciting potential merger partners, the board also considered the stated desires of some MBT shareholders for greater liquidity in MBT shares, the board's long-held concerns regarding competition and regulation, and the recent uptick in the values paid for community financial institutions in merger transactions. After careful consideration of all the foregoing, the directors decided to consider Boenning's presentation and reconvene at a later time to determine whether to pursue the process of soliciting interest in a possible merger.

        At a meeting of the board held on November 22, 2013, the MBT directors resumed their discussions regarding whether to enter into the process of soliciting interest in a possible merger. After lengthy consideration of all the foregoing factors, and in light of the board's numerous prior discussions regarding exploring the possibility of a merger, the board unanimously decided to proceed with the process, subject to the agreement and understanding that they could terminate the process at any time before the execution of a definitive agreement in the event that their expectations for shareholder value were not realized.

        The board then considered a list of 25 potential merger partners prepared by Boenning. Reviewing the operating and market characteristics of each of the 25 on a company-by-company basis, the board debated the advantages and disadvantages of contacting a wide range of potential merger partners and considered, among other issues, the proposed timeline for a potential merger. After reviewing the foregoing issues with its financial and legal advisors, the board authorized Boenning to solicit the possible interest of the 25 bank holding companies in a potential merger transaction.

        In response to its solicitations, MBT received six non-binding indications of interest. At a special meeting of directors on January 10, 2014, the board reviewed the terms of each non-binding indication of interest both separately and in comparison to other bank merger transactions between 1994 and 2014, as well as the operating and financing characteristics of each of the six indications of interest. With respect to each indication of interest, the directors also discussed, among other things, (i) the accounting impact of each hypothetical transaction, (ii) the pro forma ownership interest of MBT shareholders after closing, (iii) dilution to earnings per share, (iv) dividends per share, and (v) book value per share. After lengthy consideration of all the foregoing information, the board decided to invite three parties to submit their highest and best proposals and to conduct due diligence on MBT. One of the three contacts invited to conduct due diligence later withdrew from the process because of its reported need to focus on integration issues arising from a previous acquisition.

        The two entities submitting non-binding indications of interest thereafter performed due diligence on MBT and Merchants and submitted final letters of interest proposing a merger with MBT. One of the two was submitted by MainSource, which proposal contemplated a per-share price of $34.66 per share for total consideration of approximately $34.2 million, at a market premium of 143% of tangible book value as of December 31, 2013, and with 67% of the consideration being paid to MBT's shareholders in MainSource common stock. The pro forma annualized cash dividend based on the current MBT dividend indicated an anticipated increase in projected dividends for MBT shareholders.

        The second letter of interest was submitted by another bank holding company. Its proposal contemplated a per-share price of $32.50 per share, for total consideration of approximately $32 million, a market premium of 134% of tangible book value as of December 31, 2013, and with 55% of the consideration being paid to MBT's shareholders in common stock of the other bank holding company. The pro forma annualized cash dividend based on the current MBT dividend indicated an anticipated increase in projected dividends for MBT shareholders.

        Both indications contained similar proposed transaction legal structures.

        At a special meeting of the board held on February 24, 2014, the directors, with the assistance of Boenning and legal counsel, discussed in depth the final letters of interest provided by MainSource and the other bank holding company. After a lengthy discussion of each offer, the directors decided that, in order to make a fully informed decision, they required additional information regarding each offer. The directors therefore requested additional information from each entity concerning both the consideration being offered in the proposed merger, as well as the terms and conditions of the Merger, and whether each entity had submitted its best and final offer.

        MainSource representatives were receptive to each of the concerns expressed by the board. In response to the board's questions, MainSource revised its offer to (i) increase the aggregate consideration to 145% of MBT tangible book value at December 31, 2013; (ii) provide for an election procedure by which MBT shareholders could elect to receive either all cash or all stock, or an individually selected combination of both, subject to negotiated aggregate maximums for each; and (iii) include information regarding intended severance for employees who may be terminated as a result of the Merger.

        The other bank holding company was not willing to increase its offer in a manner that materially reduced the more than $1.7 million gap between its offer and the MainSource offer, nor was it willing to revise the procedure by which shareholders could elect to receive either stock, cash, or both in the potential merger.

        On February 24 and 25, 2014, the directors continued to discuss in depth the final indications of interest provided by MainSource and the other bank holding company, as revised pursuant to the MBT board's request. After the discussion, the directors concluded that the MainSource proposal was more attractive than the other bank holding company's proposal because, based on the information presented, the MainSource transaction involved a materially better price and better future prospects for MBT shareholders.

        MBT then conducted on-site due diligence of MainSource and MainSource Bank with the assistance of Boenning and legal counsel, during the course of which MBT reviewed various MainSource and MainSource Bank documents that were requested by MBT. From February 24, 2014 through March 18, 2014, MBT and MainSource, together with their respective legal counsel and financial advisors, negotiated the terms and conditions of the Merger Agreement. At a special meeting of the MBT board on March 18, 2014, the MBT board of directors met with legal counsel to discuss the status of the negotiations with MainSource, including a detailed review and discussion of the most recent version of the draft merger agreement provided by MainSource. The directors asked numerous questions regarding the terms and conditions of the Merger Agreement, to which legal counsel responded. The directors also reviewed and discussed their position on various matters in the Merger Agreement that were still being negotiated.

        Between March 18, 2014 and April 7, 2014, the parties continued to negotiate and revise the Merger Agreement, directly and through legal counsel, to address the unresolved business and legal issues in connection with the Merger. During this period, representatives of MBT and MainSource also prepared disclosure schedules and exhibits required by the terms and conditions of the Merger Agreement, including a form voting agreement under which each director of MBT agreed to vote his or her shares in favor of the Merger.

        At a special meeting of the MBT board held on April 7, 2014, members of MBT's senior executive management, together with representatives of legal counsel and Boenning, presented to the MBT directors the material terms and conditions of the Merger Agreement, including all material revisions made to the agreement since March 18, 2014. The MBT board of directors also considered a presentation by Boenning as to the fairness, from a financial point of view, of the Merger consideration which MBT shareholders would receive in accordance with the Merger Agreement. Boenning concluded its presentation by giving the oral opinion, later confirmed in writing, that as of the date of the Merger Agreement, and based upon and subject to the considerations described in its opinion, such merger consideration was fair to MBT and its shareholders from a financial point of view.

        At the conclusion of the special meeting, the MBT board of directors unanimously determined that the Merger with MainSource, in accordance with the terms and conditions of the Merger Agreement, was fair to, and in the best interests of, MBT and its shareholders and other proper constituencies, after which the directors unanimously adopted resolutions to approve the Merger and the Merger Agreement and, subject to the exercise of the MBT board of director's fiduciary duties and the terms and conditions of the Merger Agreement, recommend that the shareholders of MBT approve the Merger and the Merger Agreement.

MBT's Reasons for the Merger and Recommendation of the Board of Directors

        In reaching its decision to approve the Merger Agreement and related transactions, the MBT board of directors consulted with executive management, its financial advisors, and its legal counsel and considered a number of factors, including, among others, the following, which are not presented in order of priority:

  •
  a combined MBT and MainSource may create a company with sufficient size and scale to more efficiently compete in a highly competitive industry;

  •
  the combined company's potential to increase shareholder value and to create opportunities for enhanced earnings and potential dividends;

  •
  increased liquidity for MBT's shareholders resulting from the Merger, and the fact that MainSource's common shares are traded on the NASDAQ Global Stock Market;

  •
  the current and prospective business and economic environment in which MBT operates, including local and regional economic conditions;

  •
  the continuing consolidation in the financial services industry;

  •
  increased regulatory burdens on financial institutions;

  •
  the uncertainties in the regulatory and economic climate going forward;

  •
  the business, earnings, operations, financial condition, management, prospects, capital levels and asset quality of MainSource and MainSource Bank;

  •
  the opinion, dated April 7, 2014, by Boenning that the Merger Consideration is fair, from a financial point of view, to MBT's shareholders;

  •
  the form and amount of merger consideration, and the ability of MBT's shareholders to participate in the future performance of the combined company;

  •
  the belief of the MBT board of directors that MainSource is a high-quality financial services company with a compatible business culture and shared approach to customer service and increasing shareholder value;

  •
  economies of scale with respect to overhead and operating expenses of the combined company;

  •
  the effect of the Merger on MBT's and Merchants' employees, including the prospects for continued employment and the other benefits agreed to be provided by MainSource to MBT's and Merchants' employees; and

  •
  the effect of the Merger on MBT's and Merchants' customers and the communities in which they conduct business.

        The MBT board of directors also considered a variety of potentially negative factors in its deliberations concerning the Merger Agreement and the Merger, including the following, which are not presented in order of priority:

  •
  MBT would lose the autonomy associated with being an independent financial institution;

  •
  the fact that, while MBT expects that the Merger will be consummated, there can be no assurance that all conditions to the parties' obligations to complete the Merger Agreement will be satisfied, including the risks that necessary regulatory or shareholder approvals might not be obtained and, as a result, the Merger may not be consummated;

  •
  the risk that any potential benefits and synergies sought in the Merger may not be realized or may not be realized within the expected time period, and the risks associated with the integration of the two companies;

  •
  the restrictions on the conduct of MBT's business prior to the completion of the Merger, which are customary for merger agreements such as the Merger Agreement between MBT and MainSource, but which, subject to specific exceptions, could delay or prevent MBT from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of MBT absent the pending completion of the Merger;

  •
  the significant risks and costs involved in entering into and completing the Merger, of failing to complete the Merger in a timely manner, or at all, including as a result of any failure to obtain required regulatory approvals, such as the risks and costs relating to diversion of management and employee attention, potential employee attrition, and the potential effect on business and customer relationships;

  •
  the fact that MBT would be prohibited from affirmatively soliciting acquisition proposals after execution of the Merger Agreement, and the possibility that the $1.4 million termination fee payable by MBT upon the termination of the Merger Agreement under certain circumstances could discourage other potential acquirers from making a competing bid to acquire MBT;

  •
  the possibility of litigation in connection with the Merger; and

  •
  the other risks described under the heading "Risk Factors" beginning on page [    •    ].

        During its consideration of the Merger agreement, MBT's board of directors was also aware that MBT officers and directors may have financial interests in the Merger that are different from, or are in addition to, the interests of MBT shareholders and took those interests into consideration in negotiating the Merger Agreement. See "—Interests of Certain Directors and Officers of MBT in the Merger," beginning on page [    •    ].

        The foregoing discussion of the factors considered by the MBT board of directors is not intended to be exhaustive, but does set forth the principal factors considered by the board. Based on the factors described above, the MBT board of directors determined that the Merger with MainSource would be advisable and in the best interests of MBT shareholders and unanimously approved the Merger Agreement and related transactions contemplated by the Merger Agreement and recommended approval of the Merger Proposal to MBT shareholders. In view of the wide variety and complexity of factors considered by the MBT board of directors in connection with its evaluation of the Merger, the board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any factor, was favorable or unfavorable to the ultimate determination of the board. Rather, the MBT board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different individual factors.

        The MBT board of directors unanimously recommends that MBT's shareholders vote "FOR" the Merger Proposal.

 MainSource's Reasons For the Merger

        MainSource's board of directors concluded that the Merger Agreement is in the best interests of MainSource and its shareholders. In deciding to approve the Merger Agreement, MainSource's board of directors considered a number of factors, including, without limitation, the following:

  •
  MBT's community banking orientation and its perceived compatibility with MainSource and its subsidiaries;

  •
  a review of the demographic, economic and financial characteristics of the markets in which MBT operates, including existing and potential competition and history of the market areas with respect to financial institutions;

  •
  management's review of regulatory restrictions affecting MBT and Merchants and management's assessment of the conditions giving rise to such restrictions; and

  •
  management's review of the business, operations, earnings and financial condition, including capital levels and asset quality, of MBT and Merchants.

 Effects of the Merger

        The respective Boards of Directors of MainSource and MBT believe that, over the long term, the Merger will be beneficial to MainSource shareholders, including the current shareholders of MBT who will become MainSource shareholders if the Merger is completed. The MainSource board of directors believes that one of the potential benefits of the Merger is the cost savings that may be realized by combining the two companies and integrating the Merchants branches within the MainSource branch network, which savings are expected to enhance MainSource's earnings.

        MainSource expects to reduce expenses by combining accounting, data processing, retail and lending support, and other administrative functions after the Merger, which will enable MainSource to achieve economies of scale in these areas. Promptly following the completion of the Merger, which is expected to occur during the fourth quarter of 2014, MainSource plans to begin the process of eliminating redundant functions and eliminating duplicative expenses.

        The amount of any cost savings MainSource may realize in 2014 and 2015 will depend upon how quickly and efficiently MainSource is able to implement the processes outlined above during the year.

        MainSource believes that it will achieve cost savings based on the assumptions that it will be able to:

  •
  reduce data processing costs;

  •
  reduce staff;

  •
  achieve economies of scale in advertising and marketing budgets;

  •
  reduce legal and accounting fees; and

  •
  achieve other savings through reduction or elimination of miscellaneous items such as MBT director fees, insurance premiums, travel and automobile expense, and investor relations expenses.

        MainSource has based these assumptions on its present assessment of where savings could be realized based upon the present independent operations of the two companies. Actual savings in some or all of these areas could be higher or lower than is currently expected.

        MainSource also believes that the Merger will be beneficial to the customers of MBT as a result of the additional products and services offered by MainSource and its subsidiaries and because of increased lending capability.

Opinion of MBT's Financial Advisor

        Boenning is acting as financial advisor to MBT in connection with the Merger. Boenning is a registered broker-dealer providing investment banking services with substantial expertise in transactions similar to the Merger. As part of its investment banking activities, Boenning is regularly engaged in the independent valuation of businesses and securities in connection with mergers, acquisitions, underwriting, private placements and valuations for estate, corporate and other purposes.

        On April 7, 2014, Boenning rendered its oral opinion, which was subsequently confirmed in writing, to MBT's board of directors that, as of such date and subject to various factors, assumptions and limitations, the merger consideration to be received by the holders of MBT's common stock pursuant to the Merger agreement was fair, from a financial point of view, to such holders.

        The full text of Boenning's written opinion dated April 7, 2014, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Appendix B to this proxy statement/prospectus and is incorporated herein by reference. You are urged to, and should, read this opinion carefully and in its entirety in connection with this proxy statement/prospectus. The summary of Boenning's opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of the opinion. Boenning's opinion will not reflect any developments that may occur or may have occurred after the date of its opinion and prior to the completion of the Merger.

        MBT imposed no limitations on the scope of Boenning's investigation or the procedures to be followed by Boenning in rendering its opinion. Boenning was not requested to, and did not, make any recommendation to the MBT board of directors as to the form or amount of the consideration to be paid to MBT's shareholders, which was determined through arm's length negotiations between the parties. In arriving at its opinion, Boenning did not ascribe a specific range of values to MBT. Its opinion is based on the financial and comparative analyses described below.

        Boenning's opinion speaks only as of the date of the opinion. The opinion is directed to the MBT's board of directors and addresses only the fairness, from a financial point of view, of the merger consideration offered to the MBT shareholders. It does not address the underlying business decision to proceed with the Merger and does not constitute a recommendation to any MBT shareholder as to how the shareholder should vote at the MBT special meeting on the Merger or any related matter.

        In connection with its opinion, Boenning, among other things:

  (i)
  reviewed the historical financial performances, current financial positions and general prospects of MainSource and MBT and reviewed certain internal financial analyses and forecasts prepared by the management of MBT;

  (ii)
  reviewed a draft of the Merger Agreement, dated April 4, 2014;

  (iii)
  reviewed and analyzed the stock market performance of MainSource;

  (iv)
  studied and analyzed the consolidated financial and operating data of MainSource and MBT;

  (v)
  reviewed the pro forma financial impact of the Merger on MainSource, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of MainSource and MBT;

  (vi)
  considered the financial terms of the Merger between MainSource and MBT as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions;

  (vii)
  met and/or communicated with certain members of MainSource's and MBT's senior management to discuss their respective operations, historical financial statements and future prospects; and

  (viii)
  conducted such other financial analyses, studies and investigations as Boenning deemed appropriate.

        Boenning's opinion was given in reliance on information and representations made or given by MainSource and MBT, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by MainSource and MBT including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. Boenning did not independently verify the information concerning MainSource and MBT nor other data which Boenning considered in its review and, for purposes of its opinion, Boenning assumed and relied upon the accuracy and completeness of all such information and data. The projections furnished to Boenning and used by it in certain of its analyses were prepared by MBT's senior management team. MBT does not publicly disclose internal management projections of the type provided to MBT in connection with its review of the Merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Boenning assumed that all forecasts and projections provided to it had been reasonably prepared and reflected the best currently available estimates and good faith judgments of the management of MainSource and MBT as to their most likely future financial performance. Boenning expressed no opinion as to any financial projections or the assumptions on which they were based. Boenning did not conduct any valuation or appraisal of any assets or liabilities of MainSource or MBT, nor have any such valuations or appraisals been provided to Boenning. Additionally, Boenning assumed that the Merger is, in all respects, lawful under applicable law.

        With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of MainSource and MBT, Boenning assumed that such information had been reasonably prepared and reflected the best currently available estimates and good faith judgment of the management of MainSource and MBT as to their most likely future performance. Boenning further relied on the assurances of management of MainSource and MBT that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Boenning was not asked to and did not undertake an independent verification of any of such information, and Boenning did not assume any responsibility or liability for the accuracy or completeness thereof. Boenning assumed that the allowances for loan losses indicated on the balance sheets of MainSource and MBT were adequate to cover such losses; Boenning did not review individual loans or credit files of MainSource or MBT. Boenning assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements were true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements were not waived. Boenning assumed that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering its opinion, Boenning assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the merger, no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Merger, including the cost savings and related expenses expected to result from the Merger.

        Boenning's opinion is based upon information provided to it by the management of MainSource and MBT, as well as market, economic, financial and other conditions as they existed and could be evaluated only as of the date of its opinion and accordingly, it speaks to no other period. Boenning did not undertake to reaffirm or revise its opinion or otherwise comment on events occurring after the date of its opinion and did not have an obligation to update, revise or reaffirm its opinion. Boenning's opinion does not address the relative merits of the merger and the other business strategies that the MBT board of directors has considered or may be considering, nor does it address the underlying business decision of the MBT board of directors to proceed with the Merger. In connection with the preparation of Boenning's opinion, Boenning was not authorized to solicit, and did not solicit, third parties regarding alternatives to the Merger. Boenning expressed no opinion as to the value of the shares of MainSource common stock when issued to holders of outstanding MBT common stock pursuant to the Merger Agreement or the prices at which the shares may trade at any time. Boenning's opinion is for the information of the MBT board of directors in connection with its evaluation of the Merger and does not constitute a recommendation to the board of directors in connection with the Merger or a recommendation to any MBT shareholder as to how such shareholder should vote or act with respect to the Merger.

        In connection with rendering its opinion, Boenning performed a variety of financial analyses that are summarized below. This summary does not purport to be a complete description of such analyses. Boenning believes that its analyses and the summary set forth herein must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and processes underlying its opinion. The preparation of a fairness opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. In arriving at its opinion,

Boenning considered the results of all of its analyses as a whole and did not attribute any particular weight to any analyses or factors considered by it. The range of valuations resulting from any particular analysis described below should not be taken to be Boenning's view of the actual value of MBT.

        In its analyses, Boenning made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of MBT or MainSource. Any estimates contained in Boenning's analyses are not necessarily indicative of actual future values or results, which may be significantly more or less favorable than suggested by such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the actual prices at which companies or their securities may be sold. No company or transaction utilized in Boenning's analyses was identical to MBT or MainSource or the Merger. Accordingly, an analysis of the results described below is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared. None of the analyses performed by Boenning was assigned a greater significance by Boenning than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Boenning. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which MBT common stock or MainSource common stock may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions and other factors that influence the price of securities.

        In accordance with customary investment banking practice, Boenning employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses that Boenning used in providing its opinion on April 7, 2014. Some of the summaries of financial analyses are presented in tabular format. In order to understand the financial analyses used by Boenning more fully, you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of Boenning's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Boenning. The summary data set forth below do not represent and should not be viewed by anyone as constituting conclusions reached by Boenning with respect to any of the analyses performed by it in connection with its opinion. Rather, Boenning made its determination as to the fairness to the holders of MBT common stock of the Merger Consideration, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed. Accordingly, the data included in the summary tables and the corresponding imputed ranges of value for MBT should be considered as a whole and in the context of the full narrative description of all of the financial analyses set forth in the following pages, including the assumptions underlying these analyses. Considering the data included in the summary table without considering the full narrative description of all of the financial analyses, including the assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by Boenning.

        In connection with rendering its opinion and based upon the terms of the draft merger agreement reviewed by it, Boenning assumed the effective consideration to be approximately 60% of MainSource stock and 40% cash. The Exchange Ratio will be fixed so the price of the stock consideration received by the seller will fluctuate between signing and closing. Each share of MBT stock will be eligible to be exchanged for $35.16 of cash or 2.055 shares of MainSource common stock. As of the April 4, 2014 closing price, the total Merger Consideration was $33.8 million.

        Comparison of Selected Companies.    Boenning reviewed and compared the multiples and ratios of the current estimated price of MBT common stock to MBT book value, tangible book value, latest twelve months earnings per share, assets, tangible book premium to core deposits, and deposits, such multiples referred to herein as the pricing multiples, with the median pricing multiples for the current trading prices of the common stock of a peer group of seventeen selected public banks and thrifts with assets between $150 million and $350 million, nonperforming assets to assets between 1.5% and 3.5%, and latest twelve months core return on equity between 5% and 10%. Boenning first applied the resulting range of pricing multiples for the peer group specified above to the appropriate financial results without the application of any control premium, referred to as the unadjusted trading price. Boenning then applied a 27.8% control premium to the trading prices of the peer group specified above, referred to as the adjusted trading price, and compared the pricing multiples of the offer price to the median pricing multiples for the peer group adjusted trading prices. The 27.8% equity control premium is the median one day stock price premium for all bank and thrift merger and acquisition deals announced since January 1, 2000, based on data from SNL Financial.

Table 1

	Unadjusted Trading Price		Adjusted Trading Price
Pricing Multiple	MBT	Median Statistics for Peer Group(1)	Offer Price	Median Statistics for Peer Group(1)
Price/Book Value	N/A	86.0%	141.2%	109.9%
Price/Tangible Book Value	N/A	86.0%	141.2%	109.9%
Price/Latest Twelve Months Core Earnings Per Share	N/A	10.8x	19.5x	14.3x
Price/Assets	N/A	6.8%	15.0%	9.4%
Premium over Tangible Book Value/Core Deposits	N/A	0.9%	5.4%	1.2%
Price/Deposits	N/A	7.9%	18.0%	11.0%

(1)
Peer metrics are based on prices as of market close on April 4, 2014.

        Analysis of Bank Merger Transactions.    Boenning analyzed certain information relating to recent transactions in the banking industry, consisting of (i) sixteen selected bank and thrift deals announced since January 1, 2012, with target headquartered in Kentucky, Indiana or Ohio, assets between $50 million and $1 billion, latest twelve months return on equity greater than 0% and nonperforming assets to assets less than 5%, referred to below as Group A; and (ii) seventeen selected nationwide bank and thrift transactions announced since January 1, 2012 with target assets between $100 million and $500 million, latest twelve months return on equity between 5% and 10%, and nonperforming assets to assets between 1% and 4%, referred to below as Group B. Boenning then reviewed and compared the pricing multiples of the offer price and the median pricing multiples of the selected transaction values for Group A and Group B.

Table 2

		Median Statistics for Selected Transactions
	The Merger
Pricing Multiple		Group A	Group B
Price/Book Value	141.2%	137.6%	133.8%
Price/Tangible Book Value	141.2%	138.2%	133.8%
Price/Latest Twelve Months Core Earnings Per Share	19.5x	22.5x	20.4x
Price/Assets	15.0%	13.9%	13.1%
Premium over Tangible Book Value/Core Deposits	5.4%	4.4%	4.2%
Price/Deposits	18.0%	16.2%	14.4%

        Present Value Analysis.    Applying present value analysis to MBT's theoretical future earnings, dividends and tangible book value, Boenning compared the offer price for one share of MBT common stock to the present value of one share of MBT common stock on a stand-alone basis. The analysis was based upon MBT management's projected earnings growth, a range of assumed price/earnings ratios, a range of assumed price/tangible book value ratios and a 13.5% discount rate, which was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Ibbotson risk premium for small, illiquid stocks. The valuation was completed with a sensitivity analysis on the discount rate ranging from 9.5% to 17.5%. Boenning derived the range of terminal price/earnings multiple of 16.8x and terminal price/tangible book value multiple of 123.9% from the trading multiples of the SNL Micro Cap U.S. Bank and Thrift Index as of April 4, 2014. Sensitivity analyses for terminal price/earnings and price/tangible book ranged from 14.8x to 18.8x and 104% to 144%, respectively. The present value of MBT common stock calculated on a stand-alone basis ranged from $19.19 to $34.28 per share based on price/earnings multiples and from $17.09 to $33.04 per share based on price/tangible book value multiples, compared to the offer price of $34.29 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of MBT common stock may trade in the public markets. A present value analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

        Discounted Cash Flow Analysis.    Discounted cash flow analysis approximates the value of a share of stock to an acquiror by calculating the present value of the target's dividendable cash flow in perpetuity. This analysis assumed a short-term earnings growth rate of 8.0% and a long-term growth rate of 2.5%, as well as a short-term balance sheet growth rate of 5.0% and a long-term growth rate of 2.5%, based on assumptions from MBT's management. The estimated cost savings of 35%, transaction costs of $2.89 million after tax and credit mark of 4% were based on assumptions provided by MainSource. A discount rate of 13.5% was determined using the Capital Asset Pricing Model, which takes into account certain factors such as the current risk free rate, the beta of bank stocks compared to the broader market and the Ibbotson risk premium for small, illiquid stocks. Sensitivity analyses for discount rates and cost savings ranged from 11.5% to 15.5% and 25.0% to 45.0%, respectively. The present value of MBT Common Stock calculated using discounted cash flow analysis ranged from $22.46 per share to $45.69 per share based on the cost savings estimates and discount rates used, compared to the offer price of $34.29 per share. This analysis does not purport to be indicative of actual future results and does not purport to reflect the prices at which shares of MBT Common Stock may trade in the public markets. A discounted cash flow analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates and discount rates.

        Pro Forma Merger Analysis.    Boenning analyzed certain potential pro forma effects of the Merger, assuming the following: (i) Each share of MBT common stock will be eligible to receive blended consideration of $34.29, based on a MainSource stock price of $16.40; (ii) multiples for MBT based on a price of $34.29 per share equate to 141.2% price to tangible book, 19.5x LTM earnings per share; (iii) consideration structured approximately 59% MSFG stock 41% cash; (iv) MBT estimated stand-alone core earnings: $1.98 million or $2.01 per share in 2014 and $2.20 million or $2.23 per share in 2015; (v) MainSource estimated stand-alone earnings: $28.15 million or $1.37 per share and $29.56 million or $1.44 per share in 2015; (vi) model estimates one-time cash transaction expenses of $3.95 million; (vii) model reflects estimated $2.57 million (35.0% of non-interest expense) in estimated annual pre-tax expense savings, with 100% of cost savings realized by 2015; and (viii) model reflects gross loan credit mark of $7.21 million (approximately 4.0% of gross loans) inclusive of the $2.0 million loan loss reserve and certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items. The analyses indicated that, for the full years 2015 and 2016, the merger (excluding transaction expenses) would be accretive to MBT's and the combined company's projected earnings per share and accretive to MBT's per share equivalent dividends. The actual results achieved by the combined company may vary from projected results and the variations may be material.

        As described above, Boenning's opinion was just one of the many factors taken into consideration by the MBT board of directors in making its determination to approve the Merger.

        Boenning, as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of Boenning's business as a broker-dealer, it may, from time to time, purchase securities from, and sell securities to, MainSource and MBT or their respective affiliates. In the ordinary course of business, Boenning may also actively trade the securities of MainSource and MBT for its own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

        Boenning will receive a fee for rendering its opinion. Boenning's fee for rendering its opinion is not contingent upon any conclusion that Boenning may reach or upon completion of the merger. MBT has also agreed to indemnify Boenning against certain liabilities that may arise out of Boenning's engagement.

        Boenning has not had any material relationship with MainSource or MBT during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning and MainSource or MBT. Boenning may provide investment banking services to MainSource in the future, although as of the date of Boenning's opinion, there was no agreement to do so.

        Boenning's opinion was approved by Boenning's fairness opinion committee. Boenning did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of MBT common stock in the Merger.

THE MERGER AGREEMENT

Structure of the Merger

        Subject to the terms and conditions of the Merger Agreement, at the completion of the Merger, MBT will merge with and into MainSource, with MainSource as the surviving corporation. The separate existence of MBT will terminate as a consequence of the Merger. The MainSource common shares will continue to be listed on the NASDAQ Global Market under the symbol "MSFG". Immediately following the Merger, Merchants will be merged with and into MainSource Bank, a wholly-owned subsidiary of MainSource.

        Under the Merger Agreement, the officers and directors of MainSource serving at the effective time of the Merger will continue to serve as the officers and directors of MainSource after the Merger is consummated.

Merger Consideration

        If the Merger is completed, subject to the election, adjustment and proration procedures as provided below, each share of MBT common stock will be converted into the right to elect to receive (i) 2.055 (the "Exchange Ratio") shares of MainSource common stock (the "Stock Consideration"), or (ii) $35.16 in cash (the "Cash Consideration"). No fractional shares of MainSource common stock will be issued in the Merger. Instead, MainSource will pay to each holder of MBT common stock who otherwise would be entitled to a fractional share of MainSource common stock an amount in cash (without interest) determined by multiplying such fraction by $35.16.

        The Merger Agreement provides that sixty percent (60%) of the outstanding shares of MBT must be converted into MainSource common stock, with the balance of the outstanding MBT shares converted into cash. If MBT shareholder elections would result in the issuance of MainSource common stock for more or less than sixty percent (60%) of the outstanding MBT shares, then your elections may be subject to reallocation as described under "The Merger Agreement—Election and Allocation Procedures." As a result of the reallocation, you may not receive cash or MainSource shares to the full extent that you elect.

Treatment of MBT KSOP

        The MBT KSOP will be terminated no later than the day prior to the closing date and, as of the effective time of the Merger, the continuing employees will accrue benefits pursuant to the MainSource KSOP and receive credit, for eligibility and vesting purposes, for the service of such employees with MBT and Merchants or their predecessors prior to the effective time.

Election and Allocation Procedures

        After the special meeting, the exchange agent, Registrar and Transfer Company, will cause to be mailed to each MBT shareholder an election form and instructions for electing your preferred form of Merger Consideration and exchanging your shares of MBT common stock for shares of MainSource common stock and any cash payments you may be entitled to receive. You may elect to receive all stock, all cash or a combination of stock and cash, subject to allocation as described below, or you may make no election. To be effective, an election form must be properly completed, signed and actually received by the exchange agent not later than 5:00 p.m., local time, on the deadline set forth in the election form, or such other time and date as the parties may agree in writing, referred to as the election deadline. In order to be deemed properly completed, the election form must be accompanied by one or more stock certificates (or indemnity satisfactory to MainSource and the exchange agent if such certificates are lost, stolen or destroyed) representing all shares of MBT common stock covered by such election form, together with duly executed transmittal materials included in or required by the election form. If your election form is not properly completed and returned with your MBT stock certificates prior to the election deadline, your shares will be treated as if no election had been made with respect to such shares.

        The Merger Agreement provides that sixty percent (60%) (the "Stock Conversion Number") of the outstanding MBT shares must be converted into MainSource common stock, with the balance of the outstanding MBT shares converted into cash. If the number of shares elected to be converted into MainSource common stock (a "Stock Election") equals sixty percent (60%), then:

  •
  all shares for which an election to receive cash has been made (a "Cash Election") and all shares for which no election has been made (a "Non Election") will be converted into the right to receive cash; and

  •
  all shares for which a Stock Election has been made will be converted into the right to receive shares of MainSource common stock.

        If the number of shares electing to receive MainSource common stock is less than sixty percent (60%), then:

  •
  all shares for which a Stock Election has been made will be converted into the right to receive shares of MainSource common stock; and

  •
  the Non-Elections shall be converted to Stock Elections, on a pro rata basis, until a sufficient number of Non-Election shares have been converted so that the total Non-Election shares so converted, when added to the Stock Election shares, is equal to sixty percent (60%).

        In the event that, following the conversion of all Non-Elections to Stock Elections, the number of Stock Election shares still is less than sixty percent (60%), the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) and the Cash Election shares shall be converted into the right to receive shares of MainSource stock and cash in the following manner:

  •
  the exchange agent will select from among the holders of Cash Election shares, on a pro rata basis (other than holders of dissenting shares), a sufficient number of such shares ("Stock Designated Shares") such that the number of Stock Designated Shares will, when added to the number of Stock Election shares and Non-Election shares, be equal as closely as practicable to sixty percent (60%), and all such Stock Designated Shares shall be converted into the right to receive shares of MainSource stock; and

  •
  the Cash Election shares not so selected as Stock Designated Shares shall be converted into the right to receive cash.

        If the number of shares electing to receive MainSource common stock has been made exceeds sixty percent (60%), then the Stock Elections shall be eliminated (each in its entirety) and converted into the right to receive MainSource stock and cash in the following manner:

  •
  the exchange agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares ("Cash Designated Shares") such that the number of Stock Election Shares, when reduced by the Cash Designated Shares, is equal as closely as practicable to the Stock Conversion Number, and all such Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

  •
  the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive the Stock Consideration.

        The term "Cash Election" means an election by the holder of shares of MBT common stock to receive the Cash Consideration. The term "Stock Election" means an election by the holder of shares of MBT common stock to receive the Stock Consideration. The term "Non-Election" means the holder of the MBT common stock makes no election or has no preference as to receipt of Cash Consideration or Stock Consideration.

        As a result of these allocation procedures, there is a risk that even if you properly elect to receive cash, all or a portion of the Merger Consideration you receive may be in the form of shares of common stock which you did not elect to receive. Similarly, there is a risk that even if you properly elect to receive stock, all or a portion of the Merger Consideration you receive may be in the form of cash which you did not elect to receive.

        Additionally, a pro rata reduction in the Cash Consideration you may receive (and a corresponding increase in the Stock Consideration you receive) will be made if necessary to allow MainSource's tax counsel to deliver its opinion as to the qualification of the Merger as a "reorganization" within the meaning of Section 368(a) of the Code. Accordingly, the risk that you will receive a portion of the Merger Consideration in a form that you did not elect could result in, among other things, tax consequences that differ from those that would have resulted had you received the form of consideration you had elected (including the recognition of taxable gain to the extent cash is received). Please see the section captioned "Material U.S. Federal Income Tax Consequences."

        Should MainSource change the number of shares of MainSource common stock issued and outstanding prior to the effective time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource common stock, and the record date for that transaction is prior to the effective time, the Exchange Ratio will be adjusted so the shareholders receive, in the aggregate, a number of shares of MainSource common stock representing the same percentage of outstanding shares of MainSource common stock at the effective time as would have been represented by the number of shares of MainSource common stock the shareholders of MBT would have received if any of the foregoing actions had not occurred.

Exchange and Payment Procedures

        At and after the effective time of the Merger, each certificate representing shares of MBT common stock will represent only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. MainSource has reserved a sufficient number of shares of MainSource common stock to be issued as a part of the Merger Consideration.

        MainSource will provide (i) a check in the amount of cash that each holder of MBT common stock has the right to receive pursuant to the terms of the Merger Agreement, (ii) a certificate representing that number of whole shares of MainSource common stock that each holder of MBT common stock has the right to receive pursuant to the terms of the Merger Agreement, and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder has the right to receive, to be delivered to such shareholder upon delivery to MainSource of certificates representing such shares of MBT common stock and a properly completed and executed election form. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive.

        The stock transfer books of MBT will be closed immediately at the effective time of the Merger and after the effective time there will be no transfers on the stock transfer records of MBT of any shares of MBT common stock. If certificates representing shares of MBT common stock are presented for transfer after the completion of the Merger, they will be cancelled and exchanged for the Merger Consideration. MainSource will be entitled to rely on MBT's stock transfer books to establish the identity of those persons entitled to receive Merger Consideration. If any certificate representing shares of MBT common stock is lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen, or destroyed and, if required by MainSource, the posting by such person of a bond or other indemnity as MainSource may reasonably direct as indemnity against any claim that may be made with respect to the certificate, MainSource will issue the Merger Consideration in exchange for such lost, stolen or destroyed certificate.

Dividends and Distributions

        Until MBT common stock certificates are surrendered for exchange, any dividends or other distributions declared after the effective time of the Merger with respect to MainSource common shares into which shares of MBT common stock may have been converted will accrue but will not be paid. When such certificates have been duly surrendered, MainSource will pay any unpaid dividends or other distributions, without interest.

Representations and Warranties

        The Merger Agreement contains representations and warranties of MBT, on the one hand, and MainSource, on the other hand, to each other, as to, among other things:

  •
  the corporate organization and existence of each party;

  •
  the authority of each party to enter into the Merger Agreement, perform its obligations under the Merger Agreement and make it valid and binding;

  •
  the fact that the Merger Agreement does not conflict with or violate:

  •
  the articles of incorporation and by-laws of each party,

  •
  applicable law, and

  •
  agreements, instruments or obligations of each party;

  •
  the capitalization of MBT and MainSource;

  •
  each party's compliance with applicable law;

  •
  the accuracy of statements made and materials provided to the other party;

  •
  the absence of material litigation;

  •
  each party's financial statements and filings with applicable regulatory authorities;

  •
  the absence of undisclosed obligations or liabilities;

  •
  title to properties and compliance with environmental laws;

  •
  employee benefit plans and related matters;

  •
  the filing and accuracy of tax returns;

  •
  the adequacy of each party's deposit insurance and other policies of insurance;

  •
  the accuracy and completeness of each party's corporate and financial records;

  •
  payments to be made to any brokers or finders in connection with the Merger; and

  •
  that each party received a rating of "satisfactory" or better in its most recent Community Reinvestment Act examination.

        In addition, the Merger Agreement contains representations and warranties of MBT to MainSource as to:

  •
  the absence of any undisclosed material contracts;

  •
  validity of loans and adequacy of loan loss reserves;

  •
  the absence of a shareholder rights plan;

  •
  MBT's obligations to its employees;

  •
  the non-occurrence of certain events since December 31, 2013;

  •
  the absence of insider transactions;

  •
  indemnification agreements;

  •
  shareholder approval;

  •
  the absence of undisclosed indemnification agreements;

  •
  the required approval of MBT shareholders;

  •
  valid ownership or licensing rights in intellectual property used by MBT;

  •
  compliance with the Bank Secrecy Act;

  •
  the absence of undisclosed agreements with regulatory agencies;

  •
  the adequacy of MBT's internal controls;

  •
  the proper administration of MBT's fiduciary accounts; and

  •
  the receipt of a fairness of a fairness opinion from Boenning.

        Further, the Merger Agreement contains representations and warranties of MainSource as to:

  •
  filings with the Securities and Exchange Commission;

  •
  sufficiency of funds to complete the Merger;

  •
  ownership of MBT common stock; and

  •
  actions preventing the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

        None of the representations and warranties of the parties will survive the consummation of the Merger. Additionally, the parties qualified many of the representations and warranties contained in the Merger Agreement with exceptions set forth in disclosure schedules which were separately delivered by each party to the other party to the Merger Agreement.

Conduct of Business Prior to Completion of the Merger

MBT Restrictions

        Under the Merger Agreement, MBT has agreed to certain restrictions on its activities until the Merger is completed or terminated. In general, MBT and its subsidiary, Merchants, are required to conduct their business diligently, substantially in the manner as it is presently being conducted, and in the ordinary course of business.

        The following is a summary of the more significant restrictions imposed upon MBT, subject to the exceptions set forth in the Merger Agreement. Specifically, without the prior consent of MainSource, MBT and Merchants may not:

  •
  make any change in the capitalization or the number of issued and outstanding shares of MBT or Merchants;

  •
  authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to its issued and outstanding common stock as of the date of the Merger Agreement;

  •
  distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders; except that (i) Merchants may pay cash dividends to MBT in the ordinary course of business for payment of MBT's reasonable and necessary business and operating expenses and to provide funds for MBT's dividends to its shareholders and (ii) MBT may pay to its shareholders its usual and customary cash dividend of no greater than $0.20 per share on an annual basis, provided that no dividend may be paid by MBT for or during the quarterly period in which the Merger is scheduled to be consummated or is consummated if, during such period, MBT shareholders will become entitled during such period to receive MainSource's regular quarterly cash dividend on their shares of MainSource common stock received pursuant to the Merger Agreement;

  •
  redeem any of its outstanding shares of common stock;

  •
  merge, combine, consolidate, or effect a share exchange with, or sell its assets or any of its securities to any other person, corporation, or entity, or enter into any other similar transaction not in the ordinary course of business;

  •
  purchase any assets or securities or assume any liabilities of another bank holding company, bank, corporation, or other entity, except in the ordinary course of business necessary in managing its investment portfolio, and then only to the extent such securities have a quality rating of "AAA;"

  •
  without consent, which consent shall be deemed received unless MainSource objects within five (5) business days after receipt of written notice from MBT:

  •
  to renew or otherwise modify any loan or commitment to lend money, or issue any letter of credit to any person if the loan is an existing credit on the books of MBT or Merchants and (y) is, or in accordance with bank regulatory definitions should be, classified as "Substandard", "Doubtful" or "Loss" or (z) such loan is in an amount in excess of $100,000 and is, or in accordance with bank regulatory definitions should be, classified as "special mention";

  •
  make, renew or otherwise modify any loan or loans if immediately after making a loan or loans, such Person would be directly indebted to MBT or Merchants in an aggregate amount in excess of $1,000,000;

  •
  make, renew or otherwise modify any loan or loans secured by an owner-occupied 1-4 family residence with a principal balance in excess of $417,000;

  •
  make, renew or otherwise modify any loan or loans secured by an owner-occupied 1-4 family residence with loan-to-value ratios of greater than eighty percent (80%) without private mortgage insurance;

  •
  make, renew or otherwise modify any loan which does not conform with MBT's general credit policy and procedures, is in excess of $250,000 and exceeds 120 days to maturity (notice to MainSource of such proposed loan shall set forth, with specificity, the manner in which such loan does not conform to MBT's general credit policy and procedures); or

  •
  make any loan or loans that are a Part 365 exception.

  •
  except as contemplated by the Merger Agreement, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

  •
  make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of MBT or Merchants to dispose freely of such investment at any time, or subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest, or encumbrance, except for tax and other liens that arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by MBT or Merchants of government deposits and pledges or liens in connection with Federal Home Loan Bank ("FHLB") borrowings;

  •
  except as contemplated by the Merger Agreement, promote to a new position (other in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, or enter into any agreement to promote to a new position (other than in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, of any director, officer, or employee of MBT or Merchants, or modify, amend, or institute new employment policies or practices, or enter into, renew, or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers, or employees of MBT or Merchants;

  •
  except as contemplated by the Merger Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right, or profit sharing plans; any employment, deferred compensation, consulting, bonus, or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare, or employee welfare benefit plan, agreement, or understanding for current or former directors, officers, or employees of MBT or Merchants; or change the level of benefits or payments under any of the foregoing, or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

  •
  amend, modify, or restate MBT's or Merchants' respective organizational documents;

  •
  give, dispose of, sell, convey, or transfer, assign, hypothecate, pledge, or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or the assets (other than in the ordinary course consistent with past practice) of MBT or Merchants, or enter into any agreement or commitment relative to the foregoing;

  •
  fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations, and expenses, including, without limitation, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations, and expenses become due, unless the same are being contested in good faith;

  •
  issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of MBT or Merchants;

  •
  except for obligations disclosed within the Merger Agreement, FHLB advances, federal funds purchased by Merchants, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the MBT financial statements or the subsequent MBT financial statements, borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $25,000;

  •
  open, close, move, or, in any material respect, expand, diminish, renovate, alter, or change any of its offices or branches other than as contemplated in the Merger Agreement;

  •
  pay or commit to pay any management or consulting or other similar type of fees other than as contemplated in the Merger Agreement;

  •
  change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax laws requirements, changes in GAAP or regulatory accounting principles or as required by MBT's independent auditors or its regulatory authorities;

  •
  change in any material respects its underwriting, operating, investment or risk management or other similar policies of MBT or Merchants except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

  •
  make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

  •
  enter into any contract, agreement, lease, commitment, understanding, arrangement, or transaction or incur any liability or obligation, other than as specifically contemplated under the Merger Agreement, requiring payments by MBT or Merchants that exceed $50,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

MainSource Restrictions

        The following is a summary of the more significant restrictions imposed upon MainSource, subject to the exceptions set forth in the Merger Agreement. In particular, MainSource may not knowingly:

  •
  make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any of its shares of stock, or amend its articles or bylaws in a manner that would adversely affect the economic or other benefits of the Merger to the holders of MainSource common stock.

Covenants

        In addition to the restrictions noted above, MBT and MainSource have agreed to take several other actions, such as:

  •
  in the case of MBT, to submit the Merger Agreement to its shareholders at a meeting to be called and held at the earliest possible reasonable date;

  •
  in the case of MBT, to proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist MainSource in procuring all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger, to use commercially reasonable efforts to obtain any required third party consents to agreements, contracts, commitments, leases, instruments and documents, and to ensure that any materials or information provided by MBT to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading;

  •
  in the case of MBT, to maintain insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance in such amounts and with regard to such liabilities and hazards as were insured by MBT as of the date of the Merger Agreement;

  •
  in the case of MBT, to continue to accrue reserves for employee benefits and Merger related expenses, and to consult and cooperate in good faith with MainSource on (i) conforming the loan and accounting policies and practices of MBT to those policies and practices of MainSource for financial accounting and/or income tax reporting purposes; (ii) determining the amount and timing for recognizing MBT's expenses of the Merger; provided, that no such modifications need be effected prior to the 5th day preceding the closing date of the Merger and until MainSource has certified to MBT that all conditions to the obligation of MainSource to consummate the Merger have been satisfied;

  •
  to coordinate with each other prior to issuing any press releases;

  •
  in the case of MBT and MainSource, to supplement, amend and update the disclosure schedules to the Merger Agreement as necessary;

  •
  in the case of MBT and MainSource, to give the other party's representatives and agents, including investment bankers, attorneys or accountants, upon reasonable notice, access during normal business hours throughout the period prior to the effective time of the Merger to the other party's properties, facilities operations, books and records;

  •
  in the case of MBT, to allow the President of MainSource, or his designee, to receive notice of and attend solely as an observer, all regular and special meetings of the board of directors and committees of MBT and Merchants;

  •
  in the case of MBT and MainSource, to deliver updated financial statements and all other financial reports or statements to the other party when available;

  •
  in the case of MBT, to cooperate with an environmental consulting firm designated by MainSource in the conduct by such firm of a phase one and/or phase two environmental investigation on all real property owned or leased by MBT or Merchants as of the date of the Merger Agreement, and any real property acquired or leased by MBT or Merchants after the date of the Merger Agreement;

  •
  in the case of MBT, to deliver to MainSource any reports, notices or proxy statements sent to any governmental authority or to MBT's shareholders generally, and any order issued by any governmental authority;

  •
  in the case of MBT and MainSource, to not knowingly take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in the Merger Agreement being or becoming untrue in any material respect, (ii) the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (iii) any of the conditions to the Merger not being satisfied, (iv) a material violation of any provision of the Merger Agreement, or (v) a material delay in the consummation of the Merger;

  •
  in the case of MBT, not to create any employment contract, agreement or understanding with or employment rights for any of the officers or employees of MBT, or prohibit or restrict MainSource from changing, amending or terminating any employee benefits provided to its employees from time to time, without the consent of MainSource;

  •
  in the case of MBT, to take all actions necessary to assign any MBT group insurance policies to MainSource as of the effective time of the Merger and to provide MainSource with all necessary financial, enrollment, eligibility, contractual and other information related to MBT's welfare benefit and cafeteria plans to assist MainSource in the administration of such plans after the effective time of the Merger;

  •
  in the case of MBT, to terminate each nonqualified deferred compensation plan for employees and/or directors sponsored by MBT or Merchants, and to distribute any accrued benefits under such plans;

  •
  in the case of MBT, to continue all incentive and/or bonus plans through the end of the calendar month prior to the Closing Date and to pay no later than the date immediately prior to the Closing Date, in a lump sum, a prorated portion of incentive or bonus compensation based on performance or prorated achievement of performance metrics under such plans as of the end of the calendar month prior to the Closing Date;

  •
  in the case of MBT, to take such actions as necessary to terminate the MBT KSOP as of a date not later than the day before to the Closing Date of the Merger, to permit participants to direct the MBT KSOP Trustee to vote the stock allocated to each participant's account on the approval and adoption of the Merger Agreement, and to distribute all assets of the MBT KSOP to participants;

  •
  in the case of MBT, to terminate certain Letter Agreements between MBT and certain employees, including amending each Letter Agreement to provide for the payment of all benefits at Closing and the full and complete release by each holder of a Letter Agreement of any claims related to the Letter Agreement against MBT or MainSource;

  •
  in the case of MBT, to terminate its data processing agreement with Jack Henry;

  •
  in the case of MBT, to receive within ten days of the date of the Merger Agreement the written fairness opinion of Boenning that the Merger Consideration is fair to the shareholders of MBT from a financial point of view;

  •
  in the case of MBT, to cause the trustee of the MBT KSOP to engage an independent valuation firm to issue an opinion as to whether the Merger Consideration is fair to the MBT KSOP from a financial point of view and constitutes fair market value for ERISA purposes;

  •
  in the case of MainSource, to file all applications and notices to obtain the necessary regulatory approvals for the transactions contemplated by the Merger Agreement;

  •
  in the case of MainSource, to file a registration statement with the SEC covering the shares of MainSource common stock to be issued to MBT shareholders pursuant to the Merger Agreement and to list such shares for trading on the NASDAQ Global Market;

  •
  in the case of MainSource, to make available to the officers and employees of MBT who continue as employees after the effective time, substantially the same benefits, including severance benefits, as MainSource offers to similarly situated officers and employees, including credit for prior service with MBT and Merchants for purposes of eligibility and vesting;

  •
  in the case of MainSource, to amend the MainSource Financial Group, Inc. Employee Stock Ownership and Savings Plan to permit participation by MBT employees from and after the effective time;

  •
  in the case of MainSource, to permit retirees of MBT participating in MBT's health plan to participate in MainSource's health plans in accordance with their terms if MBT's health plan is terminated by MainSource;

  •
  in the case of MainSource, to permit MBT's employees to be subject to MainSource's PTO policy as of the effective time of the Merger;

  •
  in the case of MainSource, to pay severance to any MBT employee whom MainSource either does not elect to employ or elects to employ but then terminates within six months after the effective time of the Merger in an amount equal to two weeks of pay for each year of service, subject to a minimum of four weeks of pay and a maximum of 26 weeks of pay;

  •
  in the case of MainSource, to cause the individuals serving as officers and directors of MBT and Merchants immediately before the effective time of the Merger to be covered for a period of five (5) years from the effective time by the directors' and officers' liability insurance policy maintained by MBT or a substitute policy providing the same coverage and amounts; and

  •
  in the case of MainSource, to create an advisory board within ninety (90) days following the effective time of the Merger and consider appointing certain of the current directors of MBT to serve on such advisory board.

        The Merger Agreement also contains certain additional covenants relating to employee benefits and other matters pertaining to officers and directors. See "THE MERGER AGREEMENT—Employee Benefit Matters" and "INTERESTS OF CERTAIN DIRECTORS AND OFFICERS OF MBT IN THE MERGER."

Acquisition Proposals by Third Parties

        Until the Merger is completed or the Merger Agreement is terminated, MBT has agreed that it, and its officers, directors and representatives, and those of Merchants, will not:

  •
  solicit, initiate or knowingly encourage or facilitate, any inquiries, offers or proposals to acquire MBT; or

  •
  initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate regarding an offer or proposal to acquire MBT.

        MBT may, however, furnish information regarding MBT to, or enter into and engage in discussion with, any person or entity in response to a bona fide unsolicited written proposal by the person or entity relating to an acquisition proposal if:

  •
  MBT's board of directors (after consultation with its financial advisors and outside legal counsel) determines in good faith that such proposal may be or could be superior to the Merger for MBT's shareholders and the failure to consider such proposal would likely result in a breach of the fiduciary duties of MBT's board of directors;

  •
  MBT provides any information to MainSource that it intends to provide to a third party; and

  •
  MBT, prior to furnishing such information, has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal on customary terms.

        Prior to the Special Meeting of the MBT Shareholders, MBT may change or withhold its recommendation to MBT's shareholders regarding the Merger in response to such superior proposal, if:

  •
  the MBT board determines in good faith, after consultation with its legal and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of MBT under applicable law; and

  •
  MBT notifies MainSource that it is prepared to change or withhold its recommendation to MBT's shareholders in response to a superior proposal, and provides MainSource with the most current version of any proposed written agreement or letter of intent relating to the superior proposal, and MainSource fails, within five (5) days, to make a proposal that would, in the reasonable good faith judgment of the MBT board of directors (after consultation with financial advisors and outside legal counsel) cause the offer that previously constituted a superior proposal to no longer constitute a superior proposal.

        For purposes of the Merger Agreement, the term "superior proposal" means any acquisition proposal relating to MBT or Merchants, or to which MBT or Merchants may become a party, that the MBT board of directors determines in good faith (after having received the advice of its financial advisors and outside legal counsel) to be (i) more favorable to the shareholders and other constituencies of MBT, including but not limited to, from a financial point of view, than the Merger (taking into account all the terms and conditions of the proposal and the Merger Agreement, including the $1,400,000 termination fee) and (ii) reasonably capable of being completed without undue delay.

 Conditions to the Merger

        The obligation of MainSource and MBT to consummate the Merger is subject to the satisfaction or waiver, on or before the completion of the Merger, of a number of conditions, including:

  •
  the Merger Agreement must receive the approval of MBT's shareholders and dissenting shares shall represent not more than ten percent (10%) of the outstanding shares of MBT common stock;

  •
  the representations and warranties made by the parties in the Merger Agreement must be true, accurate and correct in all material respects as of the effective date of the Merger unless the inaccuracies do not or will not have a Material Adverse Effect (as defined below) on the party making the representations and warranties. For purposes of the Merger Agreement, Material Adverse Effect is defined to mean any effect which is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), value or business of MBT and its subsidiaries, taken as a whole, or MainSource and its subsidiaries, taken as a whole, or which would materially impair the ability of MBT or MainSource to perform its obligations under the Merger Agreement or otherwise materially threaten or impede the consummation of the Merger and the other transactions contemplated by the Merger Agreement; provided, however, that a Material Adverse Effect shall not include the impact of: (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken by MBT with the prior written consent of MainSource, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with the Merger Agreement or the transactions contemplated therein, (e) the impact of the announcement of the Merger Agreement and the transactions contemplated thereby, and compliance with the Merger Agreement on the business, financial condition or results of operations of MBT and its subsidiaries or MainSource and its subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that, in no event shall a change in the trading price of MainSource common stock, by itself, be considered to constitute a Material Adverse Effect on MainSource and its subsidiaries, taken as a whole (the foregoing proviso does not however prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect); and provided further, that without regard to any other provision of the Merger Agreement, a Material Adverse Effect shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against MBT or Merchants following the date of the Merger Agreement;

  •
  MainSource shall have registered its shares of MainSource common stock to be issued to shareholders of MBT in the Merger with the SEC, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received, the Registration Statement on Form S-4, of which this proxy statement/prospectus is a part, shall have been declared effective by the Securities and Exchange Commission and no stop order suspending the effectiveness of the Registration Statement can have been issued or threatened;

  •
  all regulatory approvals required to consummate the transactions contemplated by the Merger Agreement shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the MainSource or MBT board of directors reasonably determines in good faith would either (i) have a Material Adverse Effect on MBT (or in the case of MBT, on MainSource) or (ii) reduce the benefits of the Merger to such a degree that MainSource (or in the case of MBT, that MBT) would not have entered into the Merger Agreement had such conditions, restrictions or requirements been known; and

  •
  none of MainSource, MBT or Merchants, or any of MainSource's subsidiaries shall be subject to any statute, rule, regulation, injunction, order or decree which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Merger Agreement or the Merger.

The obligation of MainSource to consummate the Merger also is subject to the fulfillment of other conditions, including:

  •
  MBT and Merchants must have performed, in all material respects, all of their covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

  •
  MainSource must have received from MBT at the closing of the Merger all the items, documents, and other closing deliveries of MBT, in form and content reasonably satisfactory to MainSource, required by the Merger Agreement;

  •
  MainSource must have received an opinion from Krieg DeVault LLP that the Merger constitutes a tax-free "reorganization" within the meaning of Section 368(a) of the Code;

  •
  MainSource must have received a calculation, in a form satisfactory to MainSource and certified by MBT's chief executive officer and chief financial officer, demonstrating that any amounts that are paid by MBT or Merchants before the effective time of the Merger, or required under MBT's employee benefit plans or the Merger Agreement to be paid at or after the effective time, to persons who are "disqualified individuals" under Section 280G of the Internal Revenue Code with respect to MBT, Merchants, or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code; and

  •
  the MainSource common stock to be issued to MBT shareholders must have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

The obligation of MBT to consummate the Merger also is subject to the fulfillment of other conditions, including:

  •
  MainSource must have performed, in all material respects, all of its covenants and agreements as required by the Merger Agreement at or prior to the effective time of the Merger;

  •
  MBT must have received from MainSource at the closing of the Merger all the items, documents, and other closing deliveries of MainSource, in form and content reasonably satisfactory to MBT, required by the Merger Agreement;

  •
  MBT must have received an opinion from Krieg DeVault LLP that the Merger constitutes a tax-free "reorganization" within the meaning of Section 368(a) of the Code; and

  •
  the shares of MainSource common stock to be issued as part of the Merger must have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

Expenses

        Except as otherwise provided in the Merger Agreement, MBT and MainSource will be responsible for their respective expenses incidental to the Merger.

Employee Benefit Matters

        The Merger Agreement requires MainSource to make available to the officers and employees of MBT and Merchants who continue as employees of MainSource or any subsidiary substantially the same employee benefits, including severance, on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. MBT and Merchants employees will receive credit, after the Merger, for all prior service with MBT, Merchants, or their predecessors for purposes of any applicable eligibility and vesting service requirements under any of MainSource's employee benefit plans. MBT and Merchants employees who become employees of MainSource or any of its subsidiaries will become eligible to participate in MainSource's employee benefit plans as soon as reasonably practicable after the effective time of the Merger, or if later, as of the termination of the corresponding MBT benefit plan. In the event that MainSource determines, in its discretion, to terminate the MBT health plan, retirees of MBT and Merchants who are participating in the MBT health plan as of the date it is terminated will be eligible to participate in the MainSource health plans in accordance with the terms of those plans. Continuing employees and eligible retirees will not be subject to any waiting periods or additional pre-existing condition limitations under such plans of MainSource or its subsidiaries other than those to which they otherwise would have been subject under the medical, dental and health plans of MBT or Merchants. To the extent that the initial period of coverage for continuing employees or eligible retirees under any MainSource employee benefit plan is not a full 12-month period of coverage, continuing employees and eligible retirees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such continuing employees and eligible retirees under the corresponding MBT plan during the balance of such 12-month period of coverage.

        MBT or Merchants, as applicable, shall terminate each nonqualified deferred compensation plan for employees and/or directors sponsored by MBT or Merchants. Accrued benefits under the plans will be distributed in accordance with the terms of the plans and applicable law.

        MBT or Merchants shall continue all incentive and/or bonus plans through the end of the month prior to the Closing Date. All incentive or bonus compensation which is earned based on performance metrics achieved under those plans, as of the end of the calendar month prior to the Closing Date, shall be paid in a lump sum no later than the day immediately prior to the Closing Date. Effective September 2, 2014, employees of MBT or Merchants who are covered by an incentive and/or bonus plan will continue to be covered by either a MBT or Merchants incentive or bonus plan, or a MainSource or MainSource subsidiary incentive or bonus plan, as determined by MainSource in its sole discretion. To the extent MainSource determines not to cover any MBT or Merchants employee under an MBT or Merchants incentive or bonus plan, that plan will be terminated effective as of the later of the date of such determination or September 2, 2014.

        As of the effective time, MainSource shall amend, as necessary, the MainSource Financial Group, Inc. Employee Stock Ownership and Savings Plan ("MainSource KSOP") so that from and after the effective time continuing employees will accrue benefits pursuant to the MainSource KSOP and continuing employees shall receive credit for eligibility and vesting purposes for the service of such employees with MBT and its subsidiaries or their predecessors prior to the effective time, as if such service were with MainSource or its subsidiaries.

        After the effective time, MainSource shall continue to maintain all fully insured employee welfare benefit and cafeteria plans currently in effect at the effective time until such time as MainSource determines to modify or terminate any or all of those plans.

        MBT's sick time policy shall terminate and all continuing employees shall be subject to MainSource's PTO policy. Continuing employees will be given credit under MainSource's PTO policy for any vacation time accrued during 2014 but unused under MBT's vacation policy determined as of the effective time. Continuing employees will begin accruing paid time off under MainSource's PTO policy as of the effective time.

        After the Merger MainSource shall provide COBRA continuation coverage for each qualified beneficiary entitled to such coverage under applicable federal law.

Termination

        Subject to conditions and circumstances described in the Merger Agreement, either MainSource or MBT may terminate the Merger Agreement if, among other things, any of the following occur:

  •
  MBT shareholders do not approve the Merger Agreement at the MBT special meeting;

  •
  any governmental authority shall have issued an order, decree, judgment or injunction that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order shall have become final and non-appealable, or if any consent or approval of a governmental authority whose consent or approval is required to consummate the Merger has been denied;

  •
  the Merger has not been consummated by December 31, 2014 (provided the terminating party is not then in breach of the Merger Agreement); or

  •
  the respective Boards of Directors of MainSource and MBT mutually agree to terminate the Merger Agreement.

        Additionally, MainSource may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  any event shall have occurred which is not capable of being cured prior to December 31, 2014 and would result in a condition to the Merger not being satisfied;

  •
  MBT breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by December 31, 2014, or has not been cured by MBT within twenty (20) business days after MBT's receipt of written notice of such breach from MainSource;

  •
  there has been a Material Adverse Effect on MBT on a consolidated basis as of the effective time, as compared to that in existence as of April 7, 2014;

  •
  MainSource elects to exercise its right of termination pursuant to the Merger Agreement regarding certain environmental matters (see "Environmental Inspections");

  •
  MBT's board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus related to MBT's special shareholders' meeting;

  •
  MBT's board of directors, after receiving an acquisition proposal from a third party, has withdrawn, modified or changed its approval or recommendation of the Merger Agreement and approved or recommended an acquisition proposal with a third party;

  •
  MBT enters into, or publicly announces its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to an acquisition proposal;

  •
  if the MBT Board fails to publicly reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated by Merger Agreement within five (5) business days of a written request by MainSource to provide such reaffirmation; or

  •
  a quorum could not be convened at the meeting of the shareholders of MBT or at a reconvened meeting held at any time prior to December 31, 2014.

        MBT may terminate the Merger Agreement at any time prior to the effective time of the Merger if any of the following occur:

  •
  any event shall have occurred which is not capable of being cured prior to December 31, 2014 and would result in a condition to the Merger not being satisfied;

  •
  MainSource breaches or fails to perform any of its representations, warranties or covenants contained in the Merger Agreement which breach or failure to perform would give rise to the failure of a condition to the Merger, and such condition is not capable of being cured by December 31, 2014, or has not been cured by MainSource within twenty (20) business days after MainSource's receipt of written notice of such breach from MBT; or

  •
  there has been a Material Adverse Effect on MainSource on a consolidated basis as of the effective time, as compared to that in existence as of April 7, 2014.

        Additionally, MBT may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the "Determination Date"), such termination to be effective the tenth day following such date if both of the following conditions are satisfied:

  •
  the average of the daily closing prices of a share of MainSource common stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding the Determination Date (the "MainSource Market Value") is less than $13.69; and

  •
  the number obtained by dividing the MainSource Market Value by $17.11 (the "Initial MainSource Market Value," which may be adjusted to account for certain transactions involving the stock of MainSource, such as a stock dividend, reclassification or similar transaction between April 7, 2014 and the Determination Date) (the "MainSource Ratio") is less than the number (such number, the "Index Ratio") obtained by dividing the average of the daily closing value for the ten consecutive trading days immediately preceding the Determination Date of a group of financial institution holding companies comprising the KBW Regional Banking Index (the "Final Index Price") by the closing value of a group of financial institution holding companies comprising the NASDAQ Bank Index on April 7, 2014 (the "Initial Index Price"), minus 0.15.

        If MBT elects to exercise its termination right, it shall give prompt written notice thereof to MainSource. During the five (5) business day period commencing with its receipt of such notice, MainSource shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial MainSource Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the MainSource Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial MainSource Market Value by the MainSource Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, MainSource delivers written notice to MBT that it intends to proceed with the Merger by paying such additional consideration, and notifies MBT of the revised Exchange Ratio, then no termination shall have occurred, and the Merger Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

        Under certain circumstances described in the Merger Agreement, a $1,400,000 termination fee may be payable by MBT to MainSource if the Merger Agreement is terminated and the Merger is not consummated. See "THE MERGER AGREEMENT—Termination Fee."

 Termination Fee

        MBT shall pay MainSource a $1,400,000 termination fee if the Merger Agreement is terminated for any of the following reasons:

  •
  if MainSource terminates the Merger Agreement because MBT's board of directors fails to include its recommendation to approve the Merger in the proxy statement/prospectus delivered to shareholders or has withdrawn, modified or changed its approval or recommendation of the Merger Agreement or approves or publicly recommends an acquisition proposal with a third party, or MBT has entered into or publicly announced an intention to enter into another acquisition proposal;

  •
  if the MBT Board fails to publicly reaffirm its recommendation of the Merger Agreement, the Merger or the other transactions contemplated in the Merger Agreement within five business days of a written request by MainSource to provide such reaffirmation;

  •
  if either party terminates the Merger Agreement because it is not approved by the requisite vote of the shareholders of MBT at the meeting called for such purpose and, prior to the date of such termination an acquisition proposal was received by MBT and made known to the shareholders of MBT or publicly available, and prior to the date that is twelve months after such termination MBT or Merchants enters into any acquisition agreement with a third party or an acquisition proposal is consummated, provided, however, that in such case MBT shall only be liable to pay MainSource the amount of the termination fee less the amount of any MainSource expenses previously paid to MainSource as contemplated in the Merger Agreement; or

  •
  If either party terminates the Merger Agreement because the consummation of the Merger has not occurred by December 31, 2014 and (A) prior to the date of such termination an acquisition proposal was made by a third party and (B) prior to the date that is twelve months after such termination, MBT or Merchants enters into any acquisition agreement or any acquisition proposal is consummated.

        In the event that the Merger Agreement is terminated by MainSource as the result of MBT's board's (i) failure to include its recommendation to approve in the proxy statement/prospectus, (ii) change or withdrawal of its recommendation, (iii) approval of a third-party acquisition proposal or publicly recommend that the MBT Shareholders accept or approve the acquisition proposal, (iv) entering into, or publicly announcing its intention to enter into, a definitive agreement or letter of intent with respect to an acquisition proposal, or (v) failure to publicly reaffirm its recommendation of the Merger Agreement and Merger within five (5) business days of a written request by MainSource to provide such reaffirmation, then MBT shall pay the termination fee by wire transfer the same day the termination occurs. If the termination fee is owed as a result of an acquisition proposal entered into or consummated within twelve months after the termination, such termination fee shall be payable on the earlier of the date MBT enters into the acquisition agreement or consummates the acquisition.

Management and Operations After the Merger

        MainSource's officers and directors serving at the effective time of the Merger shall continue to serve as MainSource's officers and directors until such time as their successors have been duly elected and qualified or until their earlier resignation, death, or removal from office. MainSource's articles of incorporation and bylaws in existence as of the effective time of the Merger shall remain MainSource's articles of incorporation and bylaws following the effective time, until such articles of incorporation and bylaws are further amended as provided by applicable law.

 Environmental Inspections

        Under the Merger Agreement, MainSource has the right to terminate the Merger Agreement and not consummate the transaction if any of the real estate owned by MBT or Merchants is determined to be contaminated and the cost to remediate such contamination would be estimated in good faith to exceed $300,000. In order for MainSource to avail itself of this termination provision, it is required to request that Phase I environmental investigations be commenced with respect to such real estate. MainSource is currently in the process of obtaining such environmental investigations.

Effective Time of Merger

        Unless otherwise mutually agreed to by the parties, the effective time of the Merger will occur on the last business day of the month following the fulfillment of all conditions precedent to the Merger and the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger. The parties currently anticipate closing the Merger in the fourth quarter of 2014.

Regulatory Approvals for the Merger

        Under the terms of the Merger Agreement, the Merger cannot be completed until MainSource receives necessary regulatory approvals, which include the approval of the IDFI, FDIC and the Federal Reserve Board. As of the date of this proxy statement/prospectus, MainSource has received all of the regulatory approvals necessary to complete the Merger.

Voting Agreements

        As of the record date, the directors of MBT beneficially owned 46,411 shares or approximately 4.7% of the outstanding shares of MBT common stock. In connection with the execution of the Merger Agreement, the directors of MBT each executed a voting agreement pursuant to which each director agreed to vote the shares that are registered in the director's personal name and not in a fiduciary capacity, and to use reasonable efforts to cause all shares owned by such director jointly with another person or by such director's spouse over which the director has voting influence or control, to be voted in favor of the Merger.

Accounting Treatment of the Merger

        MainSource will account for the Merger under the "acquisition" method of accounting in accordance with United States generally accepted accounting principles. Using the purchase method of accounting, the assets (including identified intangible assets) and liabilities of MBT will be recorded by MainSource at their respective fair values at the time of the completion of the Merger. The excess of MainSource's purchase price over the net fair value of the tangible and identified intangible assets acquired over liabilities assumed will be recorded as goodwill.

NASDAQ Global Market Listing

        MainSource common stock currently is listed on the NASDAQ Global Market under the symbol "MSFG." The shares to be issued to the MBT shareholders in the Merger will be eligible for trading on the NASDAQ Global Market.

Dissenters' Rights of Appraisal

        Under Indiana law, you will have dissenters' rights with respect to the Merger. If you follow the procedures set forth in Title 23, Article 1, Chapter 44 of the Indiana Code, you will be entitled to receive the fair value of your shares of MBT common stock rather than having your shares converted into the right to receive the Merger Consideration as described above. Accompanying this prospectus/proxy statement as Annex C is a copy of the text of Chapter 44 of the Indiana Business Corporation Law, which prescribes the procedures for the exercise of dissenters' rights and for determining the fair value of MBT common stock. MBT shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 44 of the Indiana Business Corporation Law in order to perfect their rights. MBT and MainSource will require strict compliance with the statutory procedures.

        The following is intended as a brief summary of the material provisions of the Indiana statutory procedures required to be followed by a shareholder in order to dissent from the Merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 44 of the Indiana Business Corporation Law, the full text of which appears as Annex C of this prospectus/proxy statement.

        Under Section 23-1-44 of the Indiana Code, an MBT shareholder of record for the special meeting who desires to assert dissenters' rights must (1) deliver to MBT before the shareholder vote is taken written notice of the shareholder's intent to demand payment in cash for shares owned if the Merger is effectuated, and (2) not vote the shareholder's shares in favor of the Merger, either in person or by proxy. Dissenting shareholders may not dissent as to only some but not all of the MBT common stock registered in their names, except in limited circumstances. Dissenting shareholders may send their written notice to:

  MBT Bancorp
  111 North State Street
  West Harrison, Indiana 47060
  Attn: Donald A.W. Patterson

        If the Merger is approved by the MBT shareholders, MBT must deliver a written notice of dissenters' rights to each dissenting shareholder satisfying the above conditions within ten days after shareholder approval has occurred. The notice to dissenting shareholders must:

  1.
  state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

  2.
  inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

  3.
  supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed Merger, which was April 7, 2014, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

  4.
  set a date by which MBT must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and

  5.
  be accompanied by a copy of Indiana Code Chapter 23-1-44.

        Any MBT shareholder who is sent a notice to dissenters must then (a) demand payment for the shareholder's shares of MBT common stock, (b) certify whether the shareholder acquired beneficial ownership of the MBT common stock before April 7, 2014 (the date the Merger was publicly announced) and (c) deposit the shareholder's certificates representing shares of MBT common stock in accordance with the terms of the notice to dissenters. An MBT shareholder who fails to demand payment or deposit his or her share certificates, where required, by the date set forth in the notice to dissenters will not be entitled to payment for the shareholder's shares through the dissenters' rights process and will be considered to have voted his or her shares in favor of the Merger.

        An MBT shareholder who desires to exercise dissenters' rights concerning the Merger but who does not comply with the conditions described above will be considered not to be entitled to dissenters' rights under Indiana Code Chapter 23-1-44. Shareholders who execute and return the enclosed proxy, but do not specify a vote on the Merger Proposal will be deemed to have voted in favor of the Merger and, accordingly, to have waived their dissenters' rights, unless such shareholder revokes the proxy before it is voted and in addition satisfies the other requirements of Indiana Code Chapter 23-1-44.

        Upon consummation of the Merger, MainSource will pay each dissenting shareholder who has complied with all statutory requirements and the notice to dissenters, and who was the beneficial owner of MBT common stock before April 7, 2014 (the date the Merger was first publicly announced), MainSource's estimate of the fair value of the shares as of the time immediately before the Merger, excluding any appreciation in value in anticipation of the Merger unless such exclusion would be inequitable. For those dissenters who became beneficial owners of shares on or after April 7, 2014, MainSource will provide its estimate of fair value upon consummation of the Merger, but may withhold payment of the fair value of the shares until the dissenting shareholder agrees to accept the estimated fair value amount in full satisfaction of the dissenting shareholder's demand or until MainSource is otherwise directed by a court of competent jurisdiction.

        If the dissenting shareholder believes the amount paid or estimated by MainSource is less than the fair value for his or her shares of MBT common stock or if MainSource fails to make payment to the dissenting shareholder within 60 days after the date set for demanding payment, the dissenting shareholder may notify MainSource in writing of the shareholder's own estimate of the fair value of his or her shares and demand payment of his or her estimate (less the amount of any payment made by MainSource for the shares to the dissenting shareholder). Demand for payment must be made in writing within 30 days after MainSource has made payment for the dissenting shareholder's shares or has offered to pay its estimate of fair value for the dissenting shareholder's shares. MainSource will not give further notice to the dissenting shareholder of this deadline. A dissenting shareholder who fails to make the demand within this time waives the right to demand payment for the shareholder's shares.

        MainSource can elect to agree with the dissenting shareholder's fair value demand; or, if a demand for payment remains unsettled, MainSource must commence a proceeding in the circuit or superior court of Decatur County within 60-days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares. If MainSource fails to commence the proceeding within the 60-day period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded. MainSource must make all dissenting shareholders whose demands remain unsettled parties to the proceeding and all parties must be served a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares, plus interest, exceeds the amount paid by MainSource.

        The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and will assess these costs against the parties in amounts the court finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against MainSource if the court finds that MainSource did not comply with Indiana Code Chapter 23-1-44 or against either MainSource or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Indiana Code Chapter 23-1-44.

        If MBT and MainSource do not consummate the Merger within 60 days after the date set in the notice to dissenters for demanding payment and depositing certificates of MBT common stock, MBT will return the deposited certificates. If after returning the deposited certificates MBT and MainSource consummate the Merger, MBT will send a new notice to dissenters and repeat the payment demand process.

        Every MBT shareholder who does not deliver a notice of intent to demand payment for his or her shares as described above, or who votes in favor of the Merger, is bound by the vote of the assenting shareholders and will have no right to dissent and to demand payment of the fair value of the shareholder's shares of MBT common stock as a result of the Merger. Such a shareholder will only be entitled to the same consideration described in this document to be offered to every other assenting MBT shareholder as a result of the Merger. Voting against the Merger does not in itself constitute the notice of intent to demand payment required by Indiana Code Chapter 23-1-44.

        Pursuant to the Merger Agreement, MainSource has the right to terminate the Merger Agreement in the event dissenting shares represent more than ten percent (10%) of the outstanding shares of MBT common stock.

INTERESTS OF CERTAIN DIRECTORS AND OFFICERS
OF MBT IN THE MERGER

        When considering the recommendation of the MBT board of directors, you should be aware that some of the employees and directors of MBT and Merchants have interests that are different from, or in conflict with, your interests. The board of directors was aware of these interests when it approved the Merger Agreement. Except as described below, to the knowledge of MBT, the executive officers and directors of MBT do not have any material interest in the Merger apart from their interests as shareholders of MBT.

Letter Agreements with MBT Executive Officers

        Certain MBT executive officers and employees, including Sandra A. Melillo, David Z. Rosen, Donald A. W. Patterson, and Mark J. Sams, are parties to Letter Agreements that provide for the payment of an amount equal to fifty percent (50%) of such officers' or employees' base salary if such officer or employee remains employed by MBT through the closing date of a merger transaction, and for payment of an amount equal to an additional fifty percent (50%) of such officers' or employees' base salary if such officer or employee is either not employed following the closing date or if his or her employment is terminated within six months following the closing date. Pursuant to the Merger Agreement, MBT is required to terminate all of the Letter Agreements, including amending each Letter Agreement to provide for the payment of all benefits at closing and the full and complete release by each holder of a Letter Agreement of any claims related to the Letter Agreement against MBT or MainSource.

Indemnification and Insurance of Directors and Officers

        MainSource has agreed that all rights to indemnification and exculpation from liabilities for acts or omissions occurring prior to the effective time of the Merger existing in favor of current or former directors and officers of MBT and Merchants as provided in the articles of incorporation or by-laws of MBT and Merchants and any existing indemnification agreements or arrangements disclosed to MainSource shall survive the Merger and shall continue in full force and effect in accordance with their terms to the fullest extent permitted by law, and shall not be amended, repealed or otherwise modified after the effective time of the Merger in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the effective time of the Merger.

        In addition, MainSource has agreed to cause MBT's and Merchants' directors and officers to be covered for a period of five years after the effective time of the Merger by MBT's existing directors' and officers' liability insurance policy (or a substitute policy obtained by MainSource having the same coverage and amounts and terms and conditions that are not less advantageous to such directors and officers) with respect to acts or omissions occurring before the effective time of the Merger.

COMPARISON OF THE RIGHTS OF SHAREHOLDERS

        Under the Merger Agreement, MBT shareholders will have the right to exchange their shares of MBT common stock for shares of MainSource common stock or cash. MBT is organized under the laws of the State of Indiana, and the MBT shareholders are governed by the applicable laws of the State of Indiana, including the Indiana Business Corporation Law ("IBCL"), and MBT's articles of incorporation and by-laws. MainSource is an Indiana corporation, and is governed by the laws of the State of Indiana. Upon consummation of the Merger, MBT's shareholders will become MainSource shareholders, and the Amended and Restated Articles of Incorporation of MainSource (the "MainSource Articles"), the Amended and Restated Bylaws of MainSource (the "MainSource Bylaws"), the Indiana Business Corporation Law ("IBCL"), and rules and regulations applying to public companies will govern their rights as MainSource shareholders.

        The following summary discusses some of the material differences between the current rights of MainSource shareholders and MBT shareholders under the MainSource Articles, the MainSource by-laws, the Articles of Incorporation of MBT (the "MBT Articles"), and the By-laws of MBT (the "MBT By-laws").

        The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of the MainSource Articles, the MainSource Bylaws, the MBT Articles and the MBT By-laws, as applicable.

Authorized Capital Stock

  MainSource

        MainSource currently is authorized to issue up to 100,000,000 shares of common stock, no par value, of which 20,940,298 shares were outstanding as of December 31, 2013. MainSource also is authorized to issue up to 400,000 shares of preferred stock, no par value. Currently, there are no shares of MainSource preferred stock outstanding. If any series of preferred stock is issued, the MainSource board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock.

        As of March 31, 2014, MainSource had options to purchase 388,000 shares of common stock issued and outstanding.

  MBT

        MBT currently is authorized to issue up to 2,000,000 shares of common stock, no par value, of which 991,521 shares were outstanding as of April 7, 2014. MBT also is authorized to issue up to 100,000 shares of preferred stock, no par value. Currently, there are no shares of MBT preferred stock outstanding.

Voting Rights and Cumulative Voting

  MainSource

        Each holder of MainSource common stock generally has the right to cast one vote for each share of MainSource common stock held of record on all matters submitted to a vote of shareholders of MainSource. If MainSource issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. Indiana law permits shareholders to cumulate their votes in the election of directors if the corporation's articles of incorporation so provide. However, the MainSource Articles do not grant cumulative voting rights to its shareholders.

  MBT

        Each holder of MBT common stock generally has the right to cast one vote for each share of MBT common stock held of record on all matters submitted to a vote of shareholders of MBT. If MBT issues shares of preferred stock, the holders of such preferred stock also may possess voting rights. The MBT Articles do not grant cumulative voting rights to its shareholders.

Dividends

        MainSource and MBT may pay dividends and make other distributions at such times, in such amounts, to such persons, for such consideration, and upon such terms and conditions as MainSource's and MBT's respective board of directors may determine, subject to all statutory restrictions, including banking law restrictions discussed elsewhere in this proxy statement/prospectus.

Liquidation

        In the event of the liquidation, dissolution, and/or winding-up of MainSource or MBT, the holders of shares of MainSource and MBT common stock, as the case may be, are entitled to receive, after the payment of or provision of payment for MainSource's and MBT's respective debts and other liabilities and of all shares having priority over the common stock, a ratable share of the remaining assets of MainSource and MBT, respectively.

Preferred Stock

        In general, the boards of directors of MainSource and MBT are authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences, and other rights of the shares of each such series and the limitations thereof. If MainSource or MBT were to issue preferred stock, such preferred stock may have a priority rank over its common stock with respect to dividend rights, liquidation preferences, or both, and may have full or limited voting rights, and the holders of such preferred stock may be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights such holders may possess.

Issuance of Additional Shares

  MainSource

        Except in connection with the proposed Merger with MBT, and as otherwise may be provided herein, and except in connection with administration of existing employee benefits plans, MainSource has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued shares of MainSource common and preferred stock will be available for general corporate purposes, including, but not limited to, issuance as stock dividends or in connection with stock splits, issuance in future mergers or acquisitions, issuance under a cash dividend reinvestment and/or stock purchase plan, or issuance in future underwritten or other public or private offerings.

        Section 23-1-26-2 of the IBCL permits the board of directors of an Indiana corporation to authorize the issuance of additional shares, unless the corporation's articles of incorporation reserve such a right to the corporation's shareholders. Under the MainSource Articles, no shareholder approval will be required for the issuance of these shares. As a result, MainSource's board of directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of MainSource's common shareholders, subject to any restrictions imposed on the issuance of such shares by the NASDAQ Stock Market.

  MBT

        MBT has no specific plans for the issuance of additional authorized shares of its common stock or for the issuance of any shares of preferred stock, except as specifically permitted under the Merger Agreement. The MBT Articles provide that no shareholder approval is required for the issuance of shares. As a result, MBT's board of directors may issue preferred stock, without shareholder approval, possessing voting and conversion rights that could adversely affect the voting power of MBT's common shareholders.

Number of and Restrictions Upon Directors

  MainSource

        The MainSource Bylaws state that the number of directors shall be not less than five (5) and not more than fifteen (15), as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he was elected and until his successor shall be elected and qualified, whichever period is longer, or until his death, resignation, or removal. Neither the MainSource Articles nor the MainSource Bylaws contain any other restrictions on the qualifications of directors, including residency and age restrictions. The MainSource Bylaws specifically opt out of the provision in the IBCL providing for staggered terms of directors.

  MBT

        The MBT By-Laws provide that the number of directors shall be not less than five (5) and not more than nine (9). Each director holds office for the term for which he was elected and until his successor shall be elected and qualified. Every director must, during the term of his/her service, be a citizen of the United States, and must reside within a distance not to exceed fifty (50) miles of MBT's principal office. Every director must own, at his/her appointment and thereafter, not fewer than eighty (80) shares of MBT capital stock.

        The MBT Articles provide that the board of directors shall be divided into three classes as nearly equal in number as possible. The members of each class shall be elected for a term of three years, with members of one class up for election each year. Section 4 of Article VII of MBT's Articles, providing for a classified board, may be amended only by an affirmative vote of at least seventy percent (70%) of the total number of shares entitled to vote on the matter.

Removal of Directors

  MainSource

        Under Indiana law, directors may be removed in any manner provided in the corporation's articles of incorporation. In addition, the shareholders or directors may remove one or more directors with or without cause, unless the articles of incorporation provide otherwise. Under the MainSource Bylaws, any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. Additionally, any director may be removed, with or without cause, by a vote of the board of directors. Whenever any voting group is entitled to elect one or more directors by the provisions of the MainSource Articles, only the shareholders of that voting group may participate in the vote to remove that director.

  MBT

        The MBT Articles provide that any director may be removed from office at any time without cause by the affirmative vote of the holders of at least seventy percent (70%) of all of the outstanding shares of capital stock entitled to vote on the election of directors at a meeting of shareholders called for that purpose. Any director can be removed with cause by the affirmative vote of the holders of a majority of the outstanding shares of capital stock entitled to vote on election of directors at a meeting of shareholders called for that purpose. The MBT By-Laws provide that any or all members of the board of directors may be removed, with or without cause, at a meeting of shareholders called expressly for that purpose by a vote of the holders of not less than a majority of the outstanding shares of capital stock then entitled to vote at the election of directors.

Special Meetings of the Board

  MainSource

        The MainSource Bylaws provide that special meetings of the board of directors may be called by, or at the request of, the Chairman of the Board, the president of MainSource, or by any two directors.

  MBT

        The MBT By-laws provide that special meetings of the board of directors may be called by the Chairman of the Board, the President, or by not less than a majority of the members of the board of directors.

Classified Board of Directors

        The MBT Articles provide that MBT's board of directors shall be divided into three classes, with directors in each class elected to staggered three-year terms. Consequently, it could take two annual elections to replace a majority of MBT's board of directors.

        The MainSource Articles do not provide for a division of the MainSource board of directors into classes, and the MainSource Bylaws specifically opt out of the provision in the IBCL providing for staggered terms of directors.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

  MainSource

        The MainSource Bylaws provide that nominations for the election of directors may be made by a nominating committee appointed by the board of directors that consists of at least two independent directors or by any shareholder entitled to vote on the election of directors, subject to the nomination having been made in compliance with certain notice and informational requirements. In addition, the MainSource Bylaws provide that any business to be presented at the annual meeting of shareholders is subject to certain advance notice and informational requirements. The MainSource Bylaws state that the Secretary (on behalf of the nominating committee) must receive written notice of any shareholder director nomination or proposal for business at an annual meeting of shareholders not less than sixty (60) nor more than ninety (90) days prior to the meeting; provided, however, that in the event less than seventy (70) days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of the nomination or proposal must be received no later than the tenth day following the day on which notice of the date of the annual meeting was mailed or public disclosure was made.

  MBT

        The MBT By-Laws provide that nominations for election to the board of directors may be made by the board of directors or by any shareholder of any outstanding class of capital stock of MBT entitled to vote for the election of directors. Nominations, other than those made by or on behalf of the existing management of MBT, must be made in writing and delivered or mailed to the President of MBT not less than ten (10) days nor more than fifty (50) days prior to any meeting of shareholders called for the election of directors. The notification provided by the nominating shareholder must contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of capital stock of MBT that will be voted for each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of MBT owned by the notifying shareholder. Nominations not following the proper procedure may be disregarded by the chairman of the meeting, and upon his instructions, the vote tellers may disregard all votes cast for each such nominee.

Special Meetings of Shareholders

  MainSource

        As permitted under the IBCL, the MainSource Bylaws state that special shareholders' meetings may be called by the Chairman of the board of directors or the Chief Executive Officer, and shall be called by the Chairman of the Board at the written request of a majority of the members of the board of directors or upon delivery to MainSource's Secretary of a signed and dated written demand for a special meeting from the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

  MBT

        As permitted under the IBCL, the MBT By-Laws provide that special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the MBT Articles, may be called by the board of directors or the President and shall be called by the President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of shareholders holding of record not less than one-fourth of all the shares outstanding and entitled by the MBT Articles to vote on the business for which the meeting is being called.

Indemnification

        Under the IBCL, an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding if (a) the individual's conduct was in good faith, (b) the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the best interests of the corporation, and in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (c) in the case of any criminal proceeding, the individual either had reasonable cause to believe that the individual's conduct was lawful, or the individual had no reasonable cause to believe that the individual's conduct was unlawful.

        Unless limited by its articles of incorporation, a corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in defense of the proceeding.

  MainSource

        In general, the MainSource Articles provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit, or proceeding, by reason of the fact that he or she is or was a director or officer of MainSource, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee, or agent, or in any other capacity while serving as a director or officer, shall be indemnified to the fullest extent authorized by the IBCL, against all expense, liability, and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. However, MainSource is not obligated to indemnify any director or officer with respect to any proceeding in which there is a claim, counterclaim or crossclaim asserted directly by MainSource against any such director or officer, or in any proceeding in which a claim, counterclaim or crossclaim is asserted by any such director or officer against MainSource and/or any of its directors, officers, employees, or agents.

  MBT

        The MBT Articles and MBT By-Laws provide that every person who is or was a director, officer or employee of MBT or any other corporation for which he is or was serving in any capacity at the request of MBT shall be indemnified by MBT against any and all liability and expense that may be incurred by him in connection with, resulting from, or arising out of any claim, action, suit or proceeding, provided that the person is wholly successful with respect to the claim, action, suit or proceeding, or acted in good faith in what he reasonably believed to be in or not opposed to the best interests of MBT or any other corporation for which he is or was serving in any capacity at the request of MBT. MBT will also indemnify each director, officer and employee acting in such capacity in connection with criminal proceedings provided the director, officer or employee had no reasonable cause to believe that his conduct was unlawful. The indemnification by MBT includes but is not limited to attorney fees, disbursements, judgments, fines, penalties or settlements, but shall not in any event include any liability or expenses on account of profits realized by him in the purchase or sale of securities of MBT in violation of the law.

        In order for a director, officer or employee to be entitled to indemnification, the person must be wholly successful with respect to such claim or either (i) the board of directors of MBT acting by a quorum consisting of directors who are not parties to, or who have been wholly successful with respect to such claim, action, suit or proceeding, or (ii) independent legal counsel must determine that the director, officer or employee has met the requisite standards of conduct.

Additional Restrictions on Directors

        The MBT Articles allow directors to have an interest in a contract or transaction with MBT, if the interest is disclosed to or known by the board of directors, and the board authorizes, approves or ratifies the contract or transaction by a majority vote of those present, with the interested director to be counted in determining the existence of a quorum, but not in calculating a majority to approve the transaction.

        In addition, the IBCL allows a director to have a direct or indirect interest in a transaction with MainSource or MBT if any of the following circumstances have been established: (i) the transaction was fair to MainSource or MBT; (ii) the material facts of the transaction and the director's interest were disclosed or known to the board of directors or a committee of the board and the board of directors or committee authorized, approved or ratified the transaction; or (iii) the material facts of the transaction and the director's interest were disclosed or known to the shareholders entitled to vote and they authorized, approved or ratified the transaction. A transaction is authorized, approved or ratified under clause (ii) above if it received the affirmative vote of the majority of the directors on the board or the committee who had no interest in the transaction, but a transaction may not be authorized, approved or ratified by a single director. For purposes of the shareholder vote to authorize, approve or ratify a transaction under clause (iii) above, shares owned by or voted under the control of the interested director may be counted in the vote.

Preemptive Rights

  MainSource

        Although permitted by the IBCL, the MainSource Articles do not provide for preemptive rights to subscribe for any new or additional common stock or other securities of the respective entity. However, preemptive rights may be granted to MainSource's shareholders if the Articles are later amended to permit preemptive rights.

  MBT

        MBT's Articles do not provide holders of MBT common or preferred stock with preemptive rights with respect to any shares that may be issued.

Appraisal Rights of Dissenting Shareholders

  MainSource

        The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges, or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, the NASDAQ Stock Market, or similar exchange. Accordingly, since the shares of MainSource are traded on the NASDAQ Stock Market, no dissenters' rights are available to MainSource shareholders.

  MBT

        The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges, or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. Since the shares of MBT are not traded on the New York Stock Exchange, the NASDAQ Stock Market, or any similar exchange, dissenters' rights are available to MBT shareholders in respect of shares of MBT stock issued and outstanding immediately prior to the effective time which are held by persons who have properly exercised, and not withdrawn or waived, their appraisal rights. Please review the section entitled "The Merger Agreement—Dissenters' Rights of Appraisal" beginning on page     •    for a more thorough discussion of appraisal rights under the IBCL.

Amendment of Articles of Incorporation and Bylaws

  MainSource

        The IBCL generally requires the approval of at least a majority of a quorum of shareholders present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to an Indiana corporation's articles of incorporation. Amendments to the MainSource Articles must be approved by a majority vote of MainSource's board of directors and also by a majority vote of the outstanding shares of MainSource's voting stock.

        The MainSource Bylaws may be amended or repealed by a vote of a majority of the entire board directors of MainSource.

  MBT

        The IBCL generally requires the approval of at least a majority of a quorum of shareholders present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to an Indiana corporation's articles of incorporation. However, the IBCL permits a corporation in its articles of incorporation to specify a higher shareholder vote requirement for certain amendments. Certain provisions of the MBT Articles may only be altered, amended or repealed by the affirmative vote of the holders of not less than seventy percent (70%) of the outstanding shares of MBT common stock entitled to vote on such matter. These provisions are Article VII, Section 4 (relating to terms of directors); Article VII, Section 5 (relating to removal of directors); Article IX, Section 12 (relating to voting rights on certain business combinations); Article IX, Section 13 (relating to consideration of non-financial factors in regards to certain business combinations); and Article IX, Section 14 (relating to control share acquisitions).

        The MBT By-Laws may be amended by a majority vote of the actual number of directors elected and qualified, without assent or vote of the shareholders.

RESTRICTIONS ON UNSOLICITED CHANGES IN CONTROL
(ANTI-TAKEOVER PROTECTIONS)

General

        The MBT Articles include several provisions intended to protect the interests of MBT and its shareholders from unsolicited changes in control. These provisions authorize the MBT board of directors to respond to such unsolicited offers that would effect a change in control in a manner that, in the board's judgment, will best protect the interests of the company and its subsidiaries. Although the MBT board of directors believes that the acquisition restrictions described below are beneficial to its shareholders, the provisions may have the effect of rendering MBT less attractive to potential acquirors, thereby discouraging future takeover attempts that certain shareholders might deem to be in their best interests, or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices, but would not be approved by the MBT board of directors. These acquisition restrictions also will render the removal of management and the incumbent board of directors more difficult. However, MBT's board of directors has concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages. Neither the MainSource Articles nor the MainSource Bylaws contain significant anti-takeover provisions.

MainSource's and MBT's Articles and Bylaws

        Directors.    Certain provisions in the MainSource Bylaws, MBT Articles, and MBT By-Laws impede changes in the majority control of the companies' Boards of Directors. The MBT Articles and By-Laws provide that the board of directors will be divided into three classes, with directors in each class elected for staggered three-year terms. As a result, it would take two annual elections to replace a majority of MBT's board of directors.

        The MainSource Bylaws provide that any vacancy occurring in MainSource's board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term only by a majority vote of the members of the board of directors of MainSource then in office. The MBT By-Laws provide that any vacancy shall be filled by a majority vote of the members of the board of directors, until the next annual or special meeting of the shareholders, or, at the discretion of the board of directors, such vacancy may be filled by vote of the shareholders at a special meeting called for that purpose. Finally, the MainSource Bylaws and the MBT By-Laws each impose certain notice and information requirements in connection with the nomination by shareholders of candidates for election to the respective boards of directors, or the proposal by shareholders of business to be acted upon at an annual meeting of shareholders.

        The MBT By-Laws provide that any director or the entire board of directors may be removed, with or without cause, by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. However, the MBT Articles provide that any director may be removed from office at any time without cause by the affirmative vote of the holders of at least seventy percent (70%) of all of the outstanding shares of capital stock entitled to vote on the election of directors at a meeting of shareholders called for that purpose.

        Restrictions on Call of Special Meetings.    The MainSource Bylaws provide that a special meeting of shareholders may be called by the Chairman of the Board or the Chief Executive Officer of MainSource, or by the Chairman of the Board at the written request of a majority of the members of the board of directors, or upon delivery to MainSource's Secretary of a signed and dated written demand for a special meeting from the holders of at least twenty-five percent (25%) of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The MBT By-Laws provide that special meetings of the shareholders, for any purpose or purposes, unless otherwise prescribed by statute or by the MBT Articles, may be called by the board of directors or the President and shall be called by the President or Secretary at the request in writing of a majority of the board of directors, or at the request in writing of shareholders holding of record not less than one-fourth of all the shares outstanding and entitled by the MBT Articles to vote on the business for which the meeting is being called.

        No Cumulative Voting.    The MainSource Articles and the MBT Articles do not provide for cumulative voting rights in the election of directors.

        Limitations on Significant Shareholders.    The MBT Articles provide that shareholders who acquire twenty percent (20%) of the outstanding voting shares of capital stock of MBT must provide notice to MBT including certain information regarding the proposed control share acquisition. MBT's directors must call a special meeting of shareholders within ten (10) days of receiving the notice, and the meeting shall be held no later than sixty (60) days and no sooner than thirty (30) days after receiving the initial notice. Shareholders must approve the proposed control share acquisition by a majority of the outstanding voting shares not held by the acquiring person. If the shareholders do not affirmatively vote for the proposed control share acquisition, the transaction will not be consummated; if the shareholders do affirmatively vote for the proposed control share acquisition, any dissenting shareholders may obtain certain dissenters' rights.

        Authorization of Preferred Stock.    MainSource and MBT each is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the boards of directors of the respective companies are authorized to fix the designations, powers, preferences, and relative participating, optional, and other special rights of such shares, including voting rights (if any and which could be as a separate class) and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of MainSource or MBT not approved by the respective board of directors, it might be possible for the board of directors of MainSource or MBT, as the case may be, to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. Neither board of directors presently has plans, or is subject to any understanding, to issue any preferred stock and do not intend to issue any preferred stock except on terms that the respective Boards may deem to be in the best interests of MainSource and its shareholders or of MBT and its shareholders, as the case may be.

        Evaluation of Offers.    The MBT Articles provide that the board of directors, when evaluating any offer for MBT such as a tender offer, merger or purchase of all or a material part of its assets, may, in connection with the exercise of its judgment in determining what is in the best interest of MBT and the shareholders of MBT in regards to the adequacy of the amount to be paid in connection with such transaction, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on MBT and its subsidiaries, employees, depositors, loan and other customers, creditors and other elements of the communities where MBT and its subsidiaries operate or are located; the business and financial condition and earnings prospects of the acquiring person or persons, including, but not limited to debt service and other existing or likely financial obligations of the acquiring person or persons, and the possible effect of such conditions upon MBT and its subsidiaries and the other elements of the communities in which MBT and its subsidiaries operate or are located; and the competence, experience, and integrity of the acquiring person or persons and its or their management. The MainSource Articles do not contain provisions regarding the evaluation of offers.

        Procedures for Certain Business Combinations.    The MBT Articles require that the holders of at least seventy percent (70%) of the outstanding common stock of MBT approve certain business combinations which: (1) were not recommended by the vote of seventy percent (70%) of the MBT directors; or (2) are proposed by a MBT shareholder who individually or as a group or association owns ten percent (10%) or more of the then outstanding common stock on the date of the proposal and such proposal does not offer all MBT shareholders consideration for their shares which is at least equal to the highest percent over market value paid by such proposing MBT shareholder for the shares of MBT held by it at the date of the proposal. The MainSource Articles do not contain provisions regarding procedures for certain business combinations.

        Amendments to Articles and Bylaws.    In general, amendments to the MainSource Articles and the MBT Articles must be approved by a majority vote of MainSource's board of directors and MBT's board of directors, respectively, and also by a majority of the outstanding shares of MainSource's and MBT's voting shares, respectively; provided, however, with respect to MBT only, approval by at least seventy percent (70%) of the outstanding shares entitled to vote on the matter is required to amend provisions of MBT's Articles relating to the following: (1) terms of directors, (2) removal of directors, (3) voting rights on certain business combinations, (4) consideration of non-financial factors in regard to certain business combinations, and (5) control share acquisitions.

        The MainSource Bylaws may be amended or repealed by a vote of a majority of the entire board directors of MainSource. The MBT By-Laws may be amended by a majority vote of the actual number of directors elected and qualified, without assent or vote of the shareholders.

State and Federal Law

        State Law.    Several provisions of the IBCL could affect the ability of a third party to acquire shares of MainSource common stock or MBT common stock, respectively, or otherwise affect the control of MainSource or MBT. Chapter 43 of the IBCL prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between corporations such as MainSource or MBT (assuming that either company has over 100 shareholders) and an interested shareholder (defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares) for five years following the date on which the shareholder obtained 10% ownership, unless the acquisition was approved in advance of that date by the board of directors of the respective companies. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed.

        In addition, the IBCL contains provisions designed to assure that minority shareholders have some say in their future relationship with Indiana corporations in the event that a person makes a tender offer for, or otherwise acquires, shares giving that person more than 20%, 33 1/3%, and 50% of the outstanding voting securities of corporations having 100 or more shareholders (the "Control Share Acquisition Statute"). Under the Control Share Acquisition Statute, if an acquirer purchases those shares at a time when the corporation is subject to the Control Share Acquisition Statute, then until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding shares held by officers of the corporation, by employees of the corporation who are directors thereof, and by the acquirer), approves in a special or annual meeting the rights of the acquirer to vote the shares that take the acquirer over each level of ownership as stated in the statute, the acquirer cannot vote those shares. An Indiana corporation otherwise subject to the Control Share Acquisition Statute may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. Both MainSource and MBT have elected to remain subject to this statute because of the desire of the respective companies to discourage non-negotiated hostile takeovers by third parties. However, the Control Share Acquisition Statute does not apply to a plan of affiliation and merger if the corporation complies with the applicable merger provisions and is a party to the plan of merger. Thus, the provisions of the Control Share Acquisition Statute do not apply to the Merger.

        The IBCL specifically authorizes Indiana corporations to issue options, warrants, or rights for the purchase of shares or other securities of the corporation or any successor in interest of the corporation. These options, warrants, or rights may, but need not be, issued to shareholders on a pro rata basis.

        The IBCL specifically authorizes directors, in considering the best interests of a corporation, to consider the effects of any action on shareholders, employees, suppliers, and customers of the corporation, and communities in which offices or other facilities of the corporation are located, and any other factors the directors consider relevant. As described above, the MBT Articles contain provisions having a similar effect. Under the IBCL, directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that such approval is not in the best interests of the corporation. In addition, the IBCL states that directors are not required to redeem any rights under, or render inapplicable, a shareholder rights plan or to take or decline to take any other action solely because of the effect such action might have on a proposed change of control of the corporation or the amounts to be paid to shareholders upon such a change of control. The IBCL explicitly provides that the different or higher degree of scrutiny imposed in Delaware and certain other jurisdictions upon director actions taken in response to potential changes in control will not apply.

        In taking or declining to take any action or in making any recommendation to a corporation's shareholders with respect to any matter, directors are authorized under the IBCL to consider both the short-term and long-term interests of the corporation as well as interests of other constituencies and other relevant factors. Any determination made with respect to the foregoing by a majority of the disinterested directors shall conclusively be presumed to be valid unless it can be demonstrated that such determination was not made in good faith.

        Because of the foregoing provisions of the IBCL, the board of directors of each MainSource and MBT has flexibility in responding to unsolicited proposals to acquire MainSource or MBT, as the case may be, and accordingly it may be more difficult for an acquirer to gain control of MainSource or MBT in a transaction not approved by the respective board of directors.

        Federal Limitations.    Subject to certain limited exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with related regulations, require the approval of the Federal Reserve Board prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person or company acquires 10% or more, but less than 25%, of any class of voting securities and either the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        General.    The following is a summary of the material anticipated U.S. federal income tax consequences generally applicable to a U.S. Holder (as defined below) of shares of MBT common stock with respect to the exchange of such shares for shares of MainSource common stock and/or cash pursuant to the Merger. This discussion assumes that U.S. Holders hold their shares of MBT common stock as capital assets within the meaning of section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been or will be sought or obtained from the IRS regarding the U.S. federal income tax consequences of the Merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

        This summary does not address any tax consequences arising under U.S. federal tax laws other than U.S. federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction or any aspect of income tax that may be applicable to non-U.S. Holders of share of MBT common stock. In addition, this summary does not address all aspects of U.S. federal income taxation that may apply to U.S. Holders of shares of MBT common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of shares of MBT common stock that are partnerships or other pass-through entities (and persons holding their shares of MBT common stock through a partnership or other pass-through entity), persons who acquired shares of MBT common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a "functional currency" other than the U.S. dollar and persons holding their shares of MBT common stock as part of a straddle, hedging, constructive sale or conversion transaction.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of shares of MBT common stock that is for U.S. federal income tax purposes:

  •
  a United States citizen or resident alien;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the U.S. or any state therein or the District of Columbia;

  •
  a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person; and

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source.

        If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds shares of MBT common stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

        MainSource and MBT have structured the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. The obligations of MainSource and MBT to consummate the Merger are conditioned upon the receipt of an opinion from Krieg DeVault LLP, counsel to

MainSource, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. This opinion will be based, in part, upon customary representations made by MainSource and MBT. MainSource and MBT have not requested and do not intend to request any ruling from the IRS. Accordingly, MainSource urges each MBT shareholder to consult such shareholder's own tax advisors as to the specific tax consequences resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws. Assuming the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger are as follows:

  •
  no gain or loss will be recognized by MainSource, the subsidiaries of MainSource, MBT or Merchants by reason of the Merger;

  •
  the tax basis of the assets of MBT in the hands of MainSource will be the same as the tax basis of such assets in the hands of MBT immediately prior to the Merger; and

  •
  the holding period of the assets of MBT to be received by MainSource will include the period during which such assets were held by MBT.

        Exchange of Shares of MBT Common Stock Solely for Shares of MainSource Common Stock.    A MBT shareholder that exchanges all of its shares of MBT common stock solely for shares of MainSource common stock in the Merger will not recognize any gain or loss (except with respect to cash received in lieu of a fractional share of MainSource common stock, as discussed below).

        Exchange of Shares of MBT Common Stock Solely for Cash.    A MBT shareholder that exchanges all of its shares of MBT common stock solely for cash in the Merger will (unless treated as a dividend under Section 302 of the Code as discussed below) recognize capital gain or loss on the exchange in an amount equal to the difference, if any, between the amount of cash received and the MBT shareholder's aggregate tax basis in the shares surrendered in exchange therefor. The gain or loss will be long-term capital gain or loss if the MBT shareholder's holding period for its MBT common stock is more than one year as of the date of the Merger. Any gain recognized by a MBT shareholder and classified as a dividend under Section 302 of the Code will be treated as either ordinary income or qualified dividend income. Any gain treated as qualified dividend income will generally be taxable to individual MBT shareholders at the long-term capital gains rate. Gain treated as ordinary income will be taxed at ordinary income rates. Each MBT shareholder is urged to consult its tax advisor to determine whether a dividend, if any, would be treated as qualified dividend income.

        Exchange of MBT Common Stock for Cash and MainSource Common Stock.    A MBT shareholder that exchanges all of its MBT common stock for a combination of shares of MainSource common stock and cash (other than any cash received in lieu of a fractional share of MainSource common stock) in the Merger will recognize gain (but not loss) in an amount not to exceed the amount of cash (excluding any cash received in lieu of a fractional share of MainSource common stock) received in the Merger. For this purpose, a MBT shareholder generally must calculate gain or loss separately for each identifiable block of shares of MBT common stock exchanged by the shareholder in the Merger, and a loss realized on one block of shares of MBT common stock may not be used by the shareholder to offset a gain realized on another block of shares of MBT common stock. MBT shareholders should consult their tax advisors regarding the manner in which cash and shares of MainSource common stock should be allocated among their shares of MBT common stock and the specific U.S. federal income tax consequences thereof.

        In addition, for purposes of determining the character of this gain, a MBT shareholder will be treated as having received only shares of MainSource common stock in exchange for such shareholder's shares of MBT common stock and as having redeemed immediately a portion of such shares of MainSource common stock for the cash received (excluding any cash received in lieu of a fractional share of MainSource common stock). Unless the redemption is treated as a dividend under the principles of Section 302 of the Code (to the extent of such MBT shareholder's share of the undistributed earnings and profits of MBT), the consequences of which are described above, the gain will be capital gain (and, if the MBT shareholder's holding period for its MBT common stock is more than one year as of the date of the Merger, long-term capital gain).

        Cash Received Instead of a Fractional Share of MainSource Common Stock.    A MBT shareholder that receives cash in lieu of a fractional share of MainSource common stock will be treated as having received the fractional share pursuant to the Merger and then as having exchanged the fractional share for cash in a redemption by MainSource. As a result, a MBT shareholder will generally recognize gain or loss equal to the difference between the amount of cash received and the tax basis of such shareholder's fractional share interest as set forth above. This gain or loss will generally be capital gain or loss unless the redemption is classified as a dividend under the principles of Section 302 of the Code (the consequences of which are described above).

        Tax Basis.    A MBT shareholder's aggregate tax basis in the shares of MainSource common stock received in the Merger (including a fractional share of MainSource common stock, if any, deemed to be issued and redeemed by MainSource) will be equal to the shareholder's aggregate tax basis in such shareholder's shares of MBT common stock surrendered, decreased by the amount of any cash received in the Merger (other than any cash received in lieu of a fractional share of MainSource common stock), and increased by the amount of any gain recognized by such MBT shareholder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of a fractional share of MainSource common stock). A MBT shareholder's tax basis in its shares of MainSource common stock may be determined with reference to each identifiable block of shares of MBT common stock surrendered in the Merger. MBT shareholders should consult their tax advisors regarding the manner in which shares of MainSource common stock should be allocated among their shares of MBT common stock for purposes of identifying the tax basis of the shares of MainSource common stock.

        Holding Period.    A MBT shareholder's holding period for shares of MainSource common stock received in the Merger (including a fractional share of MainSource common stock, if any, deemed to be issued and redeemed by MainSource) will include the holding period of the shares of MBT common stock surrendered in the Merger. A MBT shareholder's holding period in its shares of MainSource common stock may be determined with reference to each identifiable block of shares of MBT common stock surrendered in the Merger. MBT shareholders should consult their tax advisors regarding the manner in which shares of MainSource common stock should be allocated among their shares of MBT common stock for purposes of identifying the holding period of the shares of MainSource common stock.

        Tax on Net Investment Income.    Certain U.S. Holders whose income exceeds certain threshold amounts will be subject to a 3.8% Medicare contribution tax on "net investment income" in tax years beginning on or after January 1, 2013. Net investment income generally includes dividends and capital gains with respect to the sale, exchange, or other disposition of stock.

        Backup Withholding and Information Reporting.    Payments of cash to a holder of MBT common stock may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not an additional tax and will be allowed as a refund or credit against the holder's U.S. federal income tax liability, provided the required information is furnished to the IRS.

        A MBT shareholder owning at least one percent (by vote or value) of the total outstanding shares of MBT common stock or having a tax basis of $1,000,000 or more in its shares of MBT common stock, immediately before the Merger, is required to file a statement with the shareholder's U.S. federal income tax return setting forth the tax basis in the shares of MBT common stock exchanged in the Merger, the fair market value of the shares of MainSource common stock and the amount of any cash received in the Merger. In addition, all MBT shareholders will be required to retain records pertaining to the Merger.

        The preceding discussion is intended only as a summary of material U.S. federal income tax consequences of the Merger. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, MBT urges MBT shareholders to consult their own tax advisors as to the specific tax consequences to them resulting from the Merger, including tax return reporting requirements, the applicability and effect of federal, state, local, and other applicable tax laws and the effect of any proposed changes in the tax laws.

        For the reasons set forth above, the MBT board of directors determined that the Merger, the Merger Agreement, and the transactions contemplated by the Merger Agreement are advisable and in the best interests of MBT and its shareholders, and approved and adopted the Merger Agreement. The MBT board of directors unanimously recommends that MBT shareholders vote "FOR" approval of the Merger Agreement and the Merger.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

        In addition to the Merger Proposal, the shareholders of MBT also are being asked to approve a proposal to adjourn or postpone the special meeting to permit further solicitation of proxies in the event that an insufficient number of shares is present in person or by proxy to approve the Merger Proposal.

        Under the IBCL and the Articles of Incorporation of MBT, the holders of a majority of the outstanding shares of common stock of MBT are required to approve the Merger. It is rare for a company to achieve 100% (or even 90%) shareholder participation at an annual or special meeting of shareholders, and only a majority of the holders of the outstanding shares of common stock of MBT are required to be represented at the special meeting, in person or by proxy, for a quorum to be present. In the event that shareholder participation at the special meeting is lower than expected, MBT would like the flexibility to postpone or adjourn the meeting in order to attempt to secure broader shareholder participation. If MBT desires to adjourn the special meeting, MBT will request a motion that the special meeting be adjourned, and delay the vote on the proposal to approve and adopt the Merger Agreement until the special meeting is reconvened. If MBT adjourns the special meeting for 30 days or less, MBT will not set a new record date or will announce prior to adjournment the date, time and location at which the special meeting will be reconvened; no other notice will be provided. Unless revoked prior to its use, any proxy solicited for the special meeting will continue to be valid for any adjourned or postponed special meeting, and will be voted in accordance with your instructions and, if no contrary instructions are given, for the proposal to approve and adopt the Merger Agreement.

        Any adjournment will permit MBT to solicit additional proxies and will permit a greater expression of the views of MBT shareholders with respect to the Merger. Such an adjournment would be disadvantageous to shareholders who are against the proposal to approve and adopt the Merger Agreement because an adjournment will give MBT additional time to solicit favorable votes and increase the chances of approving that proposal. MBT has no reason to believe that an adjournment of the special meeting will be necessary at this time.

        MBT's board of directors recommends that shareholders vote FOR the proposal to adjourn or postpone the special meeting. Approval of the proposal to adjourn or postpone the special meeting to allow extra time to solicit proxies (Proposal 2 on your proxy card) requires more votes to be cast in favor of the proposal than are cast against it. Abstentions and broker non-votes will not be treated as "NO" votes and, therefore, will have no effect on this proposal.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS AND EXPERTS

        The consolidated financial statements of MainSource incorporated herein by reference to MainSource's Annual Report on Form 10-K for the year ended December 31, 2013, have been audited by Crowe Horwath LLP, an independent registered public accounting firm ("Crowe"), as set forth in their report thereon incorporated by reference in this proxy statement/prospectus in reliance upon such report given on the authority of Crowe as experts in accounting and auditing.

LEGAL MATTERS

        Certain matters pertaining to the validity of the authorization and issuance of the MainSource common stock to be issued in the proposed Merger and certain matters pertaining to the federal income tax consequences of the proposed Merger will be passed upon by Krieg DeVault LLP, Indianapolis, Indiana.

SHAREHOLDER PROPOSALS FOR NEXT YEAR

MainSource

        If the Merger is completed, MBT shareholders will become shareholders of MainSource. To be included in MainSource's proxy statement and voted on at MainSource's regularly scheduled 2015 annual meeting of shareholders, shareholder proposals must have been submitted in writing by November 22, 2014, to MainSource's Secretary, 2105 North State Road 3 Bypass, Greensburg, Indiana 47240, which date is 120 calendar days before the date of the release of MainSource's proxy statement for 2014. If notice of any other shareholder proposal intended to be presented at the annual meeting is not received by MainSource on or before November 22, 2014, the proxy solicited by the MainSource board of directors for use in connection with that meeting may confer authority on the proxies to vote in their discretion on such proposal, without any discussion in the MainSource proxy statement for that meeting of either the proposal or how such proxies intend to exercise their voting discretion. Any such proposals will be subject to the requirements of the proxy rules and regulations adopted under the Exchange Act. If the date of the 2015 annual meeting is changed, the dates set forth above may change.

        Pursuant to MainSource's Bylaws, any shareholder wishing to nominate a candidate for director or propose other business at an annual meeting must give MainSource written notice not less 60 or more than 90 days before the meeting, and the notice must provide certain other information as described in the Bylaws. Copies of the Bylaws are available to shareholders free of charge upon request to MainSource's Secretary.

MBT

        If the Merger occurs, there will be no MBT annual meeting of shareholders for 2015. In that case, shareholder proposals must be submitted to MainSource in accordance with the procedures described above.

        If the Merger is not completed, MBT will hold its 2015 annual meeting in accordance with its current governing documents and as required by Indiana law.

WHERE YOU CAN FIND MORE INFORMATION

        MainSource files annual, quarterly, and current reports, proxy statements, and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information that MainSource files at the Securities and Exchange Commission's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference room.

MainSource's public filings also are available to the public from commercial document retrieval services and on the Internet site maintained by the Securities and Exchange Commission at "http://www.sec.gov." Shares of MainSource common stock are listed on the NASDAQ Global Market under the symbol "MSFG."

        MainSource has filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act of 1933 with respect to the common stock of MainSource being offered in the Merger. This proxy statement/prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from the proxy statement/prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this proxy statement/prospectus concerning the contents of any documents are not necessarily complete, and in each case are qualified in all respects by reference to the copy of the document filed with the Securities and Exchange Commission.

        The Securities and Exchange Commission allows MainSource to "incorporate by reference" the information filed by MainSource with the Securities and Exchange Commission, which means that MainSource can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement/prospectus.

        MainSource incorporates by reference the documents and information listed below:

  (1)
  MainSource's Annual Report on Form 10-K for the year ended December 31, 2013;

        (2)   The information described below under the following captions in MainSource's Form 10-K for the fiscal year ended December 31, 2013: (a) the information concerning share ownership of principal shareholders and concerning directors and executive officers of MainSource under the caption "Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters"; (b) "Executive Compensation"; (c) "Certain Relationships and Related Transactions and Director Independence"; and (d) information concerning directors and executive officers of MainSource under the caption "Directors, Executive Officers and Corporate Governance";

  (3)
  MainSource's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014;

        (4)   MainSource's Current Reports on Form 8-K filed January 29, 2014, February 7, 2014, April 7, 2014, April 10, 2014, April 28, 2014, April 30, 2014, May 6, 2014 and May 23, 2014; and

        (5)   The description of MainSource's common stock set forth in the registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on May 19, 2005, including any amendment or report filed with the SEC for the purpose of updating such description.

        MainSource also incorporates by reference any filings it makes with the Securities and Exchange Commission under Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934 between the date hereof and the date of MBT's special meeting of shareholders at which the Merger is to be presented to a vote.

        Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

        You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated by reference. This proxy statement/prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this proxy statement/prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this proxy statement/prospectus is required to be delivered, this proxy statement/prospectus will be supplemented or amended.

        All information regarding MainSource in this proxy statement/prospectus has been provided by MainSource, and all information regarding MBT in this proxy statement/prospectus has been provided by MBT.

Annex A

AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated to be effective as of the 7th day of April, 2014, by and between MAINSOURCE FINANCIAL GROUP, INC., an Indiana corporation ("MainSource"), and MBT BANCORP, an Indiana corporation ("MBT").

W I T N E S S E T H:

        WHEREAS, MainSource is an Indiana corporation registered as a bank holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

        WHEREAS, MBT is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in West Harrison, Dearborn County, Indiana; and

        WHEREAS, MainSource and MBT seek to affiliate through a corporate reorganization whereby MBT will merge with and into MainSource, and thereafter, The Merchant's Bank and Trust Company ("Merchants"), an Indiana chartered commercial bank and the wholly-owned subsidiary of MBT, will be merged with and into MainSource Bank, an Indiana chartered commercial bank and the wholly-owned subsidiary of MainSource; and

        WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have approved this Agreement, authorized its execution and designated this Agreement a plan of reorganization and a plan of merger; and

        WHEREAS, all of the members of the Board of Directors of MBT have agreed to execute and deliver to MainSource a voting agreement substantially in the form attached hereto as Exhibit A.

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of MBT with and into MainSource, and the mode of carrying such merger into effect as follows:

ARTICLE I.

THE MERGER

        1.01    The Merger.    (a) General Description.    Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Article IX hereof), MBT shall merge with and into MainSource (the "Merger"). MainSource shall survive the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law, as amended.

        (b)    Name, Officers and Directors.    The name of the Surviving Corporation shall be "MainSource Financial Group, Inc." Its principal office shall be located at 2105 North State Road 3, Bypass, Greensburg, Indiana. The officers of MainSource serving at the Effective Time shall continue to serve as the officers of the Surviving Corporation, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office. The directors of the Surviving Corporation following the Effective Time shall be those individuals serving as directors of MainSource at the Effective Time until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

        (c)    Articles of Incorporation and By-Laws.    The Articles of Incorporation and By-Laws of MainSource in existence at the Effective Time shall remain the Articles of Incorporation and By-Laws of the Surviving Corporation following the Effective Time, until such Articles of Incorporation and By-Laws shall be further amended as provided by applicable law.

        (d)    Effect of the Merger.    At the Effective Time, the title to all assets, real estate and other property owned by MBT shall vest in the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of MBT shall be assumed by the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

        (e)    Integration.    At the Effective Time and subject to the terms and conditions of this Agreement, the parties hereto currently intend to effectuate, or cause to be effectuated, the Merger, pursuant to Articles of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(i), and a Plan of Merger, substantially in the form attached hereto as Exhibit 1.01(e)(ii). The parties agree to cooperate and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be reasonably necessary to effect the Merger.

        1.02    Reservation of Right to Revise Structure.    At MainSource's election, the Merger may alternatively be structured so that (a) MBT is merged with and into any other direct or indirect wholly-owned subsidiary of MainSource or (b) any direct or indirect wholly-owned subsidiary of MainSource is merged with and into MBT; provided, however, that no such change shall (x) alter or change the amount or kind of the Merger Consideration (as hereinafter defined) or the treatment (including, without limitation, the tax treatment) of the holders of common stock, no par value, of MBT ("MBT Common Stock"), (y) prevent the parties from obtaining the opinions of counsel referred to in Sections 7.01(h) and 7.02(h) or otherwise cause the transaction to fail to qualify for the tax treatment described in Section 1.03, or (z) materially impede or delay consummation of the transactions contemplated by this Agreement. In the event of such an election, the parties agree to execute an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders) in order to reflect such election.

        1.03    Tax Free Reorganization.    MainSource and MBT intend for the Merger to qualify as a reorganization within the meaning of Section 368(a) and related sections of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Sections 354 and 361 of the Code, and agree to cooperate and to take such actions as may be reasonably necessary to assure such result.

        1.04    Absence of Control.    Subject to any specific provisions of this Agreement, it is the intent of the parties to this Agreement that neither MainSource nor MBT by reason of this Agreement shall be deemed (until consummation of the transactions contemplated here) to control, directly or indirectly, the other party or any of its respective Subsidiaries (as such term is defined below) and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of such other party or any of its respective Subsidiaries.

        1.05    Bank Merger.    MBT and MainSource agree to take all action necessary and appropriate, including entering into a plan of merger (the "Bank Merger Agreement") substantially in the form attached hereto as Exhibit 1.05, to cause Merchants to merge with and into MainSource Bank (the "Bank Merger") in accordance with the applicable laws and regulations effective immediately after the consummation of the Merger. At the effective time of the Bank Merger, the separate corporate existence of Merchants will terminate. MainSource Bank will be the surviving bank and will continue its corporate existence under applicable law. The articles of association of MainSource Bank, as then in effect, will be the articles of association of the surviving bank, and the By-Laws of MainSource Bank, as then in effect, will be the By-Laws of the surviving bank.

 ARTICLE II.

MANNER AND BASIS OF EXCHANGE OF STOCK

        2.01    Consideration.    Subject to the terms and conditions of this Agreement, including the allocation provisions of Section 2.04 below, at the Effective Time, each share of MBT Common Stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of MBT and (ii) shares held directly or indirectly by MainSource, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any) (the "MBT Outstanding Stock") shall become and be converted, at the election of the holder thereof in accordance with the procedures set forth in Section 2.05 below, into the right to receive in accordance with this Article:

  (a)
  for each share of MBT Outstanding Stock with respect to which an election to receive common stock, no par value, of MainSource (the "MainSource Common Stock") has been effectively made and not revoked or lost, 2.055 (the "Exchange Ratio") shares (the "Stock Consideration") of MainSource Common Stock, or

  (b)
  for each share of MBT Outstanding Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, $35.16 in cash (the "Cash Consideration").

The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration".

        (c)   Each MBT shareholder shall have the right to elect to receive the Stock Consideration or the Cash Consideration as to each share of MBT Common Stock owned by such shareholder, subject however to the election, allocation, adjustment and proration procedures set forth in this Agreement.

        2.02    Rights as Shareholders; Stock Transfers.    At the Effective Time, holders of MBT Common Stock shall cease to be, and shall have no rights as, shareholders of MBT, other than the right to receive any dividend or other distribution with respect to such MBT Common Stock with a record date occurring prior to the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of MBT of shares of MBT Common Stock.

        2.03    Fractional Shares.    Notwithstanding any other provision in this Agreement, no fractional shares of MainSource Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, MainSource shall pay to each holder of MBT Common Stock who otherwise would be entitled to a fractional share of MainSource Common Stock an amount in cash (without interest) determined by multiplying such fraction by $35.16.

        2.04    Election and Allocation Procedures.

        (a)   Subject to the allocation procedures set forth in Section 2.04(b), each record holder of MBT Common Stock will be entitled (1) to elect to receive the Stock Consideration (a "Stock Election") for all or some of the shares of MBT Common Stock ("Stock Election Shares") held by such record holder, (2) to elect to receive the Cash Consideration (a "Cash Election") for all or some of the shares of MBT Common Stock ("Cash Election Shares") held by such record holder or (3) to indicate that such holder makes neither a Stock Election nor a Cash Election (a "Non-Election") for all or some of the shares of MBT Common Stock ("Non-Election Shares") held by such record holder. All such elections (each, an "Election") shall be made on a form designed for that purpose by MainSource and reasonably acceptable to MBT (an "Election Form"). The shareholders of MBT entitled to receive the Election Form shall be those shareholders of record as of the record date fixed for the special shareholders' meeting at which the Merger will be submitted to a vote of the MBT shareholders. MainSource shall also use commercially reasonable efforts to make the Election Form available to shareholders of record who become such after the record date for the special shareholders' meeting and before the date fixed by MainSource as the date by which properly completed Election Forms must be submitted (the "Election Deadline"), which will be no later than the Closing Date (as defined below). Any shares of MBT Common Stock with respect to which the record holder thereof has not, as of the Election Deadline, properly submitted to the Exchange Agent (as defined below) a properly completed Election Form shall be deemed to be Non-Election Shares. Holders of Dissenting Shares (as defined below) shall be deemed to have made a Cash Election. A record holder acting in different capacities or acting on behalf of other persons in any way shall be entitled to submit an Election Form for each capacity in which such record holder so acts with respect to each person for which it so acts. The "Exchange Agent" shall be Registrar and Transfer Company, or such other bank or trust company as may be selected by MainSource (which may be an affiliate of MainSource) and is reasonably acceptable to MBT, to effect the payment of the Merger Consideration to holders of MBT Common Stock pursuant to this Agreement. The number of shares equal to 60% of the shares of MBT Common Stock outstanding immediately prior to the Effective Time shall be referred to herein as the "Stock Conversion Number".

        (b)   Not later than the 5th business day after the Election Deadline, MainSource shall cause the Exchange Agent to effect the allocation among the holders of MBT Common Stock of rights to receive the Stock Consideration or the Cash Consideration in the Merger as follows:

          (i)    Number of Stock Election Shares Equal to the Stock Conversion Number.    If the number of Stock Election Shares equals the Stock Conversion Number, then (A) all Cash Election Shares and Non-Election Shares shall be converted into the right to receive the Cash Consideration, and (B) all Stock Election Shares shall be converted into the right to receive the Stock Consideration;

          (ii)    Number of Stock Election Shares Less Than the Stock Conversion Number.    If the number of Stock Election Shares is less than the Stock Conversion Number, the Non-Elections shall be converted to Stock Elections, on a pro rata basis, until a sufficient number of Non-Election Shares have been converted so that the total Non-Election Shares so converted, when added to the Stock Election Shares, is equal as closely as possible to the Stock Conversion Number. In the event that, following the conversion of all Non-Elections to Stock Elections, the number of Stock Election Shares still is less than the Stock Conversion Number, the Cash Elections shall be eliminated (each in its entirety) and converted to Stock Elections (each in its entirety) and the Cash Election Shares shall be converted into the right to receive the Stock Consideration and the Cash Consideration in the following manner:

      (A)
      the Exchange Agent will select from among the holders of Cash Election Shares, on a pro rata basis (other than holders of Dissenting Shares), a sufficient number of such shares ("Stock Designated Shares") such that the number of Stock Designated Shares will, when added to the number of Stock Election Shares and Non-Election Shares, be equal as closely as practicable to the Stock Conversion Number, and all such Stock Designated Shares shall be converted into the right to receive the Stock Consideration; and

      (B)
      the Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive the Cash Consideration; and

          (iii)    Number of Stock Election Shares Greater Than the Stock Conversion Number.    If the number of Stock Election Shares exceeds the Stock Conversion Number, the Stock Elections shall be eliminated (each in its entirety) and converted into the right to receive the Stock Consideration and the Cash Consideration in the following manner:

      (A)
      the Exchange Agent will select from among the holders of Stock Election Shares, on a pro rata basis, a sufficient number of such shares ("Cash Designated Shares") such that the number of Stock Election Shares, when reduced by the Cash Designated Shares, is equal as closely as practicable to the Stock Conversion Number, and all such Cash Designated Shares shall be converted into the right to receive the Cash Consideration; and

      (B)
      the Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive the Stock Consideration.

        (c)   A holder of shares of MBT Common Stock that is a bank, trust company, securities broker-dealer or other recognized nominee, may submit one or more Election Forms for the persons for whom it holds shares as nominee provided that such bank, trust company, securities broker-dealer or nominee certifies to the satisfaction of MBT and MainSource the names of the persons for whom it is so holding shares (the "Beneficial Owners"). In such case, each Beneficial Owner for whom an Election Form is submitted shall be treated as a separate owner for purposes of the election procedure and allocation of shares set forth herein.

        2.05    Exchange Procedures.    (a) At and after the Effective Time, each certificate representing shares of MBT Common Stock shall represent only the right to receive the Merger Consideration in accordance with the terms of this Agreement.

        (b)   At or prior to the Effective Time, MainSource shall reserve a sufficient number of shares of MainSource Common Stock to be issued as part of the Merger Consideration. As promptly as practicable after the Effective Time, but in no event more than five business days thereafter, MainSource shall cause the Exchange Agent to mail to each holder of MBT Common Stock a letter of transmittal providing instructions as to the transmittal to the Exchange Agent of certificates representing shares of MBT Common Stock and the issuance of shares of MainSource Common Stock in exchange therefor pursuant to the terms of this Agreement.

        (c)   MainSource shall cause (i) a check in the amount of cash that each holder of MBT Common Stock has the right to receive pursuant to Section 2.01(a), (ii) a certificate representing that number of whole shares of MainSource Common Stock that each holder of MBT Common Stock has the right to receive pursuant to Section 2.01(b), and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, to be delivered to such shareholder upon delivery to MainSource of certificates representing such shares of MBT Common Stock ("Old Certificates") (or bond or other indemnity satisfactory to MainSource if any of such certificates are lost, stolen or destroyed) owned by such shareholder accompanied by a properly completed and executed letter of transmittal, as in the form and substance reasonably satisfactory to MainSource. No interest will be paid on any Merger Consideration that any such holder shall be entitled to receive pursuant to this Article II upon such delivery.

        (d)   No dividends or other distributions on MainSource Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of MBT Common Stock converted in the Merger into the right to receive shares of such MainSource Common Stock until the holder thereof surrenders such Old Certificates in accordance with this Section 2.05. After becoming so entitled in accordance with this Section 2.05, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MainSource Common Stock such holder had the right to receive upon surrender of the Old Certificate.

        (e)   The stock transfer books of MBT shall be closed immediately upon the Effective Time and from and after the Effective Time there shall be no transfers on the stock transfer records of MBT of any shares of MBT Common Stock. If, after the Effective Time, Old Certificates are presented to MainSource, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.05.

        (f)    MainSource shall be entitled to rely upon MBT's stock transfer books to establish the identity of those individuals, partnerships, corporations, trusts, joint ventures, organizations or other entities

(each, a "Person") entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto. In the event of a dispute with respect to ownership of stock represented by any Old Certificate, MainSource shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party and thereafter be relieved from any and all liability with respect to any claims thereto.

        (g)   If any Old Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen, or destroyed and the posting by such Person of a bond or other indemnity satisfactory to MainSource as indemnity against any claim that may be made against it with respect to such Old Certificate, MainSource will issue in exchange for such lost, stolen, or destroyed Old Certificate the Merger Consideration deliverable in respect thereof pursuant to Section 2.01 hereof.

        (h)   Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of MBT Common Stock that are held as treasury stock of MBT or owned by MainSource (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) shall be cancelled and shall cease to exist and no stock of MBT or other consideration shall be exchanged therefor.

        (i)    Notwithstanding the foregoing, no party hereto shall be liable to any former holder of MBT Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

        2.06    Anti-Dilution Adjustments.    If MainSource changes (or establishes a record date for changing) the number of shares of MainSource Common Stock issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding MainSource Common Stock, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of MBT at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action. No adjustment shall be made for the holders of shares of MBT Common Stock under this Section 2.06 solely as a result of MainSource issuing additional shares of MainSource Common Stock provided it receives fair market value consideration for such shares or such shares are issued in connection with the MainSource Plans (as hereinafter defined) consistent with past practice with respect to such issuances.

        2.07    Dissenting Shares.    Shares of MBT issued and outstanding immediately prior to the Effective Time and which are held by persons who have properly exercised, and not withdrawn or waived, appraisal rights with respect thereto (the "Dissenting Shares") in accordance with the Indiana Business Corporation Law (the "IBCL"), will not be converted into the right to receive the Merger Consideration, and holders of such shares of MBT Common Stock will be entitled, in lieu thereof, to receive payment of the appraised value of such shares of MBT Common Stock in accordance with the provisions of the IBCL unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the IBCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of MBT Common Stock will thereupon be treated as if they had been converted at the Effective Time into the right to receive the Merger Consideration, without any interest thereon. MBT will give MainSource prompt notice of any demands received by MBT for appraisal of shares of MBT Common Stock. Prior to the Effective Time, MBT will not, except with prior consent of MainSource, make any payment with respect to, or settle or offer to settle, any such demands.

        2.08    Preservation of Tax-Free Reorganization.    Notwithstanding anything in this Agreement to the contrary, if the tax opinions referred to in Sections 7.01(h) and 7.02(h) cannot be rendered (as reasonably determined, in each case, by Krieg, Devault LLP) as a result of the Merger potentially failing to satisfy the "continuity of interest" requirements under applicable federal income tax principles relating to reorganizations under Section 368(a) of the Code, then MainSource shall increase the Exchange Ratio to the minimum extent necessary to enable such tax opinions to be rendered.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES OF MBT

        On or prior to the date hereof, MBT has delivered to MainSource a schedule (the "MBT Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article III or to one or more of its covenants contained in Article V.

        For the purpose of this Agreement, and in relation to MBT, a "Material Adverse Effect" means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, conditions (financial or otherwise), prospects, value or business of MBT and its Subsidiaries (as such term is defined below) taken as a whole, or (ii) would materially impair the ability of MBT to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or their holding companies or interpretations thereof by courts or governmental authorities, (b) GAAP (as defined below) or regulatory accounting requirements applicable to banks or their holding companies generally, (c) effects of any action or omission taken with the prior written consent of MainSource, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, (e) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement, on the business, financial condition or results of operations of MBT and its Subsidiaries, and (f) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided, that without regard to any other provision of this Agreement, and without limiting other events or circumstances that may constitute a "Material Adverse Effect", a "Material Adverse Effect" shall be deemed to have occurred in the event of the imposition of a formal regulatory enforcement action against MBT or Merchants following the date of this Agreement.

        For the purpose of this Agreement, and in relation to MBT and its Subsidiaries, "knowledge" means those facts that are actually known by Donald Patterson, Sandra Melillo, Mark Sams or David Rosen, or would reasonably be expected to have come to their attention based upon their periods of service and positions with MBT and its Subsidiaries without investigation. Additionally, for the purpose of this Agreement, and in relation to MBT, its "Subsidiaries" shall mean any entity which is required to be consolidated with MBT for financial reporting purposes pursuant to United States generally accepted accounting principles ("GAAP").

        Accordingly, MBT hereby represents and warrants to MainSource as follows, except as set forth in its Disclosure Schedule:

        3.01    Organization and Authority.    (a) MBT is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. MBT has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. MBT has previously provided MainSource with a complete list of its Subsidiaries. Except for its Subsidiaries, MBT owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (b)   Merchants is a bank chartered and existing under the laws of the State of Indiana. Merchants has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Merchants owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (c)   Each of MBT's Subsidiaries other than Merchants is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

        3.02    Authorization.    (a) MBT has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(e) and (f) hereof. As of the date hereof, MBT is not aware of any reason why the approvals set forth in Section 7.02(e) will not be received in a timely manner and without the imposition of a condition, restriction or requirement of the type described in Section 7.01(e). This Agreement and its execution and delivery by MBT have been duly authorized and approved by the Board of Directors of MBT and, assuming due execution and delivery by MainSource, constitutes a valid and binding obligation of MBT, subject to the fulfillment of the conditions precedent set forth in Section 7.02 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

        (b)   Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MBT or the charter documents of any of MBT's Subsidiaries; (ii) conflicts with or violates any applicable local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a material breach of or constitutes a material default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which MBT or any of its Subsidiaries is a party or by which MBT or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MainSource) or any other adverse interest, upon any right, property or asset of MBT or any of its Subsidiaries which would have a Material Adverse Effect on MBT; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which MBT or any of its Subsidiaries is bound or with respect to which MBT or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits, except, with respect to (ii)-(v), to the extent such conflict, violation, breach, termination or right would not reasonably be expected to have a Material Adverse Effect on MBT.

        (c)   Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by MBT.

        3.03    Capitalization.    (a) The authorized capital stock of MBT as of the date hereof consists, and at the Effective Time will consist, of 2,000,000 shares of MBT Common Stock, of which 991,521 shares are issued and outstanding as of the date hereof, and 100,000 no par preferred shares, none of which is outstanding as of the date of this Agreement. The issued and outstanding shares of MBT Common Stock have been duly and validly authorized by all necessary corporate action of MBT, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MBT shareholder. Except as set forth in the MBT Disclosure Schedule, MBT has no capital stock authorized, issued or outstanding other than as described in this Section 3.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MBT Common Stock. Each share of MBT Common Stock is entitled to one vote per share. A description of the MBT Common Stock is contained in the Articles of Incorporation of MBT.

        (b)   Set forth on the MBT Disclosure Schedule is a list of all direct or indirect subsidiaries of MBT (each a "Subsidiary" and collectively, the "Subsidiaries"). All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary are owned by MBT or Merchants free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

        (c)   Except as set forth on the MBT Disclosure Schedule, there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MBT Common Stock or any of MBT's Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MBT or its Subsidiaries, by which MBT is or may become bound. MBT does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MBT Common Stock. To the knowledge of MBT, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of MBT or its Subsidiaries.

        (d)   Set forth on the MBT Disclosure Schedule is a list of the name and address of any Person which, to MBT's knowledge, beneficially owns (as defined in Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act")) 5% or more of the outstanding shares of MBT Common Stock.

        3.04    Organizational Documents.    The Articles of Incorporation and By-Laws of MBT and any similar governing documents for each of MBT's Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MainSource.

        3.05    Compliance with Law.    (a) None of MBT or any of its Subsidiaries is currently in violation of, and since January 1, 2009, none has been in violation of, any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body (collectively, the "Law"), except where such violation would not have a Material Adverse Effect. MBT and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their businesses without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect, and such licenses, franchises, permits, certificates and authorizations are transferable (to the extent required) to MainSource at the Effective Time without any restrictions or limitations thereon or the need to obtain any consents of government agencies or other third parties other than as set forth in this Agreement.

        (b)   All of the existing offices and branches of Merchants have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Merchants has no approved but unopened offices or branches.

        3.06    Accuracy of Statements Made and Materials Provided to MainSource.    No representation, warranty or other statement made, or any information provided, by MBT in this Agreement or in the MBT Disclosure Schedule (and any update thereto), and no written information that has been or will be provided by MBT with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to MBT's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or in the proxy statement-prospectus, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by MBT with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MainSource specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

        3.07    Litigation and Pending Proceedings.    Except as set forth in the MBT Disclosure Schedule:

          (a)   There are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against MBT or any of its Subsidiaries or, to the knowledge of MBT or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against MBT or any of its Subsidiaries, except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on MBT. MBT does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against MBT or any of its Subsidiaries that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect on MBT or MainSource.

          (b)   Neither MBT nor any of its Subsidiaries is: (i) subject to any outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of MBT, under governmental investigation with respect to, any actual or alleged violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any pending or, to the knowledge of MBT, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        3.08    Financial Statements and Reports.    (a) MBT has delivered to MainSource copies of the following financial statements and reports of MBT and its Subsidiaries, including the notes thereto (collectively, the "MBT Financial Statements"):

            (i)  Consolidated Balance Sheets and the related Consolidated Statements of Earnings and Consolidated Statements of Changes in Shareholders' Equity of MBT as of and for the fiscal years ended December 31, 2013, 2012 and 2011;

           (ii)  Consolidated Statements of Cash Flows of MBT for the fiscal years ended December 31, 2013, 2012 and 2011; and

          (iii)  Call Reports ("Call Reports") for Merchants as of the close of business on December 31, 2013, 2012 and 2011.

        (b)   The MBT Financial Statements present fairly in all material respects the consolidated financial position of MBT as of and at the dates shown and the consolidated results of operations, cash flows and changes in shareholders' equity for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of MBT and its Subsidiaries. The MBT Financial Statements described in clauses (a)(i) and (a)(ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

        (c)   Since December 31, 2013 on a consolidated basis, MBT and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice, or any fees or expenses incurred in connection with the Merger or this Agreement.

        3.09    Material Contracts.    (a) Except as set forth in the MBT Disclosure Schedule, neither MBT nor any of its Subsidiaries, nor any of their respective assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any contract relating to the borrowing of money by MBT or any of its Subsidiaries or the guarantee by MBT or any of its Subsidiaries of any such obligation (other than contracts pertaining to fully-secured repurchase agreements, and trade payables, and contracts relating to borrowings or guarantees made in the ordinary course of business), (ii) any contract containing covenants that limit the ability of MBT or any of its Subsidiaries to compete in any line of business or with any Person, or to hire or engage the services of any Person, or that involve any restriction of the geographic area in which, or method by which, MBT or any of its Subsidiaries may carry on its business (other than as may be required by Law or any Governmental Authority) (as each are hereinafter defined), or any contract that requires it or any of its Subsidiaries to deal exclusively or on a "sole source" basis with another party to such contract with respect to the subject matter of such contract, (iii) any contract for, with respect to, or that contemplates, a possible merger, consolidation, reorganization, recapitalization or other business combination, or asset sale or sale of equity securities not in the ordinary course of business consistent with past practice, with respect to MBT or any of its Subsidiaries, (iv) any lease of real or personal property providing for annual lease payments by or to MBT or its Subsidiaries in excess of $100,000 per annum other than financing leases entered into in the ordinary course of business in which MBT or any of its Subsidiaries is the lessor, or (v) any contract that involves expenditures or receipts of MBT or any of its Subsidiaries in excess of $100,000 per year not entered into in the ordinary course of business consistent with past practice. The contracts of the type described in the preceding sentence shall be deemed "Material Contracts" hereunder. With respect to each of MBT's Material Contracts that is disclosed in the MBT Disclosure Schedule, or would be required to be so disclosed if in effect on the date of this Agreement: (A) each such Material Contract is in full force and effect; (B) neither MBT nor any of its Subsidiaries is in material default thereunder with respect to each Material Contract, as such term or concept is defined in each such Material Contract; (C) neither MBT nor any of its Subsidiaries has repudiated or waived any material provision of any such Material Contract; and (D) no other party to any such Material Contract is, to MBT's knowledge, in material default in any material respect.

        (b)   Neither MBT nor any of its Subsidiaries have entered into any interest rate swaps, caps, floors, option agreements, futures and forward contracts, or other similar risk management arrangements, whether entered into for MBT's own account or for the account of one or more of its Subsidiaries or their respective customers, except for caps and floors in connection with loans in the normal course to Merchants' customers.

        3.10    Absence of Undisclosed Liabilities.    Except as provided in the MBT Financial Statements or in the MBT Disclosure Schedule, and except for unfunded loan commitments and obligations on letters of credit to customers of MBT's Subsidiaries made in the ordinary course of business, except for trade payables incurred in the ordinary course of such Subsidiaries' business, and except for the transactions contemplated by this Agreement and obligations for services rendered pursuant thereto, or any other transactions which would not result in a material liability, none of MBT or any of its Subsidiaries has, nor will have at the Effective Time, any obligation, agreement, contract, commitment, liability, lease or license which exceeds $50,000 individually, or any obligation, agreement, contract, commitment, liability, lease or license made outside of the ordinary course of business, nor does there exist any circumstances resulting from transactions effected or events occurring on or prior to the date of this Agreement or from any action omitted to be taken during such period which could reasonably be expected to result in any such obligation, agreement, contract, commitment, liability, lease or license. None of MBT or any of its Subsidiaries is delinquent in the payment of any amount due pursuant to any trade payable in any material respect, and each has properly accrued for such payables in accordance with GAAP, except where the failure to so accrue would not constitute a Material Adverse Effect.

        3.11    Title to Properties.    Except as described in this Section 3.11 or the MBT Disclosure Schedule:

          (a)   MBT or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the MBT Financial Statements as of December 31, 2013; good and marketable title to all personal property reflected in the MBT Financial Statements as of December 31, 2013, other than personal property disposed of in the ordinary course of business since December 31, 2013; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which MBT or any of its Subsidiaries purports to own or which MBT or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2013. All of such properties and assets are owned by MBT or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the MBT Disclosure Schedule; (ii) as specifically noted in reasonable detail in the MBT Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to MBT on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to the knowledge of MBT, leased by MBT or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by MBT or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary course of business.

          (b)   To MBT's knowledge with respect to all real property presently, or formerly since January 1, 2001, owned, leased or used by MBT or any of its Subsidiaries, MBT, its Subsidiaries and each of the prior owners, have conducted their respective business in compliance with all federal, state, county and municipal laws, statutes, regulations, rules, ordinances, orders, directives, restrictions and requirements relating to, without limitation, responsible property transfer, underground storage tanks, petroleum products, air pollutants, water pollutants or storm water or process waste water or otherwise relating to the environment, air, water, soil or toxic or hazardous substances or to the manufacturing, recycling, handling, processing, distribution, use, generation, treatment, storage, disposal or transport of any hazardous or toxic substances or petroleum products (including polychlorinated biphenyls, whether contained or uncontained, and asbestos-containing materials, whether friable or not), including, without limitation, the Federal Solid Waste Disposal Act, the Hazardous and Solid Waste Amendments, the Federal Clean Air Act, the Federal Clean Water Act, the Occupational Health and Safety Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 and the Superfund Amendments and Reauthorization Act of 1986, all as amended, and regulations of the Environmental Protection Agency, the Nuclear Regulatory Agency, the Army Corps of Engineers, the Department of Interior, the United States Fish and Wildlife Service and any state department of natural resources or state environmental protection agency now or at any time thereafter in effect (collectively, "Environmental Laws"), except where such noncompliance would not have a Material Adverse Effect. There are no pending or, to the knowledge of MBT, threatened, claims, actions or proceedings by any local municipality, sewage district or other governmental entity against MBT or any of its Subsidiaries with respect to the Environmental Laws, and to MBT's knowledge there is no reasonable basis or grounds for any such claim, action or proceeding, except where such claim, action or proceeding would not have a Material Adverse Effect. To MTB's knowledge, no environmental permits or approvals issued by government environmental agencies are required for the conduct of the business of MBT or any of its Subsidiaries as currently conducted or the consummation of the Merger contemplated hereby. To MBT's knowledge, neither MBT nor any of its Subsidiaries is the past or present owner, or the operator or lessee, of any real property on which any hazardous substances (as defined in CERCLA 42 USC 9601) ("Hazardous Substances") have been used, stored, deposited, treated, recycled or disposed of, which Hazardous Substances if known to be present on, at or under such property would require clean-up, removal, treatment, abatement, response costs, or any other remedial action under any Environmental Law, except where such actions would not have a Material Adverse Effect. To MBT's knowledge, neither MBT nor any of its Subsidiaries is liable for any Hazardous Substances clean-up or remediation under any of the Environmental Laws arising from the acts or omissions of MBT or its Subsidiaries with respect to any real property other than those listed in the preceding sentences of this subsection, except where such actions would not have a Material Adverse Effect.

        3.12    Loans and Investments.    (a) MBT has provided MainSource with a list of each loan by Merchants that has been classified by regulatory examiners or management as "Other Loans Specially Mentioned," "Substandard," "Doubtful" or "Loss" or that has been identified by accountants or auditors (internal or external) as having a significant risk of uncollectability as of December 31, 2013, and a list of Delinquent Loans as of December 31, 2013, and will provide updates to such lists to MainSource as of the day prior to Closing. The most recent loan watch list of Merchants and a list of all loans which have been determined to be thirty (30) days or more past due with respect to principal or interest payments or has been placed on nonaccrual status has also been provided by MBT to MainSource and will be provided with updates as of the day prior to Closing.

        (b)   All loans reflected in the MBT Financial Statements as of December 31, 2013, and which have been made, extended, renewed, restructured, approved, amended or acquired since December 31, 2013: (i) have been made for good, valuable and adequate consideration in the ordinary course of business; (ii) constitute the legal, valid and binding obligation of the obligor and any guarantor named therein, except to the extent limited by general principles of equity and public policy or by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relative to or affecting the enforcement of creditors' rights; (iii) are evidenced by notes, instruments or other evidences of indebtedness which are true, genuine and what they purport to be; and (iv) are secured by perfected security interests or recorded mortgages naming Merchants as the secured party or mortgagee (unless by written agreement to the contrary); provided, however, that the enforcement of each of (ii) through (iv) above may be limited by applicable laws related to safety and soundness of insured depository institutions as set forth in 12 U.S.C. § 1818(b), the appointment of a conservator or receiver, bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. The phrase "enforceable in accordance with its terms" as it relates to a loan does not mean that the borrower has the financial ability to repay a loan or that any collateral is sufficient to result in payment of the loan secured thereby.

        (c)   The reserves, the allowance for loan and lease losses and the carrying value for real estate owned which are shown on the MBT Financial Statements are, in the judgment of management of MBT, adequate in all material respects under the requirements of GAAP to provide for known and inherent losses on items for which reserves were made, on loans and leases outstanding and real estate owned as of the respective dates.

        (d)   Except as set forth in the MBT Disclosure Schedule, none of the investments reflected in the MBT Financial Statements as of and for the period ended December 31, 2013, and none of the investments made by any Subsidiary of MBT since December 31, 2013, are subject to any restriction, whether contractual or statutory, which materially impairs the ability of such Subsidiary to dispose freely of such investment at any time. Neither MBT nor any of its Subsidiaries is a party to any repurchase agreements with respect to securities.

        (e)   Except as set forth in the MBT Disclosure Schedule, and except for customer deposits, ordinary trade payables, and Federal Home Loan Bank borrowings, neither MBT nor any of its Subsidiaries has, and none will have at the Effective Time, any indebtedness for borrowed money.

        3.13    No Shareholder Rights Plan.    MBT has no shareholder rights plan or any other plan, program or agreement involving, restricting, prohibiting or discouraging a change in control or merger of MBT or which reasonably could be considered an anti-takeover mechanism.

        3.14    Employee Benefit Plans.    (a) With respect to the employee benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), sponsored or otherwise maintained by MBT or any member of a controlled group of corporations under Code Section 414(b) of which MBT is or was at any time after January 1, 2009 a member, and any trade or business (whether or not incorporated) which is or was at any time after January 1, 2009 under common control with MBT under Code Section 414(c), and all other entities which together with MBT are or were at any time after January 1, 2009 prior to the date hereof treated as a single employer under Code Section 414(m) or 414(o) (an "ERISA Affiliate"), whether written or oral, in which MBT or any ERISA Affiliate participates as a participating employer, or to which MBT or any ERISA Affiliate contributes or is or has been at any time after January 1, 2009 obligated to contribute, or any nonqualified employee benefit plans or deferred compensation, bonus, stock, performance share, phantom stock or incentive plans or arrangements, or other employee benefit or fringe benefit programs for the benefit of former or current employees or directors (or their beneficiaries or dependents) of MBT or any ERISA Affiliate, and including any such plans which have been terminated, merged into another plan, frozen or discontinued since January 1, 2009 (individually, "MBT Plan" and collectively, "MBT Plans"), MBT represents and warrants, except as set forth in the MBT Disclosure Schedule:

            (i)  All such MBT Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with their respective terms and with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including without limitation, ERISA and the Department of Labor ("Department") Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

           (ii)  All MBT Plans intended to constitute tax-qualified plans under Code Section 401(a) have complied since their adoption or have been timely amended to comply in all material respects with all applicable requirements of the Code and the Treasury Regulations and each such MBT Plan has received a favorable determination letter from the Internal Revenue Service upon which MBT may rely regarding its current tax qualified status under the Code.

          (iii)  All MBT Plans that provide for payments of "nonqualified deferred compensation" (as defined in Code Section 409A(d)(1)) have been (A) operated in good faith compliance with the applicable requirements of Code Section 409A and applicable guidance thereunder since January 1, 2007, and (B) amended to comply in written form with Code Section 409A and the Treasury Regulations promulgated thereunder.

          (iv)  Except for the MBT Bancorp Employee Stock Ownership Plan (the "MBT KSOP"), no MBT Plan (or its related trust) holds any stock or other securities of MBT.

           (v)  The MBT KSOP has no outstanding indebtedness.

          (vi)  Neither MBT, an ERISA Affiliate nor any fiduciary, as defined in ERISA Section 3(21)(A), of a MBT Plan has engaged in any transaction that would reasonably be expected to subject MBT, any ERISA Affiliate or any MBT Plan to a civil penalty imposed by ERISA Section 502 or any other provision of ERISA or excise taxes under Code Section 4971, 4975, 4976, 4977, 4979 or 4980B.

         (vii)  All obligations required to be performed by MBT or any ERISA Affiliate under any provision of any MBT Plan have been performed by it in all material respects and, neither MBT nor any ERISA Affiliate is in default under or in violation of any provision of any MBT Plan.

        (viii)  All required reports and descriptions for the MBT Plans have been timely filed and distributed to participants and beneficiaries, and all notices required by ERISA or the Code or other law with respect to all MBT Plans have in all material respects been proper as to form and content and have been provided timely.

          (ix)  No event has occurred which would constitute grounds for an enforcement action by any party under Part 5 of Title I of ERISA with respect to any MBT Plan.

           (x)  To the knowledge of MBT, there are no examinations, audits, enforcement actions or proceedings, or any other investigations, pending, threatened or currently in process by any governmental agency involving any MBT Plan.

          (xi)  To the knowledge of MBT, there are no actions, suits, proceedings or claims pending (other than routine claims for benefits) or threatened against MBT, any ERISA Affiliate or any MBT Plan in connection with any MBT Plan or the assets of any MBT Plan.

         (xii)  Any MBT Plan may be amended and terminated at any time without any Material Adverse Effect, subject to any restrictions in Section 409A of the Code, and these rights have always been maintained by MBT and its ERISA Affiliates.

        (xiii)  Neither MBT nor any ERISA Affiliate maintains and is not required to contribute to any defined benefit pension plan which is subject to Title IV of ERISA and does not have any liability with respect to any plan that is, (i) a defined benefit pension plan subject to Title IV of ERISA, (ii) a pension plan subject to Section 302 of ERISA or Section 412 of the Code, or (iii) a multi-employer pension plan (as that term is defined in Sections 4001(a)(3) and 3(37) of ERISA).

        (b)   MBT has provided or made available to MainSource true, accurate and complete copies and, in the case of any plan or program which has not been reduced to writing, a materially complete summary, of all of the following, as applicable:

            (i)  Plan documents for each pension, retirement, profit-sharing, savings, stock purchase, stock bonus, stock ownership, stock option, restricted stock, restricted stock unit, phantom stock, performance share and stock appreciation right plans, all amendments thereto, and, if required under the reporting and disclosure requirements of ERISA, all summary plan descriptions thereof (including any modifications thereto);

           (ii)  All employment, deferred compensation (whether funded or unfunded), salary continuation, consulting, bonus, severance and collective bargaining, agreements, arrangements or understandings;

          (iii)  All executive and other incentive compensation plans, programs and agreements;

          (iv)  All group insurance, medical and prescription drug arrangements, policies or plans and all summary plan descriptions thereof;

           (v)  All other incentive, welfare or employee benefit plans, understandings, arrangements or agreements, maintained or sponsored, participated in, or contributed or obligated to contribute to by MBT or any ERISA Affiliate since January 1, 2009 for its current or former directors, officers or employees;

          (vi)  All reports filed with the Internal Revenue Service or the Department within the preceding three years by MBT or any ERISA Affiliate with respect to any MBT Plan;

         (vii)  All current participants in such plans and programs and all participants with benefit entitlements under such plans and programs;

        (viii)  Valuation or allocation reports for any defined contribution and defined benefit plans as of the most recent allocation and valuation dates; and

          (ix)  All notices provided to employees and participants in connection with any MBT Plan.

        (c)   Except as set forth on the MBT Disclosure Schedule, no current or former director, officer or employee of MBT or any ERISA Affiliate (i) is entitled to or may become entitled to any benefit under any welfare benefit plans (as defined in ERISA Section 3(1)) after termination of employment with MBT or any ERISA Affiliate, except to the extent such individuals may be entitled to continue their group health care coverage pursuant to Code Section 4980B, or (ii) is currently receiving, or entitled to receive, a disability benefit under a long-term or short-term disability plan maintained by MBT or an ERISA Affiliate.

        (d)   With respect to all group health plans as defined in ERISA Section 607(1), sponsored or maintained by MBT or any ERISA Affiliate, no director, officer, employee or agent of MBT or any ERISA Affiliate has engaged in any action or failed to act in such a manner that, as a result of such action or failure to act, would cause a tax to be imposed on MBT or any ERISA Affiliate under Code Section 4980B(a), or would cause a penalty to be imposed under ERISA and the regulations promulgated thereunder. With respect to all such plans, all applicable provisions of Code Section 4980B and ERISA Sections 601-606 have been complied with in all material respects by MBT or any ERISA Affiliate, and all other provisions of ERISA and the regulations promulgated thereunder have been complied with in all material respects.

        (e)   Except as provided in the MBT Disclosure Schedule, there are no collective bargaining, employment, management, consulting, deferred compensation, reimbursement, indemnity, retirement, early retirement, severance or similar plans or agreements, commitments or understandings, or any employee benefit or retirement plan or agreement, binding upon MBT or any ERISA Affiliate and no such agreement, commitment, understanding or plan is under discussion or negotiation by management with any employee or group of employees, any member of management or any other Person.

        (f)    Except as otherwise provided in the MBT Disclosure Schedule, no Voluntary Employees' Beneficiary Association ("VEBA"), as defined in Code Section 501(c)(9), is sponsored, maintained or contributed to by MBT or any ERISA Affiliate.

        (g)   Except as otherwise provided in the MBT Disclosure Schedule or as contemplated in this Agreement, there are no benefits or liabilities under any employee benefit plan or program that will be accelerated or otherwise come due as a result of the transactions contemplated by the terms of this Agreement.

        (h)   Except as may be disclosed in the MBT Disclosure Schedule, MBT and all ERISA Affiliates are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements.

        (i)    Except as may be disclosed in the MBT Disclosure Schedule, all of the MBT Plans have, to the extent applicable, been funded in accordance with the minimum funding requirements of ERISA

Section 302 and Code Section 412, and effective January 1, 2009, ERISA Section 303 and Code Section 430, and no funding requirement has been waived, nor does MBT or any ERISA Affiliate has any liability or potential liability as a result of the underfunding of, or termination of or participation in any such plan by MBT or any ERISA Affiliate.

        (j)    As a result, directly or indirectly, of the transactions contemplated by this Agreement (including without limitation any termination of employment relating thereto and occurring prior to, at or following the Effective Time), MBT, its ERISA Affiliates and their respective successors will not be obligated to make a payment that would be characterized as an "excess parachute payment" to an individual who is a "disqualified individual," as such terms are defined in Code Section 280G.

        (k)   Neither MBT nor any ERISA Affiliate has made any promises or commitments, whether legally binding or not, to create any new plan, agreement or arrangement, or to modify or change in any material way MBT Plans.

        3.15    Obligations to Employees.    All obligations and liabilities of and all payments by MBT or any ERISA Affiliate and all MBT Plans, whether arising by operation of law, by contract or by past custom, for payments to trusts or other funds, to any government agency or authority or to any present or former director, officer, employee or agent (or his or her heirs, legatees or legal representatives) have been and are being paid to the extent required by applicable law or by the plan, trust, contract or past custom or practice, and adequate actuarial accruals and reserves for such payments have been and are being made by MBT or an ERISA Affiliate in accordance with GAAP and applicable law applied on a consistent basis and sound actuarial methods with respect to the following: (a) withholding taxes or unemployment compensation; (b) MBT Plans; (c) employment, salary continuation, consulting, retirement, early retirement, severance or reimbursement; and (d) collective bargaining plans and agreements. All accruals and reserves referred to in this Section 3.15 are correctly and accurately reflected and accounted for in all material respects in the MBT Financial Statements and the books, statements and records of MBT.

        3.16    Taxes, Returns and Reports.    Each of MBT and its Subsidiaries has since January 1, 2008: (a) duly and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). MBT has established, and shall establish in the Subsequent MBT Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the MBT Financial Statements adequate to cover all of MBT's and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither MBT nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent MBT Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of MBT or its Subsidiaries. To the knowledge of MBT, neither MBT nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Other than local property tax audits, no federal, state or local tax returns of MBT or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

        3.17    Deposit Insurance.    The deposits of Merchants are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and MBT or Merchants has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

        3.18    Insurance.    MBT has provided MainSource with a list and, if requested, a true, accurate and complete copy thereof of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by MBT or any of its Subsidiaries on the date hereof or with respect to which MBT or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

        3.19    Books and Records.    Except for the minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder, which have not yet been prepared, approved, executed and/or placed in MBT's corporate minute books, the corporate minute books, the books of account, the stock record books and other financial and corporate records of MBT, all of which have been made available to MainSource, are complete and correct in all material respects.

        3.20    Broker's, Finder's or Other Fees.    Except for reasonable fees and expenses of MBT's attorneys, accountants and investment bankers, all of which shall be paid or accrued by MBT at or prior to the Effective Time, and except as set forth in the MBT Disclosure Schedule, no agent, broker or other Person acting on behalf of MBT or under any authority of MBT is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

        3.21    Interim Events.    Except as otherwise permitted hereunder or contemplated hereby, since December 31, 2013 or as set forth in the MBT Disclosure Schedule, neither MBT nor any of its Subsidiaries has:

          (a)   experienced any events, changes, developments or occurrences which have had, or are reasonably likely to have, a Material Adverse Effect on MBT;

          (b)   suffered any damage, destruction or loss to any of its properties, not fully paid by insurance proceeds, in excess of $10,000 individually or in the aggregate;

          (c)   declared, distributed or paid any dividend or other distribution to its shareholders, except for payment of dividends as permitted by Section 5.03(a)(iii) hereof;

          (d)   repurchased, redeemed or otherwise acquired shares of its common stock, issued any shares of its common stock or stock appreciation rights or sold or agreed to issue or sell any shares of its common stock, including the issuance of any stock options, or any right to purchase or acquire any such stock or any security convertible into such stock or taken any action to reclassify, recapitalize or split its stock;

          (e)   granted or agreed to grant any increase in benefits payable or to become payable under any pension, retirement, profit sharing, health, bonus, insurance or other welfare benefit plan or agreement to employees, officers or directors of MBT or a Subsidiary;

          (f)    increased the salary of any director, officer or employee, except for normal increases in the ordinary course of business and in accordance with past practices, or entered into any employment contract, indemnity agreement or understanding with any officer or employee or installed any employee welfare, pension, retirement, stock option, stock appreciation, stock dividend, profit sharing or other similar plan or arrangement;

          (g)   leased, sold or otherwise disposed of any of its assets except in the ordinary course of business or leased, purchased or otherwise acquired from third parties any assets except in the ordinary course of business;

          (h)   except for the Merger contemplated by this Agreement, or except in connection with distributions or elections under the MBT KSOP in the ordinary course, merged, consolidated or sold shares of its common stock, agreed to merge or consolidate with or into any third party, agreed to sell any shares of its common stock or acquired or agreed to acquire any stock, equity interest, assets or business of any third party;

          (i)    incurred, assumed or guaranteed any obligation or liability (fixed or contingent) other than obligations and liabilities incurred in the ordinary course of business;

          (j)    mortgaged, pledged or subjected to a lien, security interest, option or other encumbrance any of its assets except for tax and other liens which arise by operation of law and with respect to which payment is not past due and except for pledges or liens: (i) required to be granted in connection with acceptance by Merchants of government deposits; or (ii) granted in connection with repurchase or reverse repurchase agreements;

          (k)   canceled, released or compromised any loan, debt, obligation, claim or receivable other than in the ordinary course of business;

          (l)    entered into any transaction, contract or commitment other than in the ordinary course of business;

          (m)  agreed to enter into any transaction for the borrowing or loaning of monies, other than in the ordinary course of its lending business; or

          (n)   conducted its business in any manner other than substantially as it was being conducted as of December 31, 2013, except for any conduct or actions taken related to the Merger or this Agreement.

        3.22    Insider Transactions.    Except as set forth in the MBT Disclosure Schedule, since December 31, 2012, no executive officer or director of MBT or any of its Subsidiaries or member of the "immediate family" or "related interests" (as such terms are defined in Regulation O) of any such executive officer or director has currently, or has had during such time period and while an executive officer or director, any direct or indirect interest in any property, assets, business or right which is owned, leased, held or used by MBT or any Subsidiary or in any liability, obligation or indebtedness of MBT or any Subsidiary, except for deposits of Merchants.

        3.23    Indemnification Agreements.    (a) Other than as set forth in the MBT Disclosure Schedule, neither MBT nor any of its Subsidiaries is a party to any indemnification, indemnity or reimbursement agreement, contract, commitment or understanding to indemnify any present or former director, officer, employee, shareholder or agent against liability or hold the same harmless from liability other than as expressly provided in the Articles of Incorporation or By-Laws of MBT or the charter documents of a Subsidiary.

        (b)   Since January 1, 2008, no claims have been made against or filed with MBT or any of its Subsidiaries nor have, to the knowledge of MBT, any claims been threatened against MBT or a Subsidiary, for indemnification against liability or for reimbursement of any costs or expenses incurred in connection with any legal or regulatory proceeding by any present or former director, officer, shareholder, employee or agent of MBT or any of its Subsidiaries.

        3.24    Shareholder Approval.    The affirmative vote of the holders of a majority of the MBT Common Stock (which are issued and outstanding on the record date relating to the meeting of shareholders contemplated by Section 5.01 of this Agreement) is required for shareholder approval of this Agreement and the Merger.

        3.25    Intellectual Property.    (a) MBT and its Subsidiaries own, or are licensed or otherwise possess sufficient legally enforceable rights to use, all material Intellectual Property (as such term is defined below) that is used by MBT or its Subsidiaries in their respective businesses as currently conducted. Neither MBT nor any of its Subsidiaries has (A) licensed any Intellectual Property owned by it or its

Subsidiaries in source code form to any third party or (B) entered into any exclusive agreements relating to Intellectual Property owned by it.

        (b)   MBT and its Subsidiaries have not infringed or otherwise violated any material Intellectual Property rights of any third party since January 1, 2008. There is no claim asserted, or to the knowledge of MBT threatened, against MBT and/or its Subsidiaries or any indemnitee thereof concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Intellectual Property.

        (c)   To the knowledge of MBT, no third party has infringed, misappropriated or otherwise violated MBT or its Subsidiaries' Intellectual Property rights since January 1, 2008. There are no claims asserted or threatened by MBT or its Subsidiaries, nor has MBT or its Subsidiaries decided to assert or threaten a claim, that (i) a third party infringed or otherwise violated any of their Intellectual Property rights; or (ii) a third party's owned or claimed Intellectual Property interferes with, infringes, dilutes or otherwise harms any of their Intellectual Property rights.

        (d)   MBT and its Subsidiaries have taken reasonable measures to protect the confidentiality of all trade secrets that are owned, used or held by them.

        (e)   For purposes of this Agreement, "Intellectual Property" shall mean all patents, trademarks, trade names, service marks, domain names, database rights, copyrights, and any applications therefor, mask works, technology, know-how, trade secrets, inventory, ideas, algorithms, processes, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material and all other intellectual property or proprietary rights.

        3.26    Community Reinvestment Act.    Merchants received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        3.27    Bank Secrecy Act.    Neither MBT nor Merchants is in violation of the Bank Secrecy Act (41 USC 5422, et seq.) or related state or federal anti-money laundering laws, regulations and guidelines, including without limitation those provisions of federal regulations requiring (i) the filing of reports, such as Currency Transaction Reports and Suspicious Activity Reports, (ii) the maintenance of records and (iii) the exercise of due diligence in identifying customers.

        3.28    Agreements with Regulatory Agencies.    Except as set forth in the MBT Disclosure Schedule, neither MBT nor any of its Subsidiaries is subject to any cease-and-desist, consent order or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, any regulatory agency or other governmental entity (a "MBT Regulatory Agreement"). There are no refunds or restitutions required by any regulatory agency or body to be paid by MBT or any of its Subsidiaries or set forth in any accountant's or auditor's report to MBT or any of its Subsidiaries.

        3.29    Internal Controls.    (a) None of MBT or its Subsidiaries' records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. MBT and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

        (b)   Since December 31, 2013, (i) through the date hereof, neither MBT nor any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of MBT or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that MBT or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing MBT or any of its Subsidiaries, whether or not employed by MBT or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by MBT or any of its officers, directors, employees or agents to the Board of Directors of MBT or any committee thereof, to any director of MBT or to any of Donald A. W. Patterson, Sandra A. Melillo, Mark J. Sams or David Z. Rosen.

        3.30    Fiduciary Accounts.    MBT and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither MBT nor any of its Subsidiaries, nor any of their respective directors, officers or employees, has committed any breach of trust to MBT's knowledge with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

        3.31    Opinion of Financial Advisor.    The Board of Directors of MBT, at a duly constituted and held meeting at which a quorum was present throughout, has been informed orally by Boenning & Scattergood ("Boenning"), that the Merger Consideration is fair to the shareholders of MBT from a financial point of view as of the date of this Agreement.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF MAINSOURCE

        On or prior to the date hereof, MainSource has delivered to MBT a schedule (the "MainSource Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in this Article IV or to one or more of its covenants contained in Article VI.

        For the purpose of this Agreement, and in relation to MainSource and its Subsidiaries (as such term is defined below), a "Material Adverse Effect" means any effect that (i) is material and adverse to the results of operations, properties, assets, liabilities, condition (financial or otherwise), prospects, value or business of MainSource and its Subsidiaries taken as a whole, or (ii) would materially impair the ability of MainSource to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect on MainSource shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability to banks or savings associations or their holding companies or interpretations thereof by courts or governmental authorities, (b) changes in GAAP or regulatory accounting requirements applicable to banks, savings associations, or their holding companies generally, (c) the impact of the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the business, financial condition or results of operations of MainSource and its Subsidiaries, (d) changes resulting from expenses (such as legal, accounting and investment bankers' fees) incurred in connection with this Agreement or the transactions contemplated herein, and (e) the occurrence of any military or terrorist attack within the United States or any of its possessions or offices; provided that in no event shall a change in the trading price of the shares of MainSource Common Stock, by itself, be considered to constitute a Material Adverse Effect on MainSource and its Subsidiaries taken as a whole (it being understood that the foregoing proviso shall not prevent or otherwise affect a determination that any effect underlying such decline has resulted in a Material Adverse Effect on MainSource).

        For the purpose of this Agreement, and in relation to MainSource, "knowledge" means those facts that are known or should have been known after due inquiry by the directors and executive officers of MainSource and its Subsidiaries. Additionally, for the purpose of this Agreement, and in relation to MainSource, its "Subsidiaries" shall mean any entity which is required to be consolidated with MainSource for financial reporting purposes pursuant to GAAP.

        Accordingly, MainSource represents and warrants to MBT as follows, except as set forth in the MainSource Disclosure Schedule:

        4.01    Organization and Authority.    (a) MainSource is a corporation duly organized and validly existing under the laws of the state of Indiana and is a registered bank holding company under the BHC Act. MainSource has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. MainSource has previously provided MBT with a complete list of its Subsidiaries. Except for its Subsidiaries, MainSource owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (b)   MainSource Bank is a commercial bank chartered and existing under the laws of the State of Indiana. MainSource Bank has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof. Except as set forth on the list previously provided to MBT, MainSource Bank has no subsidiaries and owns no voting stock or equity securities of any corporation, partnership, association or other entity.

        (c)   Each of MainSource's Subsidiaries other than MainSource Bank is duly organized and validly existing under the laws of its jurisdiction of organization, and has full power and authority (corporate and otherwise) to own and lease its properties as presently owned and leased and to conduct its business in the manner and by the means utilized as of the date hereof.

        4.02    Authorization.    (a) MainSource has the requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder, subject to the fulfillment of the conditions precedent set forth in Sections 7.01(e) and (f) hereof. This Agreement and its execution and delivery by MainSource have been duly authorized and approved by the Board of Directors of MainSource and, assuming due execution and delivery by MBT, constitutes a valid and binding obligation of MainSource, subject to the fulfillment of the conditions precedent set forth in Section 7.01 hereof, and is enforceable in accordance with its terms, except to the extent limited by general principles of equity and public policy and by bankruptcy, insolvency, fraudulent transfer, reorganization, liquidation, moratorium, readjustment of debt or other laws of general application relating to or affecting the enforcement of creditors' rights.

        (b)   Neither the execution of this Agreement nor consummation of the Merger contemplated hereby: (i) conflicts with or violates the Articles of Incorporation or By-Laws of MainSource or the charter documents of any of MainSource's Subsidiaries; (ii) conflicts with or violates any local, state, federal or foreign law, statute, ordinance, rule or regulation (provided that the approvals of or filings with applicable government regulatory agencies or authorities required for consummation of the Merger are obtained) or any court or administrative judgment, order, injunction, writ or decree; (iii) conflicts with, results in a breach of or constitutes a default under any note, bond, indenture, mortgage, deed of trust, license, lease, contract, agreement, arrangement, commitment or other instrument to which MainSource or any of its Subsidiaries is a party or by which MainSource or any of its Subsidiaries is subject or bound; (iv) results in the creation of or gives any Person the right to create any lien, charge, claim, encumbrance or security interest, or results in the creation of any other rights or claims of any other party (other than MBT) or any other adverse interest, upon any right, property or asset of MainSource or any of its Subsidiaries which would be material to MainSource; or (v) terminates or gives any Person the right to terminate, accelerate, amend, modify or refuse to perform under any note, bond, indenture, mortgage, agreement, contract, lease, license, arrangement, deed of trust, commitment or other instrument to which MainSource or any of its Subsidiaries is bound or with respect to which MainSource or any of its Subsidiaries is to perform any duties or obligations or receive any rights or benefits.

        (c)   Other than in connection or in compliance with the provisions of the applicable federal and state banking, securities, antitrust and corporation statutes, all as amended, and the rules and regulations promulgated thereunder, no notice to, filing with, exemption by or consent, authorization or approval of any governmental agency or body is necessary for consummation of the Merger by MainSource.

        4.03    Capitalization.    (a) The authorized capital stock of MainSource consists of (i) One Hundred Million (100,000,000) shares of MainSource Common Stock, of which, as of December 31, 2013, Twenty Million Nine Hundred Forty Thousand Two Hundred Ninety-Eight (20,940,298) shares were issued and outstanding, and (ii) Four Hundred Thousand (400,000) shares of preferred stock, of which none are issued and outstanding. All of the issued and outstanding shares of MainSource Common Stock have been duly and validly authorized by all necessary corporate action of MainSource, are validly issued, fully paid and nonassessable and have not been issued in violation of any pre-emptive rights of any present or former MainSource shareholder. Except as set forth in the MainSource Disclosure Schedule, MainSource has no capital stock authorized, issued or outstanding other than as described in this Section 4.03(a) and has no intention or obligation to authorize or issue any other capital stock or any additional shares of MainSource Common Stock. Each share of MainSource Common Stock is entitled to one vote per share. A description of the MainSource Common Stock is contained in the Articles of Incorporation of MainSource.

        (b)   Subject to 12 U.S.C. §55, all of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of MainSource are owned by MainSource free and clear of all liens, pledges, charges, claims, encumbrances, restrictions, security interests, options and pre-emptive rights and of all other rights or claims of any other Person with respect thereto.

        (c)   Except as set forth in the MainSource Disclosure Schedule or as disclosed in its reports and other documents required to be filed under the 1934 Act and the Securities Act of 1933 (the "1933 Act") (collectively, the "SEC Reports"), there are no options, warrants, commitments, calls, puts, agreements, understandings, arrangements or subscription rights relating to any shares of MainSource Common Stock or any of MainSource's Subsidiaries, or any securities convertible into or representing the right to purchase or otherwise acquire any common stock or debt securities of MainSource or its Subsidiaries, by which MainSource is or may become bound. MainSource does not have any outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any of the issued and outstanding shares of MainSource Common Stock. To the knowledge of MainSource, there are no voting trusts, voting arrangements, buy-sell agreements or similar arrangements affecting the capital stock of MainSource or its Subsidiaries.

        (d)   Except as disclosed in its SEC Reports, MainSource has no knowledge of any Person which beneficially owns (as defined in Rule 13d-3 under the 1934 Act) 5% or more of its outstanding shares of common stock.

        4.04    Organizational Documents.    The Articles of Incorporation and By-Laws of MainSource and the charter documents for each of MainSource's Subsidiaries, representing true, accurate and complete copies of such corporate documents in effect as of the date of this Agreement, have been delivered to MBT.

        4.05    Compliance with Law.    (a) None of MainSource or any of its Subsidiaries is currently in violation of, and since January 1, 2008, none has been in violation of, of any local, state, federal or foreign law, statute, regulation, rule, ordinance, order, restriction or requirement, and none is in violation of any order, injunction, judgment, writ or decree of any court or government agency or body, except where such violation would not have a Material Adverse Effect on MainSource. MainSource and its Subsidiaries possess and hold all licenses, franchises, permits, certificates and other authorizations necessary for the continued conduct of their business without interference or interruption, except where the failure to possess and hold the same would not have a Material Adverse Effect on MainSource.

        (b)   As of the date hereof, set forth on the MainSource Disclosure Schedule is a list of all agreements, understandings and commitments with, and all orders and directives of, all government regulatory agencies or authorities with respect to the financial condition, results of operations, business, assets or capital of MainSource or its Subsidiaries which presently are binding upon or require action by, or at any time during the last five (5) years have been binding upon or have required action by, MainSource or its Subsidiaries, and all documents relating thereto have been made available to MBT, including, without limitation, all correspondence, written communications and written commitments related thereto. There are no refunds or restitutions required to be paid as a result of any criticism of any regulatory agency or body cited in any examination report of MainSource or any of its Subsidiaries as a result of an examination by any regulatory agency or body, or set forth in any accountant's or auditor's report to MainSource or any of its Subsidiaries.

        (c)   Since the enactment of the Sarbanes-Oxley Act, MainSource has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

        (d)   All of the existing offices and branches of MainSource Bank have been legally authorized and established in accordance with all applicable federal, state and local laws, statutes, regulations, rules, ordinances, orders, restrictions and requirements, except such as would not have a Material Adverse Effect. Except as set forth in the MainSource Disclosure Schedule, MainSource Bank has no approved but unopened offices or branches.

        4.06    Accuracy of Statements Made and Materials Provided to MBT.    No representation, warranty or other statement made, or any information provided, by MainSource in this Agreement or, in the MainSource Disclosure Schedule (and any update thereto), or provided by MainSource to MBT in the course of MBT's due diligence investigation and no written information which has been or shall be supplied by MainSource with respect to its financial condition, results of operations, business, assets, capital or directors and officers for inclusion in the proxy statement-prospectus relating to the Merger, contains or shall contain (in the case of information relating to the proxy statement-prospectus at the time it is first mailed to MBT's shareholders) any untrue statement of material fact or omits or shall omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not false or misleading, except that no representation or warranty has been made by MainSource with respect to statements made or incorporated by reference in the Form S-4 or the proxy statement-prospectus therein based on information supplied by MBT specifically for inclusion or incorporation by reference in the Form S-4 or the proxy statement-prospectus therein.

        4.07    Litigation and Pending Proceedings.    Except as set forth in the MainSource Disclosure Schedule:

          (a)   Except for lawsuits involving collection of delinquent accounts and lawsuits which would not have a Material Adverse Effect on MainSource, there are no claims, actions, suits, proceedings, mediations, arbitrations or investigations pending and served against MainSource or any of its Subsidiaries or, to the knowledge of MainSource or any of its Subsidiaries, threatened in any court or before any government agency or authority, arbitration panel or otherwise against MainSource or any of its Subsidiaries. MainSource does not have knowledge of a basis for any claim, action, suit, proceeding, litigation, arbitration or investigation against MainSource or any of its Subsidiaries.

          (b)   Neither MainSource nor any of its Subsidiaries is: (i) subject to any material outstanding judgment, order, writ, injunction or decree of any court, arbitration panel or governmental agency or authority; (ii) presently charged with or, to the knowledge of MainSource, under governmental investigation with respect to, any actual or alleged material violations of any law, statute, rule, regulation or ordinance; or (iii) the subject of any material pending or, to the knowledge of MainSource, threatened proceeding by any government regulatory agency or authority having jurisdiction over their respective business, assets, capital, properties or operations.

        4.08    Financial Statements and Reports.    (a) MainSource has delivered to MBT copies of the following financial statements and reports of MainSource and its Subsidiaries, including the notes thereto (collectively, the "MainSource Financial Statements"):

            (i)  Consolidated Balance Sheets and the related Consolidated Statements of Income and Consolidated Statements of Changes in Shareholders' Equity of MainSource as of and for the fiscal years ended December 31, 2013, 2012 and 2011;

           (ii)  Consolidated Statements of Cash Flows of MainSource for the fiscal years ended December 31, 2013, 2012 and 2011;

          (iii)  Call Reports ("Call Reports") for MainSource Bank as of the close of business on December 31, 2013, 2012 and 2011;

        (b)   The MainSource Financial Statements present fairly the consolidated financial position of MainSource as of and at the dates shown and the consolidated results of operations for the periods covered thereby and are complete, correct, represent bona fide transactions, and have been prepared from the books and records of MainSource and its Subsidiaries. The MainSource Financial Statements described in clauses (i) and (ii) above for completed fiscal years are audited financial statements and have been prepared in conformance with GAAP, except as may otherwise be indicated in any accountants' notes or reports with respect to such financial statements.

        (c)   Since December 31, 2013 on a consolidated basis MainSource and its Subsidiaries have not incurred any material liability other than in the ordinary course of business consistent with past practice.

        4.09    Title to Properties.    Except as described in this Section 4.10 or the MainSource Disclosure Schedule, MainSource or one of its Subsidiaries, as the case may be, has good and marketable title in fee simple absolute to all real property (including, without limitation, all real property used as bank premises and all other real estate owned) which is reflected in the MainSource Financial Statements as of December 31, 2013; good and marketable title to all personal property reflected in the MainSource Financial Statements as of December 31, 2013, other than personal property disposed of in the ordinary course of business since December 31, 2013; good and marketable title to or right to use by valid and enforceable lease or contract all other properties and assets (whether real or personal, tangible or intangible) which MainSource or any of its Subsidiaries purports to own or which MainSource or any of its Subsidiaries uses in its respective business and which are in either case material to its respective business; good and marketable title to, or right to use by terms of a valid and enforceable lease or contract, all other property used in its respective business to the extent material thereto; and good and marketable title to all material property and assets acquired and not disposed of or leased since December 31, 2013. All of such properties and assets are owned by MainSource or its Subsidiaries free and clear of all land or conditional sales contracts, mortgages, liens, pledges, restrictions, options, security, interests, charges, claims, rights of third parties or encumbrances of any nature except: (i) as set forth in the MainSource Disclosure Schedule; (ii) as specifically noted in reasonable detail in the MainSource Financial Statements; (iii) statutory liens for taxes not yet delinquent or being contested in good faith by appropriate proceedings; (iv) pledges or liens required to be granted in connection with the acceptance of government deposits or granted in connection with repurchase or reverse repurchase agreements; and (v) easements, encumbrances and liens of record, imperfections of title and other limitations which are not material in amounts to MainSource on a consolidated basis and which do not detract from the value or materially interfere with the present or contemplated use of any of the properties subject thereto or otherwise materially impair the use thereof for the purposes for which they are held or used. All real property owned or, to MainSource's knowledge, leased by MainSource or its Subsidiaries is in compliance in all material respects with all applicable zoning and land use laws. All real property, machinery, equipment, furniture and fixtures owned or leased by MainSource or its Subsidiaries that is material to their respective businesses is structurally sound, in good operating condition (ordinary wear and tear excepted) and has been and is being maintained and repaired in the ordinary condition of business.

        4.10    Employee Benefit Plans.    With respect to the employee benefit plans, as defined in Section 3(3) of the ERISA, sponsored or otherwise maintained by MainSource or any of its Subsidiaries which are intended to be tax-qualified under Section 401(a) of the Code (collectively, "MainSource Plans"), all such MainSource Plans have, on a continuous basis since their adoption, been, in all material respects, maintained in compliance with the requirements prescribed by all applicable statutes, orders and governmental rules or regulations, including, without limitation, ERISA and the Department Regulations promulgated thereunder and the Code and Treasury Regulations promulgated thereunder.

        4.11    Taxes, Returns and Reports.    Except as set forth in the MainSource Disclosure Schedule, each of MainSource and its Subsidiaries has since January 1, 2008 (a) duly and timely filed all material federal, state, local and foreign tax returns of every type and kind required to be filed, and each such return is true, accurate and complete in all material respects; (b) paid or otherwise adequately reserved in accordance with GAAP for all taxes, assessments and other governmental charges due or claimed to be due upon it or any of its income, properties or assets; and (c) not requested an extension of time for any such payments (which extension is still in force). MainSource has established, and shall establish in the Subsequent MainSource Financial Statements (as hereinafter defined), in accordance with GAAP, a reserve for taxes in the MainSource Financial Statements adequate to cover all of MainSource's and its Subsidiaries tax liabilities (including, without limitation, income taxes, payroll taxes and withholding, and franchise fees) for the periods then ending. Neither MainSource nor any of its Subsidiaries has, nor will any of them have, any liability for material taxes of any nature for or with respect to the operation of its business, from the date hereof up to and including the Effective Time, except to the extent set forth in the Subsequent MainSource Financial Statements (as hereinafter defined) or as accrued or reserved for on the books and records of MainSource or its Subsidiaries, except as set forth on the MainSource Disclosure Schedule. Except as set forth on the MainSource Disclosure Schedule, to the knowledge of MainSource, neither MainSource nor any of its Subsidiaries is currently under audit by any state or federal taxing authority. Except as set forth on the MainSource Disclosure Schedule, no federal, state or local tax returns of MainSource or any of its Subsidiaries have been audited by any taxing authority during the past five (5) years.

        4.12    Deposit Insurance.    The deposits of MainSource Bank are insured by the Federal Deposit Insurance Corporation in accordance with the Federal Deposit Insurance Act, as amended, to the fullest extent provided by applicable law and MainSource or MainSource Bank has paid or properly reserved or accrued for all current premiums and assessments with respect to such deposit insurance.

        4.13    Insurance.    MainSource has provided MBT with a list and, if requested, a true, accurate and complete copy thereof, of all policies of insurance (including, without limitation, bankers' blanket bond, directors' and officers' liability insurance, property and casualty insurance, group health or hospitalization insurance and insurance providing benefits for employees) owned or held by MainSource or any of its Subsidiaries on the date hereof or with respect to which MainSource or any of its Subsidiaries pays any premiums. Each such policy is in full force and effect and all premiums due thereon have been paid when due.

        4.14    Books and Records.    The books and records of MainSource are, in all material respects, complete and correct and accurately reflect the basis for the financial condition, results of operations, business, assets and capital of MainSource on a consolidated basis set forth in the MainSource Financial Statements.

        4.15    Broker's, Finder's or Other Fees.    Except for reasonable fees and expenses of MainSource's attorneys, accountants and investment bankers, all of which shall be paid by MainSource at or prior to the Effective Time, and except as set forth in the MainSource Disclosure Schedule, no agent, broker or other Person acting on behalf of MainSource or under any authority of MainSource is or shall be entitled to any commission, broker's or finder's fee or any other form of compensation or payment from any of the parties hereto relating to this Agreement and the Merger contemplated hereby.

        4.16    MainSource Securities and Exchange Commission Filings.    MainSource has filed all SEC Reports required to be filed by it. All such SEC Reports were true, accurate and complete in all material respects as of the dates of the SEC Reports, and no such filings contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements, at the time and in the light of the circumstances under which they were made, not false or misleading. MainSource has made available to MBT copies of all comment letters received by MainSource from the SEC since January 1, 2008, relating to the SEC Reports, together with all written responses of MainSource thereto. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by MainSource, and to the knowledge of MainSource, none of the SEC Reports is the subject of any ongoing review by the SEC.

        4.17    Community Reinvestment Act.    MainSource Bank received a rating of "satisfactory" or better in its most recent examination or interim review with respect to the Community Reinvestment Act.

        4.18    Sufficient Funds.    MainSource has, as of the date hereof, sufficient cash on hand or other sources of immediately available funds to enable MainSource to timely pay the Cash Consideration and consummate the transactions contemplated by this Agreement.

        4.19    Ordinary Course; Lack of Material Adverse Change.    From December 31, 2013 through the Closing Date, except as reflected in the MainSource SEC filings or as set forth in Schedule 4.19, each of MainSource and MainSource Bank has operated only in the ordinary course of business consistent with past practice, and there has not been any Material Adverse Change.

        4.20    Ownership of MBT Common Stock.    To its knowledge, neither MainSource nor any of its Subsidiaries, owns beneficially or of record, directly or indirectly, or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, shares of MBT Common Stock.

        4.21    Reorganization.    Neither MainSource nor any of its Subsidiaries has taken any action, and MainSource is not aware of any fact or circumstance, that would reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

 ARTICLE V.

COVENANTS OF MBT

        MBT covenants and agrees with MainSource and covenants and agrees to cause its Subsidiaries to act as follows (and MainSource covenants and agrees with MBT as follows):

        5.01    Shareholder Approval.    MBT shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and held in accordance with applicable law and the Articles of Incorporation and By-Laws of MBT at the earliest reasonable date. Subject to Section 5.06 hereof, the Board of Directors of MBT shall recommend to MBT's shareholders that such shareholders approve and adopt this Agreement and the Merger contemplated hereby and will solicit proxies voting in favor of this Agreement from MBT's shareholders.

        5.02    Other Approvals.    (a) MBT shall proceed expeditiously, cooperate fully and use commercially reasonable efforts to assist MainSource in procuring upon terms and conditions consistent with the condition set forth in Section 7.01(e) hereof all consents, authorizations, approvals, registrations and certificates, in completing all filings and applications and in satisfying all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest reasonable date.

        (b)   MBT will use commercially reasonable efforts to obtain any required third-party consents to agreements, contracts, commitments, leases, instruments and documents described in the MBT Disclosure Schedule and to which MBT and MainSource agree are material.

        (c)   Any materials or information provided by MBT to MainSource for use by MainSource in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

        5.03    Conduct of Business.    (a) On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, MBT will not, and will cause its Subsidiaries to not, without the prior written consent of MainSource or as set forth on the MBT Disclosure Schedule:

            (i)  make any changes in its capital stock accounts (including, without limitation, any stock issuance, stock split, stock dividend, recapitalization or reclassification);

           (ii)  authorize a class of stock or issue, or authorize the issuance of, securities other than or in addition to the issued and outstanding common stock as set forth in Section 3.03 hereof;

          (iii)  distribute or pay any dividends on its shares of common or preferred stock, or authorize a stock split, or make any other distribution to its shareholders, except that (A) each of the Subsidiaries may pay cash dividends to MBT in the ordinary course of business for payment of reasonable and necessary business and operating expenses of MBT and to provide funds for MBT's dividends to its shareholders in accordance with this Agreement, and (B) MBT may pay to its shareholders its usual and customary cash dividend of no greater than $.20 per share on an annual basis, provided that no dividend may be paid for or during the quarterly period in which the Merger is scheduled to be consummated or is consummated if, during such period, MBT shareholders will become entitled during such period to receive MainSource's regular quarterly cash dividend on their shares of MainSource Common Stock received pursuant to this Agreement;

          (iv)  redeem any of its outstanding shares of common stock;

           (v)  merge, combine or consolidate or effect a share exchange with or sell its assets or any of its securities to any other Person or enter into any other similar transaction not in the ordinary course of business;

          (vi)  purchase any assets or securities or assume any liabilities of a bank holding company, bank, corporation or other entity, except in the ordinary course of business necessary to manage its investment portfolio and then only to the extent that such securities have a quality rating of "AAA" by either Standard & Poor's Ratings Services or Moody's Investors Services for corporate bonds;

         (vii)  which consent shall be deemed received unless MainSource shall object thereto within five (5) business days after receipt of written notice from MBT to:

            (A)  renew or otherwise modify any loan, loan commitment, letter of credit or other extension of credit (individually, a "Loan" and collectively, "Loans") to any Person if the Loan is an existing credit on the books of MBT or any Subsidiary and (y) is, or in accordance with bank regulatory definitions should be, classified as "Substandard," "Doubtful" or "Loss," or (z) such Loan is in an amount in excess of $100,000 and is, or in accordance with bank regulatory definitions should be, classified as "special mention";

            (B)  make, renew or otherwise modify any Loan or Loans if immediately after making a Loan or Loans, such Person would be directly indebted to MBT or any Subsidiary in an aggregate amount in excess of $1,000,000;

            (C)  make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1- to 4-family residence with a principal balance in excess of $417,000;

            (D)  make, renew or otherwise modify any Loan or Loans secured by an owner-occupied 1- to 4-family residence with loan-to-value ratios of greater than 80% without private mortgage insurance;

            (E)  make, renew or otherwise modify any Loan which does not conform with MBT's Credit Policy and Procedures, is in excess of $250,000 and exceeds 120 days to maturity (notice to MainSource of such proposed Loan shall set forth, with specificity, the manner in which such Loan does not conform to MBT's General Credit Policy and Procedures); or

            (F)  make any Loan or Loans that are a Part 365 exception;

        (viii)  except as provided in the MBT Disclosure Schedule and for the acquisition or disposition in the ordinary course of business of other real estate owned, acquire or dispose of any real or personal property or fixed asset constituting a capital investment in excess of $25,000 individually or $100,000 in the aggregate;

          (ix)  make any investment subject to any restrictions, whether contractual or statutory, which materially impairs the ability of MBT or any Subsidiary to dispose freely of such investment at any time; subject any of their properties or assets to a mortgage, lien, claim, charge, option, restriction, security interest or encumbrance, except for tax and other liens which arise by operation of law and with respect to which payment is not past due or is being contested in good faith by appropriate proceedings, pledges or liens required to be granted in connection with acceptance by MBT or any Subsidiary of government deposits and pledges or liens in connection with Federal Home Loan Bank ("FHLB") borrowings;

           (x)  except as contemplated by this Agreement, promote to a new position (other than in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, or enter into any agreement to promote to a new position (other in the ordinary course of business except with respect to a promotion to a senior officer position) or increase the rate of compensation, of any director, officer or employee of MBT or any Subsidiary, modify, amend or institute new employment policies or practices (other than as may be necessary or appropriate to comply with applicable laws or other regulatory requirements), or enter into, renew or extend any employment, indemnity, reimbursement, consulting, compensation or severance agreements with respect to any present or former directors, officers or employees of MBT or any Subsidiary;

          (xi)  except as contemplated by this Agreement, execute, create, institute, modify, amend or terminate any pension, retirement, savings, stock purchase, stock bonus, stock ownership, stock option, stock appreciation or depreciation right or profit sharing plans; any employment, deferred compensation, consulting, bonus or collective bargaining agreement; any group insurance or health contract or policy; or any other incentive, retirement, welfare or employee welfare benefit plan, agreement or understanding for current or former directors, officers or employees of MBT or any Subsidiary; or change the level of benefits or payments under any of the foregoing or increase or decrease any severance or termination of pay benefits or any other fringe or employee benefits other than as required by law or regulatory authorities or the terms of any of the foregoing;

         (xii)  amend, modify or restate MBT's or any of its Subsidiaries organizational documents from those in effect on the date of this Agreement and as delivered to MainSource;

        (xiii)  give, dispose of, sell, convey or transfer, assign, hypothecate, pledge or encumber, or grant a security interest in or option to or right to acquire any shares of common stock or the assets (other than in the ordinary course consistent with past practice) of MBT or any of its Subsidiaries, or enter into any agreement or commitment relative to the foregoing;

        (xiv)  fail to accrue, pay, discharge and satisfy all debts, liabilities, obligations and expenses, including, but not limited to, trade payables, incurred in the regular and ordinary course of business as such debts, liabilities, obligations and expenses become due, unless the same are being contested in good faith;

         (xv)  issue, or authorize the issuance of, any securities convertible into or exchangeable for any shares of the capital stock of MBT or any of its Subsidiaries;

        (xvi)  borrow any money or incur any indebtedness including, without limitation, through the issuance of debentures, or incur any liability or obligation (whether absolute, accrued, contingent or otherwise), in an aggregate amount exceeding $25,000, except for obligations disclosed within this Agreement or the MBT Disclosure Schedule, FHLB advances, Federal Funds purchased by Merchants, trade payables and similar liabilities and obligations incurred in the ordinary course of business and the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected in the MBT Financial Statements or the Subsequent MBT Financial Statements (as defined below);

       (xvii)  open, close, move or, in any material respect, expand, diminish, renovate, alter or change any of its offices or branches, other than as disclosed in the MBT Disclosure Schedule;

      (xviii)  pay or commit to pay any management or consulting or other similar type of fees other than as disclosed in the MBT Disclosure Schedule;

        (xix)  change in any material respect its accounting methods, except as may be necessary and appropriate to conform to changes in tax law requirements, changes in GAAP or regulatory accounting principles or as required by MBT's independent auditors or its regulatory authorities;

         (xx)  change in any material respect its underwriting, operating, investment or risk management or other similar policies of MBT or any of its Subsidiaries, except as required by applicable law or policies imposed by any regulatory authority or governmental entity;

        (xxi)  make, change or revoke any material tax election, file any material amended tax return, enter into any closing agreement with respect to a material amount of taxes, settle any material tax claim or assessment or surrender any right to claim a refund of a material amount of taxes; or

       (xxii)  enter into any contract, agreement, lease, commitment, understanding, arrangement or transaction or incur any liability or obligation (other than as contemplated by Section 5.03(a)(vii) hereof and legal, accounting and other fees related to the Merger) requiring payments by MBT or any of its Subsidiaries which exceed $50,000, whether individually or in the aggregate, or that is not a trade payable or incurred in the ordinary course of business.

        (b)   On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, each of MBT and its Subsidiaries shall: (i) carry on its business diligently, substantially in the manner as is presently being conducted and in the ordinary course of business; (ii) use commercially reasonable efforts to preserve its business organization intact, keep available the services of the present officers and employees and preserve its present relationships with customers and Persons having business dealings with it; (iii) use commercially reasonable efforts to maintain all of the properties and assets that it owns or utilizes in the operation of its business as currently conducted in good operating condition and repair, reasonable wear and tear excepted; (iv) maintain its books, records and accounts in the usual, regular and ordinary manner, on a basis consistent with prior years and in compliance in all material respects with all statutes, laws, rules and regulations applicable to them and to the conduct of its business; and (v) not knowingly do or fail to do anything which will cause a breach of, or default in, any contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party or by which it is or may be subject or bound which would reasonably be expected to have a Material Adverse Effect on MBT.

        5.04    Insurance.    MBT and its Subsidiaries shall maintain, or cause to be maintained, in full force and effect, insurance on its assets, properties and operations, fidelity coverage and directors' and officers' liability insurance in such amounts and with regard to such liabilities and hazards as are currently insured by MBT or its Subsidiaries as of the date of this Agreement.

        5.05    Accruals for Loan Loss Reserve and Expenses.    (a) Prior to the Effective Time, MBT shall, and shall cause its Subsidiaries, to make, consistent with GAAP and applicable banking laws and regulations, such appropriate accounting entries in its books and records and use commercially reasonable efforts to take such other actions as MBT and its Subsidiaries shall deem to be necessary or desirable in anticipation of the Merger including, without limitation, accruals or the creation of reserves for employee benefits and Merger-related expenses.

        (b)   MBT recognizes that MainSource may have adopted different loan and accounting policies and practices (including loan classifications and levels of loan loss allowances). Subject to applicable law (including without limitation the rules and regulations of the U.S Department of Justice and Federal Trade Commission guidelines regarding pre-merger information exchange between competitors, applicable banking laws and regulations and GAAP), and in a manner that is not inconsistent with MBT's need to operate its business in the ordinary course consistent with past practices, from and after the date hereof MBT shall consult and cooperate in good faith with MainSource with respect to conforming the loan and accounting policies and practices of MBT to those policies and practices of MainSource for financial accounting and/or income tax reporting purposes, as reasonably specified in each case in writing from MainSource to MBT, based upon such consultation and subject to the conditions in Section 5.05(d).

        (c)   Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), MBT shall consult and cooperate in good faith with MainSource with respect to determining, as reasonably specified in a written notice from MainSource to MBT, based upon such consultation and subject to the conditions in Section 5.05(d), the amount and the timing for recognizing for financial accounting and/or income tax reporting purposes of MBT's expenses of the Merger.

        (d)   Subject to applicable law (including without limitation applicable banking laws and regulations and GAAP), MBT shall consult and cooperate in good faith with MainSource to (i) make such conforming entries to conform the loan and accounting policies and practices of MBT to the policies and practices of MainSource as contemplated in Section 5.05(b) above and (ii) recognize MBT's expenses of the Merger for financial accounting and/or income tax reporting purposes at such times as are reasonably requested in writing by MainSource as contemplated in Section 5.05(c) above, but in no event prior to the 5th day next preceding the Closing Date and only after MainSource acknowledges that all conditions to its obligation to consummate the Merger have been satisfied and certifies to MBT that MainSource will at the Effective Time deliver to MBT the certificate contemplated in Section 7.02(g).

        (e)   MBT's representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken on account of Section 5.05(d).

        5.06    Acquisition Proposals.    (a) MBT will, and will cause each of its Subsidiaries to, and its and their respective officers, directors and representatives (including Boenning) to, immediately cease and cause to be terminated any existing solicitations, discussions or negotiations with any Person that has made or indicated an intention to make an Acquisition Proposal (as defined below). During the period from the date of this Agreement through the Effective Time, MBT shall not terminate, amend, modify or waive any material provision of any confidentiality or similar agreement to which MBT or any of its Subsidiaries is a party (other than any involving MainSource).

        (b)   Except as permitted in this Section 5.06, MBT shall not, and shall cause its Subsidiaries and any of their respective directors, officers and representatives (including Boenning) not to, (i) solicit, initiate or knowingly encourage or facilitate, or take any other action designed to, or that could reasonably be expected to facilitate (including by way of furnishing non-public information) any inquiries with respect to an Acquisition Proposal, or (ii) initiate, participate in or knowingly encourage any discussions or negotiations or otherwise knowingly cooperate in any way with any Person regarding an Acquisition Proposal; provided, however, that, at any time prior to obtaining the approval of the Merger by MBT's shareholders, if MBT receives a bona fide Acquisition Proposal that the MBT Board of Directors determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal (as defined below) that was not solicited after the date hereof and did not otherwise result from a breach of MBT's obligations under this Section 5.06, MBT may furnish, or cause to be furnished, non-public information with respect to MBT and its Subsidiaries to the Person who made such proposal (provided that all such information has been provided to MainSource prior to or at the same time it is provided to such Person) and may participate in discussions and negotiations regarding such proposal if (A) the MBT Board of Directors determines in good faith, and following consultation with financial advisors and outside legal counsel, that failure to do so would be reasonably likely to result in a breach of its fiduciary duties to MBT's shareholders under applicable law and (B) prior to taking such action, MBT has used its best reasonable efforts to enter into a confidentiality agreement with respect to such proposal on customary terms. Without limiting the foregoing, it is agreed that any violation of the restrictions contained in the first sentence of this Section 5.06(a) by any representative (including Boenning) of MBT or its Subsidiaries shall be a breach of this Section 5.06 by MBT.

        (c)   Neither the MBT Board of Directors nor any committee thereof shall (or shall agree or resolve to) (i) fail to make, withdraw or modify in a manner adverse to MainSource or propose to withdraw or modify in a manner adverse to MainSource (or take any action inconsistent with) the recommendation by the MBT Board of Directors or any such committee of this Agreement or the Merger, or approve or recommend, or propose to recommend, the approval or recommendation of any Acquisition Proposal (any of the foregoing being referred to herein as an "Adverse Recommendation Change"), or (ii) cause or permit MBT or Merchants to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an "Acquisition Agreement") constituting or related to, or which is intended to or would be reasonably likely to lead to, any Acquisition Proposal (other than a confidentiality agreement referred to in Section 5.06(b)).

Notwithstanding the foregoing, at any time prior to the special meeting of MBT's shareholders to approve the Merger, the MBT Board of Directors may, in response to a Superior Proposal, effect an Adverse Recommendation Change; provided, that the MBT Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisors, that the failure to do so would be reasonably likely to result in a breach of its fiduciary duties to the shareholders of MBT under applicable Law, and provided, further, that the MBT Board of Directors may not effect such an Adverse Recommendation Change unless (A) the MBT Board shall have first provided prior written notice to MainSource (an "Adverse Recommendation Change Notice") that it is prepared to effect an Adverse Recommendation Change in response to a Superior Proposal, which notice shall, in the case of a Superior Proposal, attach the most current version of any proposed written agreement or letter of intent relating to the transaction that constitutes such Superior Proposal (it being understood that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new notice and a new five business day period) and (ii) MainSource does not make, within five business days after receipt of such notice, a proposal that would, in the reasonable good faith judgment of the MBT Board of Directors (after consultation with financial advisors and outside legal counsel), cause the offer previously constituting a Superior Proposal to no longer constitute a Superior Proposal or that the Adverse Recommendation Change is no longer required to comply with the MBT Board's fiduciary duties to the shareholders of MBT under applicable law. MBT agrees that, during the five business day period prior to its effecting an Adverse Recommendation Change, MBT and its officers, directors and representatives shall negotiate in good faith with MainSource and its officers, directors, and representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by MainSource.

        (d)   In addition to the obligations of MBT set forth in paragraphs (a), (b) and (c) of this Section 5.06, MBT shall as promptly as possible, and in any event within two business days after MBT first obtains knowledge of the receipt thereof, advise MainSource orally and in writing of (i) any Acquisition Proposal or any request for information that MBT reasonably believes could lead to or contemplates an Acquisition Proposal or (ii) any inquiry MBT reasonably believes could lead to any Acquisition Proposal, the terms and conditions of such Acquisition Proposal, request or inquiry (including any subsequent amendment or other modification to such terms and conditions) and the identity of the Person making any such Acquisition Proposal or request or inquiry. In connection with any such Acquisition Proposal, request or inquiry, if there occurs or is presented to MBT any material change, modification or development to a previously made offer or letter of intent or any other material development occurs, MBT (or its outside counsel) shall (A) advise and confer with MainSource (or its outside counsel) regarding the progress of negotiations concerning any Acquisition Proposal, the material resolved and unresolved issues related thereto and the material terms (including material amendments or proposed amendments as to price and other material terms) of any such Acquisition Proposal, request or inquiry, and (B) promptly upon receipt or delivery thereof provide MainSource with true, correct and complete copies of any document or communication related thereto.

        (e)   Nothing contained in this Section 5.06 shall prohibit MBT from at any time taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the 1934 Act or from making any other disclosure to its shareholders or in any other regulatory filing if, in the good faith judgment of the MBT Board of Directors, after consultation with its outside counsel, failure to so disclose would be reasonably likely to result in a breach of their or MBT's obligations under applicable law.

        (f)    For purposes of this Agreement, "Acquisition Proposal" shall mean (i) any inquiry, proposal or offer from any Person or group of Persons (other than as contemplated by this Agreement) relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of (A) assets or businesses that constitute 20% or more of the revenues, net income or assets of MBT and its Subsidiaries, taken as a whole, or (B) 20% or more of any class of equity securities of MBT or any of its Subsidiaries; (ii) any tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities of MBT or any of its Subsidiaries; or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving MBT, Merchants or any of its other Subsidiaries pursuant to which any Person or the shareholders of any Person would own 20% or more of any class of equity securities of MBT, Merchants, or any of MBT's other Subsidiaries or of any resulting parent company of MBT or Merchants. For purposes of this Section 5.06 only, a "Person" shall include a natural Person, or any legal, commercial, or Governmental Authority, including, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any Person acting in a representative capacity.

        (g)   For purposes of this Agreement, "Superior Proposal" shall mean any Acquisition Proposal (but changing the references to "20% or more" in the definition of "Acquisition Proposal" to "50% or more") that the MBT Board determines in good faith (after having received the advice of its financial advisors and outside legal counsel), to be (i) more favorable to the shareholders and other constituencies of MBT, including, but not limited to, from a financial point of view, than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any break-up fees, expense reimbursement provisions and conditions to consummation and any changes to the financial terms of this Agreement proposed by MainSource in response to such offer or otherwise)) and (ii) reasonably capable of being completed without undue delay taking into account all financial, legal, regulatory and other aspects of such proposal.

        5.07    Press Releases.    Unless prior notice and comment is not possible or practicable as the result of applicable law or any listing or exchange rule, neither MBT nor MainSource will issue any press or news releases or make any other public announcements or disclosures relating to the Merger without providing a final copy of such press or news release to the other party and providing such party with a reasonable opportunity to comment on such press or news release.

        5.08    Material Changes to Disclosure Schedules.    MBT shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the MBT Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the MBT Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of MBT contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the MBT Disclosure Schedule unless MainSource shall have first consented in writing with respect thereto.

        5.09    Access; Information.    (a) MainSource and MBT, and their representatives and agents, shall, upon reasonable notice to the other party, at all times during normal business hours prior to the Effective Time, have full and continuing access to the properties, facilities, operations, books and records of the other party. MainSource and MBT, and their representatives and agents may, prior to the Effective Time, make or cause to be made such reasonable investigation of the operations, books, records and properties of the other party and their Subsidiaries and of their financial and legal condition as deemed necessary or advisable to familiarize themselves with such operations, books, records, properties and other matters; provided, however, that such access or investigation shall not interfere unnecessarily with the normal business operations of MBT or MainSource or either of their

Subsidiaries. Upon request, MBT and MainSource will furnish the other party or its representatives or agents, their attorneys' responses to external auditors requests for information, management letters received from their external auditors and such financial, loan and operating data and other information reasonably requested by MainSource or MBT which has been or is developed by the other party, its auditors, accountants or attorneys (provided, with respect to attorneys, such disclosure would not result in the waiver by the other party of any claim of attorney-client privilege), and will permit MainSource or MBT or their representatives or agents to discuss such information directly with any individual or firm performing auditing or accounting functions for MBT or MainSource, as applicable, and such auditors and accountants will be directed to furnish copies of any reports or financial information as developed to MainSource or MBT or its representatives or agents, as applicable. No investigation by MainSource or MBT shall affect the representations and warranties made by MBT or MainSource herein. Any confidential information or trade secrets received by MainSource, MBT or their representatives or agents in the course of such examination will be treated confidentially, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing such confidential information or trade secrets or both shall be destroyed by MainSource or MBT, as applicable, or at MainSource's or MBT's request, returned to MainSource or MBT, as applicable, in the event this Agreement is terminated as provided in Article VIII hereof. Additionally, any confidential information or trade secrets received by MainSource or MBT, or either of their agents or representatives in the course of their examinations (whether conducted prior to or after the date of this Agreement) shall be treated confidentially and in accordance with the Confidentiality Agreement (as defined in Section 11.09 hereof). This Section 5.09 will not require the disclosure of any information to MainSource or MBT which would be prohibited by law. The ability of MainSource or MBT to consult with any tax advisor (including a tax advisor independent from all other entities involved in the transactions contemplated hereby) shall not be limited by this Agreement in any way, provided that any such tax advisor is otherwise subject to and is bound by this Section 5.09. Notwithstanding anything herein to the contrary (other than the preceding sentence), except as reasonably necessary to comply with applicable securities laws, MainSource and MBT (and each employee, representative or agent of MainSource and MBT) may disclose to any and all Persons, without limitation of any kind, the tax treatment (as defined in Treas. Reg. § 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to MainSource or MBT relating to such tax structure, provided that, in the case of any materials that contain information other than the tax treatment or tax structure of the transactions contemplated hereby (including, but not limited to, any information relating to the pricing or any cost of the transactions contemplated hereby or the identity of any party to the transactions contemplated hereby), this sentence shall apply to such materials only to the extent that such materials contain the tax treatment or tax structure of the transactions contemplated hereby and MainSource and MBT shall take all action necessary to prevent the disclosure of such other information as otherwise provided herein. The immediately preceding sentence shall not be effective until the earliest of (a) the date of the public announcement of discussions relating to any of the transactions contemplated hereby, (b) the date of the public announcement of any of the transactions contemplated hereby or (c) the date of the execution of an agreement, with or without conditions, to enter into any of the transactions contemplated hereby.

        (b)   Beginning on the date of this Agreement, the President of MainSource, or his designee, shall be entitled to receive notice of and to attend solely as an observer, all regular and special meetings of the Board of Directors and all committees of MBT and its Subsidiaries, including, without limitation, the loan committee, investment committee, executive committee, personnel committee, and any other committee of MBT and its Subsidiaries, except that any such person shall be excluded from the portion of any meeting where this Agreement, the transactions contemplated by this Agreement or any other confidential information required by law not to be disclosed to such person are being discussed.

        5.10    Financial Statements.    As soon as reasonably available after the date of this Agreement, MBT will deliver to MainSource any additional audited consolidated financial statements which have been prepared on its behalf or at its direction, the monthly consolidated unaudited balance sheets and profit and loss statements of MBT prepared for its internal use, Merchants Call Reports for each quarterly period completed prior to the Effective Time, and all other financial reports or statements submitted to regulatory authorities after the date hereof, to the extent permitted by law (collectively, "Subsequent MBT Financial Statements"). The Subsequent MBT Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP, to the extent required, and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year-end adjustments). The Subsequent MBT Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect. As soon as internally available after the date of this Agreement, MainSource will deliver to MBT any additional audited consolidated financial statements which have been prepared on its behalf or at its direction and the quarterly consolidated unaudited balance sheets and profit and loss statements of MainSource (collectively, "Subsequent MainSource Financial Statements"). The Subsequent MainSource Financial Statements will be prepared on a basis consistent with past accounting practices and GAAP to the extent applicable and shall present fairly the financial condition and results of operations as of the dates and for the periods presented (except in the case of unaudited financials or Call Report information for the absence of notes and/or year-end adjustments). The Subsequent MainSource Financial Statements, including the notes thereto, will not include any assets, liabilities or obligations or omit to state any assets, liabilities or obligations, absolute or contingent, or any other facts, which inclusion or omission would render such financial statements inaccurate, incomplete or misleading in any material respect.

        5.11    Environmental.    (a) If requested by MainSource, MBT will cooperate with MainSource for its conduct, by a consulting firm of its choice and at MainSource's sole cost, of a phase one environmental site assessment on any or all real property owned by MBT or any of its Subsidiaries as of the date of this Agreement, and any real property acquired by MBT or any of its Subsidiaries after the date of this Agreement. MainSource shall be responsible for the costs of the phase one environmental assessments. Subject to provisions below, if requested by MainSource, based upon the results of a phase one environmental assessment, MBT will cooperate with MainSource for its conduct, by a consulting firm of MainSource's choice and at MainSource's sole cost, of a phase two environmental investigation on any or all real property owned by MBT or any of its Subsidiaries as of the date of this Agreement, and any real property acquired by MBT or any of its Subsidiaries after the date of this Agreement; provided, however, that (i) MainSource's request shall identify the specific consultant to conduct the work, the scope of work for the investigation of each property (which shall be reasonable given the results of the applicable phase one assessment), and the insurance coverage for such work (which shall be reasonable and customary), (ii) all such work shall be conducted at times and places reasonably acceptable to MBT so as to not impair its business operations or properties, and (iii) MainSource indemnifies and holds harmless MBT and its Subsidiaries and affiliates for all liabilities, claims, judgments, damages, and expenses arising from or related to the work conducted by MainSource's contractor, and shall cause the properties investigated (and any other properties impacted by the work) to be repaired and returned to their pre-investigation condition.

        (b)   If the environmental consultant's good faith estimate, based upon the results of the environmental studies and other diligence conducted by the environmental consultant, of the dollar amount, if any, that MBT and its Subsidiaries would be required to expend under applicable Environmental Laws for clean-up, remediation and penalties arising from Hazardous Substances on or emanating from MBT or its Subsidiaires' owned real properties which have been subject to the phase two investigations described in Section 5.11(a) above, is in excess of $300,000, then MainSource shall have the right to terminate this Agreement pursuant to Section 8.01(c)(iv), which termination shall be MainSource's sole remedy in such event.

        5.12    Governmental Reports and Shareholder Information.    Promptly upon its becoming available, and only to the extent permitted by applicable law and regulation, MBT shall furnish to MainSource one (1) copy of each financial statement, report, notice, or proxy statement sent by MBT to any Governmental Authority or to MBT's shareholders generally, and of any order issued by any Governmental Authority in any proceeding to which MBT is a party. For purposes of this Agreement, "Governmental Authority" shall mean any government (or any political subdivision or jurisdiction thereof), court, bureau, agency or other governmental entity having or asserting jurisdiction over the applicable party or its business, operations or properties.

        5.13    Adverse Actions.    MBT shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.01(a), (b) the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (c) any of the conditions to the Merger set forth in Article VII not being satisfied, (d) a material violation of any provision of this Agreement or (e) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation.

        5.14    Employee Benefits.    Neither the terms of Section 6.03 hereof nor the provision of any employee benefits by MainSource or any of its Subsidiaries to employees of MBT or any of its Subsidiaries shall: (a) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of MBT or any of its Subsidiaries; or (b) prohibit or restrict MainSource or its Subsidiaries, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to its employees from time to time.

        5.15    Disposition Welfare Benefit and Code Section 125 Plans.    All welfare benefit (health, dental/vision, life/AD&D, LTD), and Internal Revenue Code Section 125, or "cafeteria," plans currently sponsored by MBT shall continue as separate plans after the Effective Time, until such time as MainSource determines, in its sole discretion, that it will terminate any or all of such plans.

        As of the Effective Time MBT shall take, or cause to be taken, all actions necessary to assign any and all applicable group insurance policies to MainSource and to provide MainSource all necessary financial, enrollment, eligibility, contractual and other information related to its welfare benefit and cafeteria plans to assist MainSource in the administration of such plans.

        From the date of this Agreement through the Effective Time, MBT shall continue to: (i) pay the applicable insurance premiums necessary to continue the benefits under MBT's fully insured welfare benefit plans; (iii) accrue, as an expense, in accordance with past practice, monthly amounts to be used to satisfy claims under any self-insured welfare benefit plan and (iii) contribute to the cafeteria plan the pre-tax amounts which the cafeteria plan participants elect to defer from their compensation.

        As of the date of any future termination of the MBT cafeteria plan, the balances in any health and dependent care flexible spending accounts thereunder shall be transferred to the MainSource cafeteria plan, and the benefit and compensation deferral elections in effect at that time shall be continued under the MainSource cafeteria plan, subject to subsequent changes as provided in the MainSource plan. All benefit payments related to the transferred balances shall be made in accordance with the MainSource cafeteria plan.

        5.16    Nonqualified Plans.    MBT or any Subsidiary, as applicable, shall terminate each nonqualified deferred compensation plan for employees and/or directors sponsored by MBT or any Subsidiary in accordance with Treasury Regulation §1.409A-3(j)(4)(ix)(B). Accrued benefits under the plans will be distributed in accordance with the terms of the plans and Code Section 409A.

        5.17    MBT Incentive Plans.    MBT or any Subsidiary shall continue all incentive and/or bonus plans through the end of the calendar month prior to the Closing Date. A prorated portion of incentive or bonus compensation based on performance of prorated achievement of performance metrics under those plans as of the end of the calendar month prior to the Closing Date shall be paid in a lump sum no later than the day immediately prior to the Closing Date, unless historically the incentive or bonus compensation has been paid sooner, in which case it will be paid at the same time as historical practice. Effective September 2, 2014, employees of MBT or any Subsidiary who are covered by an incentive and/or bonus plan will continue to be covered by either a MBT or Subsidiary incentive or bonus plan, or a MainSource or MainSource subsidiary incentive or bonus plan, as determined by MainSource in its sole discretion. To the extent MainSource determines not to cover any MBT or Subsidiary employee under a MBT or Subsidiary incentive or bonus plan, that plan will be terminated effective as of the later of the date of such determination or September 2, 2014.

        5.18    MBT KSOP.    (a) MBT shall take any such actions as are necessary at or prior to the Effective Time to ensure that (i) all MBT and ERISA Affiliate employees and former employees who are participants in the MBT KSOP at the Closing have the opportunity to complete a participant direction form and to direct the MBT KSOP trustee to vote MBT Common Stock allocated to their MBT KSOP accounts with respect to the Merger, and (ii) the MBT KSOP trustee has the authority necessary to sell or exchange the MBT Common Stock held by the MBT KSOP and to otherwise participate in the transactions contemplated by this Agreement.

        (b)   MBT, pursuant to the applicable provisions of the MBT KSOP, shall (i) terminate the MBT KSOP effective as of a date that is not later than the day before the Closing Date, and (ii) shall amend the MBT KSOP effective as of a date that is not later than the plan termination date to provide that no distributions of accrued benefits shall be made from the MBT KSOP, or its related employee benefit trust, subsequent to the plan termination date and until such time as the Internal Revenue Service issues a favorable determination letter to the effect that the plan termination does not adversely affect the plan's qualification for favorable income tax treatment under the Code, other than distributions required by the terms of the plan to be made upon the retirement, death, disability, or termination of employment of a plan participant, or any other event other than the plan termination that requires a distribution of plan benefits from the plan.

        (c)   MBT agrees that prior to the Closing Date it shall file, or cause to be filed, with the Internal Revenue Service an application for a favorable determination upon plan termination (IRS Form 5310) requesting the issuance to MBT of the favorable determination letter described in the preceding paragraph (b).

        (d)   MBT agrees to take such actions as may be necessary to ensure that no violation of ERISA or the Code occurs in the termination of the MBT KSOP, the MBT KSOP's sale or exchange of the MBT Common Stock held by the MBT KSOP, or the transactions contemplated by this Agreement, that cannot be cured to the satisfaction of the Service or the Department.

        (e)   MBT may make any amendments to the MBT KSOP at or prior to the Effective Time to maintain its qualified status under Section 401(a) of the Code; provided, however, that: (i) no such amendment shall require or have the effect of requiring MainSource to make any contributions to the MBT KSOP after the Effective Time (other than contributions accrued as of the Effective Time); (ii) no such amendments shall require or have the effect of requiring MBT or its Subsidiaries to make any contributions to the MBT KSOP at or prior to the Effective Time in addition to any contributions that otherwise would be required; (iii) any such amendment shall be conditioned upon its not having an adverse effect upon the qualified status of the MBT KSOP under Section 401(a) of the Code; and (iv) no such amendment shall require or have the effect of requiring the continuation of the MBT KSOP after the Effective Time; provided, however, that nothing in this Section 5.18 shall prohibit MBT from making, in a manner consistent with MBT's past custom or practice, a matching contribution to the MBT KSOP with respect to participant elective deferrals made prior to the Effective Time and, to the extent determined to be necessary by MBT's Board and approved by MainSource, which approval shall not be unreasonably withheld, adopting any amendment to the MBT KSOP consistent herewith.

        (f)    MBT shall make no contributions to the MBT KSOP between the date of this Agreement and the Effective Time other than such as may be required to maintain the tax-qualified status of the MBT KSOP or as otherwise provided herein.

        (g)   With respect to MBT Common Stock allocated to the accounts of each MBT KSOP participant, said participants shall be entitled to direct the MBT KSOP trustee to vote stock allocated to their accounts in the MBT KSOP on the approval and adoption of this Agreement. Unallocated MBT Common Stock held by the MBT KSOP shall be voted by the MBT KSOP trustee as provided in the MBT KSOP.

        (h)   MBT shall continue in full force and effect, until the completion of the termination and distribution of assets of the MBT KSOP: (i) the fidelity bond, if any, issued to MBT as described in ERISA Section 4.12; and (ii) the ERISA fiduciary liability insurance policy currently in effect, if any, for the benefit of the covered fiduciaries of the MBT KSOP.

        (i)    On and after the date of this Agreement, and until the earlier of (i) the date, to be determined by MainSource, that the MBT KSOP is terminated and all assets of the MBT KSOP are distributed to participants pursuant to Section 5.18(b) above or (ii) the date on which this Agreement is terminated, but not later than the day before the Effective Time:

            (i)  MBT shall continue to sponsor the MBT KSOP in accordance with its terms and conditions, as set forth in its plan and trust document as of the date of this Agreement, and in accordance with the requirements of this Section and applicable law;

           (ii)  MBT shall continue to fund all employee and employer contributions to the MBT KSOP which are required during this time period. However, except as provided in subsection (e) above, MBT may only make discretionary employer contributions after receipt of written approval from MainSource, which approval shall not be unreasonably withheld if the amount of any discretionary employer contributions are not in excess of the discretionary employer contributions made by MBT to the MBT KSOP during the last plan year;

          (iii)  neither MBT nor its Subsidiaries shall amend, or cause an amendment of, the MBT KSOP without the prior written consent of MainSource, except for any amendment which is required by Section 5.18(b) above or is necessary to maintain the qualification of the MBT KSOP and its related employee benefit trust for favorable income tax treatment under Sections 401(a) and 501(a) of the Code, respectively, or as otherwise required by law, regulations, the Service or the Department;

          (iv)  MBT shall not terminate or agree to the termination of the appointment of any fiduciary as defined in ERISA with respect to the MBT KSOP without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such fiduciary of any fiduciary duty imposed on the fiduciary under ERISA, or any termination of a fiduciary who is an employee of MBT and whose employment by MBT is terminated; and

           (v)  neither MBT nor its Subsidiaries shall terminate, agree to the termination of, or cause the termination of any agreement with any service provider providing services to the MBT KSOP as of the date of this Agreement without the prior written consent of MainSource, which consent shall not be unreasonably withheld, except for any termination attributable to a breach by such service provider of its service agreement.

        5.19    Letter Agreements.    As of the Effective Time, MBT shall take such action with respect to each of the Letter Agreements dated November 25, 2013, between it and the individuals specified in Schedule 5.19 of the MBT Disclosure Schedule (the "Letter Agreements") to terminate each Letter Agreement, including amending each Letter Agreement to provide for the payment of all benefits at closing and the full and complete release by each holder of a Letter Agreement of any claims related to the Letter Agreement against MBT or MainSource. Schedule 5.19 of the MBT Disclosure Schedule is a list of each such Letter Agreement and the total amounts payable pursuant to each such Letter Agreement.

        5.20    Data Processing Agreement.    Prior to the Effective Time, MBT shall take such action with respect to its data processing agreement with Jack Henry to terminate such agreement effective as of the Effective Time or such other date as MainSource shall indicate in a writing to MBT. Schedule 5.20 of the MBT Disclosure Schedule is MBT's best estimate as of the date of this Agreement of the total termination payment necessary to terminate such agreement, including the calculation used to arrive at such best estimate.

        5.21    Written Opinion of Financial Advisor    MBT shall take action to cause Boenning to provide within 10 days after the date of this Agreement Boenning's written fairness opinion that the Merger Consideration is fair to the shareholders of MBT from a financial point of view as of the date of this Agreement.

        5.22    MBT KSOP Fairness Opinion.    MBT shall take action to cause the trustee of the MBT KSOP to engage an independent valuation firm to issue an option as to whether the Merger Consideration is fair to the MBT KSOP from a financial point of view and constitutes fair market value for the purpose of ERISA Section 3(18), and shall provide, prior to the Closing Date, a copy of such written fairness opinion to MainSource.

ARTICLE VI.

COVENANTS OF MAINSOURCE

        MainSource covenants and agrees with MBT as follows:

        6.01    Approvals.    MainSource shall have primary responsibility for the preparation, filing and costs of all bank regulatory applications required for consummation of the Merger, and shall file such applications within 30 days after the execution of this Agreement. MainSource shall provide copies of all non-confidential portions of all applications to MBT prior to filing so as to provide MBT and its counsel sufficient time (not to exceed 5 business days) to review and comment thereon. MainSource shall provide to MBT's counsel copies of all applications filed and copies of all material written communications with all state and federal bank regulatory agencies relating to such applications. MainSource shall proceed expeditiously, cooperate fully and use its best efforts to procure, upon terms and conditions reasonably acceptable to MainSource, all consents, authorizations, approvals, registrations and certificates, to complete all filings and applications and to satisfy all other requirements prescribed by law which are necessary for consummation of the Merger on the terms and conditions provided in this Agreement at the earliest possible reasonable date.

        6.02    SEC Registration.    (a) MainSource shall file with the SEC as promptly as practicable and in the most expeditious manner practicable a Registration Statement on an appropriate form under the 1933 Act covering the shares of MainSource Common Stock to be issued pursuant to this Agreement and shall use commercially reasonable efforts to cause the same to become effective and thereafter, until the Effective Time or termination of this Agreement, to keep the same effective and, if necessary, amend and supplement the same. Such Registration Statement and any amendments and supplements thereto are referred to in this Agreement as the "Registration Statement." The Registration Statement shall include a proxy statement-prospectus reasonably acceptable to MainSource and MBT, prepared for use in connection with the meeting of shareholders of MBT referred to in Section 5.01 hereof, all in accordance with the rules and regulations of the SEC. MainSource shall, as soon as practicable after filing the Registration Statement, make all filings required to obtain all blue sky exemptions, authorizations, consents or approvals required for the issuance of MainSource Common Stock.

        (b)   Any materials or information provided by MainSource for use in any filing with any state or federal regulatory agency or authority shall not contain any untrue or misleading statement of material fact or shall omit to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not false or misleading.

        (c)   MainSource will list for trading on the NASDAQ Global Market (subject to official notice of issuance) prior to the Effective Time the shares of MainSource Common Stock to be issued in the Merger.

        6.03    Employee Benefit Plans.

        (a)   Except as otherwise provide in Section 6.03(h) and 6.03(i) below, MainSource shall make available to the officers and employees of MBT or any Subsidiary who continue as employees of MBT or any Subsidiary after the Effective Time ("Continuing Employees"), substantially the same employee benefits, including severance benefits, on substantially the same terms and conditions as MainSource offers to similarly situated officers and employees. Continuing Employees will receive credit for prior service with MBT or its Subsidiaries, or their predecessors, for purposes of eligibility and vesting under the employee benefit plans of MainSource and its Subsidiaries. To the extent that MainSource determines, in its sole discretion, that MBT's employee benefit plans should be terminated, Continuing Employees shall become eligible to participate in MainSource's employee benefit plans as soon as reasonably practicable after the plan termination. In the event that MainSource determines, in its sole discretion, to terminate the MBT health plan, retirees of MBT and any Subsidiary who are participating in the MBT health plan as of the date it is terminated ("Eligible Retirees") will be eligible to participate in the MainSource health plans in accordance with terms of the MainSource health plans. Continuing Employees who become covered under the health or dental plans of MainSource, shall not be subject to any waiting periods or additional pre-existing condition limitations under the health and dental plans of MainSource or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health and dental plans of MBT. Eligible Retirees who become covered under the health plans of MainSource shall not be subject to any waiting periods or additional pre-existing condition limitations under the health plans of MainSource or its Subsidiaries in which they are eligible to participate than they otherwise would have been subject to under the health plan of MBT. To the extent that the initial period of coverage for Continuing Employees or any Eligible Retirees under any such MainSource employee benefit plans is not a full 12-month period of coverage, Continuing Employees and any Eligible Retirees shall be given credit under the applicable plan for any deductibles and co-insurance payments made by such Continuing Employees and any Eligible Retirees under the corresponding MBT plan during the balance of such 12-month period of coverage provided that MainSource can obtain, in a manner satisfactory to MainSource, as determined in its sole discretion, the necessary data and provided that the insurer agrees. In the event the insurer does not agree, MainSource shall take all action necessary to ensure that Continuing Employees and Eligible Retirees do not lose the value of the deductibles and co-insurance payments whether that be by continuing the MBT health plan through the end of the applicable plan year or otherwise.

        (b)   As of the Effective Time, subject to applicable law and the requirements of the MainSource Financial Group, Inc. Employee Stock Ownership and Savings Plan ("MainSource KSOP"), MainSource shall amend as necessary the MainSource KSOP so that, (i) from and after the Effective Time, Continuing Employees will accrue benefits pursuant to the MainSource KSOP, and (ii) Continuing Employees participating in the MainSource KSOP shall receive credit for eligibility and vesting purposes, for the service of such employees with MBT and its Subsidiaries or their predecessors prior to the Effective Time, as if such service were with MainSource or its Subsidiaries.

        (c)   In accordance with Section 6.03(a) hereof, after the Effective Time, MainSource shall continue to maintain all MBT Plans that are employee welfare benefit and cafeteria plans currently in effect at the Effective Time, until such time as MainSource determines, in its sole discretion, to modify or terminate any or all of those plans. Claims incurred under the employee welfare benefit and cafeteria plans prior to plan termination shall be paid in accordance with the applicable plan's claim submission procedures and deadlines.

        (d)   All Continuing Employees shall be subject to MainSource's PTO policy as of the Effective Time, with credit for prior years of service at MBT and its Subsidiaries.

        (e)   After the Effective Time, mileage for Continuing Employees' business-related travel shall be reimbursed according to MainSource's reimbursement policy for mileage, consistent with the applicable provisions of the Code.

        (f)    After the Effective Time, MBT's sick time policy shall terminate and all Continuing Employees shall be subject to MainSource's PTO policy. Continuing Employees will be given credit under MainSource's PTO policy for any vacation time accrued during 2014 but unused under MBT's vacation policy determined as of the Effective Time. Continuing Employees will begin accruing paid time off under MainSource's PTO policy as of the Effective Time.

        (g)   Until the Effective Time, MBT or a Subsidiary of MBT, whichever is applicable, shall be liable for all obligations for continued health coverage pursuant to Section 4980B of the Code and Section 601 through 609 of ERISA ("COBRA") for eligible employees who incur a qualifying event before the Effective Time. MainSource or a MainSource Subsidiary, whichever is applicable, shall after the Effective Time be liable for (i) all obligations for continued health coverage under COBRA with respect to each qualified beneficiary of MBT or a Subsidiary of MBT who incurs a termination on and after the Effective Time, and (ii) for continued health coverage under COBRA from and after the Effective Time for each qualified beneficiary of MBT or a Subsidiary of MBT who incurs a qualifying event before the Effective Time.

        (h)   Except for the individuals set forth on Schedule 5.19, those employees of MBT or its subsidiaries as of the Effective Time whom MainSource or its subsidiaries elect not to employ after the Effective Time or employ but then terminate within six months after the Effective Time ("Separated Employees") shall be entitled to severance benefits equal to two weeks of pay for each year of service, subject to a minimum package equal to four weeks of pay and a maximum package equal to 26 weeks of pay. All Continuing Employees shall be entitled to severance benefits equal to those provided by MainSource from time to time to its employees. For purposes of determining each Continuing Employee's length of service, each Continuing Employee shall receive credit for years of service with MBT or its subsidiaries, or their predecessors. Nothing in this Section 6.03(h) shall be deemed to limit or modify MainSource's at-will employment policy.

        (i)    The individuals set forth on Schedule 5.19 who become Continuing Employees will not be entitled to severance benefits if such individual's employment is terminated within the first six consecutive calendar month period following the Closing Date. If such individual's employment is terminated during the second six consecutive calendar month period following the Closing Date, the individual will be entitled to severance benefits equal to two weeks of pay for each year of service, subject to a minimum package equal to four weeks of pay and a maximum package equal to 26 weeks of pay. Such individuals will receive credit for years of service with MBT or its subsidiaries, or their predecessors for the purpose of determining their length of service. If such individual's employment is terminated following twelve consecutive calendar months after the Closing Date, the individual will be entitled to severance benefit equal to those provided by MainSource from time to time to its employees. Nothing in this Section 6.03(i) shall be deemed to limit or modify MainSource's at-will employment policy.

        6.04    Adverse Actions.    MainSource shall not knowingly take any action that is intended or is reasonably likely to result in (a) any of its representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, subject to the standard set forth in Section 7.02(b), (b) the Merger failing to qualify as a reorganization within the meaning of Section 368(a) of the Code, (c) any of the conditions to the Merger set forth in Article VII not being satisfied, (d) a material violation of any provision of this Agreement, (e) a material delay in the consummation of the Merger except, in each case, as may be required by applicable law or regulation, or (f) make, declare, pay or set aside for payment any extraordinary or special dividends or distributions on any shares of its capital stock, or amend the MainSource Articles of Incorporation or By Laws or any of the governing documents in a manner that would adversely affect the economic or other benefits of the Merger to the holders of the MainSource Common Stock.

        6.05    D&O Insurance.    MainSource shall cause the individuals serving as officers and directors of MBT and Merchants immediately before the Effective Time to be covered for a period of five (5) years from the Effective Time by the directors' and officers' liability insurance policy maintained by MBT (provided that MainSource may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous to such officers and directors than such policy) with respect to acts or omissions occurring before the Effective Time.

        6.06    Advisory Board.    Within 90 days following the Effective Time, MainSource shall create an advisory board and shall consider appointing certain of the current directors of MBT to serve on such advisory board. Advisory Board members shall receive usual and customary fees paid to other MainSource advisory board members for their service.

        6.07    Material Changes to MainSource Disclosure Schedules.    MainSource shall promptly supplement, amend and update, upon the occurrence of any change prior to the Effective Time, and as of the Effective Time, the MainSource Disclosure Schedule with respect to any matters or events hereafter arising which, if in existence or having occurred as of the date of this Agreement, would have been required to be set forth or described in the MainSource Disclosure Schedule or this Agreement and including, without limitation, any fact which, if existing or known as of the date hereof, would have made any of the representations or warranties of MainSource contained herein materially incorrect, untrue or misleading. No such supplement, amendment or update shall become part of the MainSource Disclosure Schedule unless MBT shall have first consented in writing with respect thereto.

ARTICLE VII.

CONDITIONS PRECEDENT TO THE MERGER

        7.01    MainSource.    The obligation of MainSource to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by MainSource:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of MBT contained in this Agreement shall be true, accurate and correct in all material respects at and as of the Effective Time as though such representations and warranties had been made or given on and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of MBT, except for Section 3.03(a) hereof, shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MBT, has had or would result in a Material Adverse Effect on MBT.

          (b)    Covenants.    Each of the covenants and agreements of MBT shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    MainSource shall have received from MBT at the Closing (as hereinafter defined) the items and documents, in form and content reasonably satisfactory to MainSource, set forth in Section 10.02(b) hereof.

          (d)    Registration Statement Effective.    MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of MBT in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and blue sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

          (e)    Regulatory Approvals.    All regulatory approvals required to consummate the transactions contemplated hereby ("Regulatory Approvals") shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Board of Directors of MainSource reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on MBT or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that MainSource would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

          (f)    Shareholder Approval.    The shareholders of MBT shall have approved and adopted this Agreement as required by applicable law and its Articles of Incorporation, and the Dissenting Shares shall represent no more than ten percent (10%) of the outstanding shares of MBT Common Stock.

          (g)    Officers' Certificate.    MBT shall have delivered to MainSource a certificate signed by its President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of MBT contained in Article III are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.01(a) above; (ii) all the covenants of MBT have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and (iii) MBT has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (h)    Tax Opinion.    The Board of Directors of MainSource shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to MainSource, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under Section 368(a) of the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of MBT, except with respect to cash received by the shareholders of MBT as Cash Consideration and/or for fractional shares resulting from application of the Exchange Ratio pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (i)    280G.    MainSource shall have received a calculation, in a form reasonably satisfactory to MainSource and certified by MBT's chief executive officer and chief financial officer, demonstrating that any amounts that are paid by MBT before the Effective Time, or required under MBT's Plans or this Agreement to be paid at or after the Effective Time, to Persons who are disqualified individuals in respect of MBT, its Subsidiaries or their successors, and that otherwise should be allowable as deductions for federal income tax purposes, should not be disallowed as deductions for such purposes by reason of Section 280G of the Code.

          (j)    Material Proceedings.    None of MainSource, MBT, or either of their Subsidiaries, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

          (k)    Listing.    The shares of MainSource Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

          (l)    Loan Loss Reserve.    MBT and its subsidiaries shall have complied with the requirements of Section 5.05 of this Agreement.

        7.02    MBT.    The obligation of MBT to consummate the Merger is subject to the satisfaction and fulfillment of each of the following conditions on or prior to the Effective Time, unless waived in writing by MBT:

          (a)    Representations and Warranties at Effective Time.    Each of the representations and warranties of MainSource contained in this Agreement shall be true, accurate and correct in all material respects on and as of the Effective Time as though the representations and warranties had been made or given at and as of the Effective Time (except that representations and warranties that by their express terms speak as of the date of this Agreement or some other date shall be true and correct only as of such date); provided that no representation or warranty of MainSource shall be deemed untrue, inaccurate or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representations or warranty of MainSource, has had or would result in a Material Adverse Effect on MainSource.

          (b)    Covenants.    Each of the covenants and agreements of MainSource shall have been fulfilled or complied with in all material respects from the date of this Agreement through and as of the Effective Time.

          (c)    Deliveries at Closing.    MBT shall have received from MainSource at the Closing the items and documents, in form and content reasonably satisfactory to MBT, listed in Section 10.02(a) hereof.

          (d)    Registration Statement Effective.    MainSource shall have registered its shares of MainSource Common Stock to be issued to shareholders of MBT in accordance with this Agreement with the SEC pursuant to the 1933 Act, and all state securities and Blue Sky approvals, authorizations and exemptions required to offer and sell such shares shall have been received by MainSource. The Registration Statement with respect thereto shall have been declared effective by the SEC and no stop order shall have been issued or threatened.

          (e)    Regulatory Approvals.    All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

          (f)    Shareholder Approvals.    The shareholders of MBT shall have approved and adopted this Agreement as required by applicable law and such entity's Articles of Incorporation.

          (g)    Officers' Certificate.    MainSource shall have delivered to MBT a certificate signed by its Chairman or President and its Secretary, dated as of the Effective Time, certifying that: (i) the representations and warranties of MainSource contained in Article IV are true, accurate and correct in all respects on and as of the Effective Time, subject to the standard specified in Section 7.02(a) above; (ii) all the covenants of MainSource have been complied with in all material respects from the date of this Agreement through and as of the Effective Time; and

  (iii) MainSource has satisfied and fully complied with all conditions necessary to make this Agreement effective as to it.

          (h)    Tax Opinion.    The Board of Directors of MBT shall have received a written opinion of the law firm of Krieg DeVault LLP, dated as of the Effective Time, in form and content reasonably satisfactory to MBT, to the effect that the Merger to be effected pursuant to this Agreement will constitute a tax-free reorganization under Section 368(a) of the Code (as described in Section 1.03 hereof) to each party hereto and to the shareholders of MBT, except with respect to cash received by the shareholders of MBT as Cash Consideration and/or for fractional shares resulting from application of the Exchange Ratio and pursuant to Section 2.03 hereof. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties hereto and rely upon customary assumptions.

          (i)    Listing.    The shares of MainSource Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ Global Market, subject to official notice of issuance.

          (j)    Material Proceedings.    None of MainSource, MBT, or any Subsidiary of MainSource or MBT, shall be subject to any statute, rule, regulation, injunction, order or decree, which shall have been enacted, entered, promulgated or enforced, which prohibits, prevents or makes illegal completion of the Merger, and no material claim, litigation or proceeding shall have been initiated or threatened relating to the Agreement or the Merger or seeking to prevent the completion of the Merger.

ARTICLE VIII.

TERMINATION OF MERGER

        8.01    Termination.    This Agreement may be terminated and abandoned at any time prior to the Closing Date, only as follows:

          (a)   by the mutual written consent of MainSource and MBT;

          (b)   by either of MBT or MainSource by written notice to the other:

              (i)  if the Agreement and the Merger are not approved by the requisite vote of the shareholders of MBT at the meeting of shareholders of MBT contemplated in Section 5.01;

             (ii)  if any Governmental Authority of competent jurisdiction shall have issued an order, decree, judgment or injunction or taken any other action that permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Merger, and such order, decree, judgment, injunction or other action shall have become final and non-appealable or if any consent or approval of any Governmental Authority whose consent or approval is required to consummate the Merger has been denied and such denial has become final and non-appealable; or

            (iii)  if the consummation of the Merger shall not have occurred on or before December 31, 2014 (the "Outside Date"), except as extended by mutual agreement of the parties; provided that the right to terminate this Agreement under this Section 8.01(b)(iv) shall not be available to any party whose breach of any provision of this Agreement causes the failure of the Merger to occur on or before the Outside Date;

          (c)   by written notice from MainSource to MBT, if:

              (i)  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.01 not being satisfied prior to the Outside Date;

             (ii)  MBT breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.01, and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by MBT within 20 business days after MBT's receipt of written notice of such breach from MainSource;

            (iii)  there has been a Material Adverse Effect on MBT on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

            (iv)  MainSource elects to exercise its right to terminate pursuant to Section 5.11;

          (d)   by written notice from MBT to MainSource if:

              (i)  any event shall have occurred which is not capable of being cured prior to the Outside Date and would result in any condition set forth in Section 7.02 not being satisfied prior to the Outside Date;

             (ii)  MainSource breaches or fails to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform would give rise to the failure of a condition set forth in Section 7.02 and such condition is incapable of being satisfied by the Outside Date or such breach has not been cured by MainSource within 20 business days after MainSource's receipt of written notice of such breach from MBT;

            (iii)  there has been a Material Adverse Effect on MainSource on a consolidated basis as of the Effective Time, as compared to that in existence as of the date of this Agreement; or

            (iv)  MBT intends to enter into an agreement relating to a Superior Proposal in accordance with Section 5.06; provided, however, that MBT has (i) not materially breached the provisions of Section 5.06, and (ii) complied with its payment obligation under Section 8.02(b).

          (e)   by written notice of MainSource to MBT:

              (i)  if the MBT Board of Directors shall fail to include its recommendation to approve the Merger in the proxy statement/prospectus;

             (ii)  in the event of an Adverse Recommendation Change or an Adverse Recommendation Change Notice;

            (iii)  if the MBT Board shall approve any Acquisition Proposal or publicly recommend that the holders of MBT Common Stock accept or approve any Acquisition Proposal;

            (iv)  if MBT shall have entered into, or publicly announced its intention to enter into, a definitive agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal; or

             (v)  if the MBT Board fails to publicly reaffirm its recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within five business days of a written request by MainSource to provide such reaffirmation;

          (f)    by written notice by MainSource to MBT if a quorum could not be convened at the meeting of shareholders of MBT contemplated in Section 5.01 or at a reconvened meeting held at any time prior to or on the Outside Date; or

          (g)   by written notice of MBT to MainSource if, and only if both of the following conditions are satisfied at any time during the five day period commencing on the Determination Date, such termination to be effective on the tenth day following the Determination Date:

              (i)  the MainSource Market Value on the Determination Date is less than $13.69; and

             (ii)  the number obtained by dividing the MainSource Market Value by the Initial MainSource Market Value shall be less than the Index Ratio minus 0.15;

Subject, however, to the following three sentences. If MBT elects to exercise its termination right pursuant to this Section 8.01(g), it shall give prompt written notice thereof to MainSource. During the five business day period commencing with its receipt of such notice, MainSource shall have the option to increase the Exchange Ratio to equal the lesser of (x) a quotient, the numerator of which is equal to the product of the Initial MainSource Market Value, the Exchange Ratio (as then in effect), and the Index Ratio minus 0.15 and the denominator of which is equal to the MainSource Market Value on the Determination Date; or (y) the quotient determined by dividing the Initial MainSource Market Value by the MainSource Market Value on the Determination Date, and multiplying the quotient by the product of the Exchange Ratio (as then in effect) and 0.80. If within such five business day period, MainSource delivers written notice to MBT that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies MBT of the revised Exchange Ratio, then no termination shall have occurred pursuant to this Section 8.01(g), and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified).

        For purposes of this Section 8.01(g), the following terms shall have the meanings indicated below:

        "Determination Date" shall mean the first date on which all Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period)."

        "Final Index Price" means the average of the daily closing value of the Index for the ten consecutive trading days immediately preceding the Determination Date."

        "Index" means the KBW Regional Banking Index or, if such Index is not available, such substitute or similar Index as substantially replicates the KBW Regional Banking Index.

        "Index Ratio" means the Final Index Price divided by the Initial Index Price.

        "Initial MainSource Market Value" means $17.11, adjusted as indicated in the last sentence of this Section 8.01(g).

        "Initial Index Price" means $75.36, the closing value of the Index on February 24, 2014.

        "MainSource Market Value" means, as of any specified date, the average of the daily closing sales prices of a share of MainSource Common Stock as reported on the NASDAQ Global Market for the ten (10) consecutive trading days immediately preceding such specified date.

        8.02    Effect of Termination.    (a) Subject to the remainder of this Section 8.02, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become null and void and have no effect, without any liability on the part of MainSource or MBT and each of their respective directors, officers, employees, advisors, agents, or shareholders and all rights and obligations of any party under this Agreement shall cease, except for the agreements contained in this Section 8.02 and Section 11.11, which shall remain in full force and effect and survive any termination of this Agreement; provided, however, that nothing contained in this Section 8.02(a), except for the fees payable pursuant to subsections (b), (c) or (d), shall relieve any party hereto from liabilities or damages arising out of any fraud or intentional breach by such party of any of its representations, warranties, covenants or other agreements contained in this Agreement.

        (b)   MBT shall pay to MainSource an amount in cash equal to $1,400,000 (the "Termination Fee") if:

            (i)  this Agreement is terminated by MainSource pursuant to Section 8.01(e); or

           (ii)  this Agreement is terminated by either party pursuant to Section 8.01(b)(i) and (A) prior to the date of such termination, an Acquisition Proposal was received by MBT and made known to the shareholders of MBT or publicly available, and (B) prior to the date that is twelve months after such termination, MBT or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated; provided, however, that in such case MBT shall only be liable to pay MainSource the amount of the Termination Fee less the amount of any MainSource Expenses previously paid to MainSource pursuant to Section 8.02(d) by MBT; or

          (iii)  this Agreement is terminated by either party pursuant to Section 8.01(b)(iii) and (A) prior to the date of such termination, an Acquisition Proposal was made, and (B) prior to the date that is twelve months after such termination, MBT or any of its Subsidiaries enters into any Acquisition Agreement or any Acquisition Proposal is consummated.

        (c)   For the avoidance of doubt, if multiple termination events occur under Section 8.02(b) that trigger payment of the Termination Fee, MBT shall only be liable to pay the Termination Fee one time. Any fee due under Section 8.02(b) shall be paid by MBT by wire transfer of same day funds:

            (i)  in the case of Section 8.02(b)(i), concurrently with such termination; and

           (ii)  in the case of Section 8.02(b)(ii) or Section 8.02(b)(iii), on the earlier of the date MBT enters into such Acquisition Agreement or consummates such Acquisition Proposal.

        (d)   In the event that MBT owes the Termination Fee to MainSource pursuant to Section 8.02(b), then the payment of such amount shall be the sole and exclusive remedy for those termination events and shall constitute liquidated damages. MBT acknowledges that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MainSource would not have entered into this Agreement. Accordingly, if MBT fails promptly to pay the amounts due pursuant to this Section 8.02, and, in order to obtain such payment, MainSource commences a suit that results in a judgment against MBT for the amounts set forth in this Section 8.02, MBT shall pay to MainSource its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.02 at the national prime rate in effect on the date such payment was required to be made.

ARTICLE IX.

EFFECTIVE TIME OF THE MERGER

        Upon the terms and subject to the conditions specified in this Agreement, the Merger shall become effective on the day and at the time (the "Closing Date") specified in the Articles of Merger of MainSource and MBT as filed with the Indiana Secretary of State (the "Effective Time"). Unless otherwise mutually agreed to by the parties hereto, the Effective Time will occur on the last business day of the month following (a) the fulfillment of all conditions precedent to the Merger set forth in Article VII of this Agreement and (b) the expiration of all waiting periods in connection with the bank regulatory applications filed for the approval of the Merger.

ARTICLE X.

CLOSING

        10.01    Closing Date and Place.    So long as all conditions precedent set forth in Article VII hereof have been satisfied and fulfilled, the closing of the Merger (the "Closing") will take place at the Effective Time at a location to be reasonably determined by MainSource.

        10.02    Deliveries.    (a) At the Closing, MainSource will deliver to MBT the following:

            (i)  the officers' certificate contemplated by Section 7.02(g) hereof;

           (ii)  copies of all approvals by government regulatory agencies necessary to consummate the Merger;

          (iii)  copies of the resolutions adopted by the Board of Directors of MainSource certified by the Secretary of MainSource relative to the approval of this Agreement and the Merger;

          (iv)  the tax opinion required by Section 7.01(h) hereof; and

           (v)  such other documents as MBT or its legal counsel may reasonably request.

        (b)   At the Closing, MBT will deliver to MainSource the following:

            (i)  the officers' certificate contemplated by Section 7.01(g) hereof;

           (ii)  copies of the resolutions adopted by the Board of Directors and shareholders of MBT certified by the Secretary of MBT relative to the approval of this Agreement and the Merger;

          (iii)  the opinion required by Section 7.01(i) hereof;

          (iv)  the tax opinion required by Section 7.02(h) hereof; and

           (v)  other documents as MainSource or its legal counsel may reasonably request.

ARTICLE XI.

MISCELLANEOUS

        11.01    Effective Agreement.    This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. The representations, warranties, covenants and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, except for Sections 1.01(b) and 11.08 hereof, other than the right of MBT, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.

        11.02    Waiver; Amendment.    (a) The parties hereto may by an instrument in writing: (i) extend the time for the performance of or otherwise amend any of the covenants, conditions or agreements of the other parties under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement or in any document delivered pursuant hereto or thereto; (iii) waive the performance by the other parties of any of the covenants or agreements to be performed by it or them under this Agreement; or (iv) waive the satisfaction or fulfillment of any condition, the nonsatisfaction or nonfulfillment of which is a condition to the right of the party so waiving to consummate the Merger. The waiver by any party hereto of a breach of or noncompliance with any provision of this Agreement will not operate or be construed as a continuing waiver or a waiver of any other or subsequent breach or noncompliance hereunder.

        (b)   This Agreement may be amended, modified or supplemented only by a written agreement executed by the parties hereto.

        11.03    Notices.    All notices, requests and other communications hereunder will be in writing (which will include telecopier communication) and will be deemed to have been duly given if delivered by hand and receipted for, delivered by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service, delivered by email, or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid or by email as follows:

If to MainSource:	with a copy to (which will not constitute notice):
MainSource Financial Group, Inc.	Krieg DeVault LLP
2105 North State Road 3, Bypass	One Indiana Square, Suite 2800
Greensburg, Indiana 47240	Indianapolis, Indiana 46204
ATTN: James M. Anderson	ATTN: Karen B. Woods
Executive Vice President and	Email: kwoods@kdlegal.com
Chief Financial Officer	Fax: (317) 636-1507
Email: janderson@mainsourcefinancial.com
Fax: (812) 663-3220
If to MBT:	with a copy to (which will not constitute notice):
MBT Bancorp	Vorys, Sater, Seymour and Pease LLP
111 North State Street	52 East Gay Street
West Harrison, Indiana 47060	Columbus, Ohio 43216
ATTN: Donald A.W. Patterson	ATTN: John C. Vorys
Email: don.patterson@mymbt.com	Email: jcvorys@vorys.com
Fax: (812) 637-0269	Fax: (614) 719-5014

or such substituted address or Person as any of them have given to the other in writing. All such notices, requests or other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided herein, five (5) business days after deposit with the United States Postal Service; (c) if delivered by overnight express delivery service, on the next business day after deposit with such service; and (d) if by email or telecopier, on the next business day if also confirmed by mail (or in the case of telecopier, by email) in the manner provided herein.

        11.04    Headings.    The headings in this Agreement have been inserted solely for ease of reference and should not be considered in the interpretation or construction of this Agreement.

        11.05    Severability.    In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

        11.06    Counterparts; Facsimile.    This Agreement may be executed in any number of counterparts and by facsimile, each of which will be an original, but such counterparts shall together constitute one and the same instrument.

        11.07    Governing Law; Enforcement; Specific Performance; Jury Trial.    This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana and applicable federal laws, without regard to principles of conflicts of law. The parties hereto hereby agree that all claims, actions, suits and proceedings between the parties hereto relating to this Agreement shall be filed, tried and litigated only in the Circuit or Superior Courts of Marion County, Indiana or the United States District Court for the Southern Division. In connection with the foregoing, the parties hereto consent to the jurisdiction and venue of such courts and expressly waive any claims or defenses of lack of personal jurisdiction of or proper venue by such courts. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified above, this being in addition to any other remedy to which they are entitled at law or in equity. WAIVER OF

JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTION AGREEMENTS.

        11.08    Indemnification.    (a) All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of MBT and its Subsidiaries as provided in its charters or by-laws and any existing indemnification agreements or arrangements of MBT described in the MBT Disclosure Schedule, shall survive the Merger and shall continue in full force and effect in accordance with their terms to the extent permitted by law, and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of such individuals for acts or omissions occurring or alleged to occur at or prior to the Effective Time.

        (b)   In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including, without limitation, any such claim, action suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of MBT (the "Indemnified Parties"), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of MBT or its predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond thereto.

        (c)   MainSource shall cause any successor, whether by consolidation, merger or transfer of substantially all of its properties or assets, to comply with its obligations under this Article. The provisions of this Article shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and other Person named herein and his or her heirs and representatives.

        11.09    Entire Agreement.    This Agreement and the Exhibits hereto supersede all other prior or contemporaneous understandings, commitments, representations, negotiations or agreements, whether oral or written, among the parties hereto relating to the Merger or matters contemplated herein and constitute the entire agreement between the parties hereto, except as otherwise provided herein and except for the Confidentiality Agreement dated December 9, 2013, by and between MBT and MainSource (the "Confidentiality Agreement"). Upon the execution of this Agreement by all the parties hereto, any and all other prior writings of either party relating to the Merger, will terminate and will be rendered of no further force or effect. The parties hereto agree that each party and its counsel reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party will not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

        11.10    Survival of Representations, Warranties or Covenants.    Except as set forth in the following sentence, none of the representations, warranties or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter MainSource, MBT and all the respective directors, officers and employees of MainSource and MBT will have no further liability with respect thereto. The covenants contained in Section 8.02 shall survive termination of this Agreement. The covenants contained in Sections 1.01(b) and 11.08 shall survive the Effective Time.

        11.11    Expenses.    Except as provided elsewhere in this Agreement, each party to this Agreement shall pay its own expenses incidental to the Merger contemplated hereby.

        11.12    Certain References.    Whenever in this Agreement a singular word is used, it also will include the plural wherever required by the context and vice-versa, and the masculine or neuter gender shall include the masculine, feminine and neuter genders. Except expressly stated otherwise, all references in this Agreement to periods of days shall be construed to refer to calendar, not business, days. The term "business day" will mean any day except Saturday and Sunday when MainSource Bank, in Greensburg, Indiana, is open for the transaction of business.

        11.13    Disclosure Schedules.    The mere inclusion of an item in a party's Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by such party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect. Further, while each party will use commercially reasonable efforts to specifically reference each Section of this Agreement under which such disclosure is made pursuant to such party's Disclosure Schedule, any information disclosed with respect to one Section shall be deemed to be disclosed for purposes of any other Section of this Agreement in such party's Disclosure Schedule.

[Signature Page Follows]

        IN WITNESS WHEREOF, MainSource and MBT have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed, attested in counterparts and delivered by their duly authorized officers.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr., Chairman, President and Chief Executive Officer
MBT BANCORP
By:	/s/ DONALD A.W. PATTERSON Donald A.W. Patterson President and Chief Executive Officer

EXHIBIT A

VOTING AGREEMENT

        Each of the undersigned directors of MBT Bancorp ("MBT") hereby agrees in his individual capacity as a shareholder to vote his shares of MBT Common Stock that are registered in his personal name and not in a fiduciary capacity (and agrees to use his reasonable efforts to cause all additional shares of MBT Common Stock owned jointly by him with any other person or by his spouse or over which he has voting influence or control to be voted, other than shares held in a fiduciary capacity) in favor of the Agreement and Plan of Merger by and between MainSource Financial Group, Inc. and MBT, dated April 7, 2014 (the "Agreement"). In addition, each of the undersigned directors hereby agrees not to make any transfers of shares of MBT with the purpose of avoiding his agreements set forth in the preceding sentence and agrees to cause any transferee of such shares to abide by the terms of this Voting Agreement. Each of the undersigned is entering into this Voting Agreement solely in his capacity as an individual shareholder and, notwithstanding anything to the contrary in this Voting Agreement, nothing in this Voting Agreement is intended or shall be construed to require any of the undersigned, in his capacity as a director of MBT, to act or fail to act in accordance with his fiduciary duties in such director capacity. Furthermore, none of the undersigned makes any agreement or understanding herein in his capacity as a director of MBT. Notwithstanding any contrary provision herein, this Voting Agreement shall be effective from the date hereof and shall terminate and be of no further force and effect upon the earliest of (a) the consummation of the Merger (as defined in the Agreement); (b) the termination of the Agreement in accordance with its terms; or (c) the taking of such action whereby a majority of MBT's Board of Directors, in accordance with the terms and conditions of Section 5.06 of the Agreement, withdraws its favorable recommendation of the Agreement to its shareholders. This Voting Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

        Dated this 7th day of April, 2014.

Thomas J. Stone	Dale Lutz
Ronald E. Watson	Dale Proffitt
Mark Dole	Donald Patterson

EXHIBIT 1.01(e)(i)

ARTICLES OF MERGER

OF

MBT BANCORP
(An Indiana Corporation)

WITH AND INTO

MAINSOURCE FINANCIAL GROUP, INC.
(An Indiana Corporation)

        In compliance with the requirements of the Indiana Business Corporation Law, as amended (the "Act"), the undersigned corporations, desiring to effect a merger, set forth the following facts:

Article I

SURVIVING CORPORATION

        Section 1.    The corporation surviving the merger is MainSource Financial Group, Inc. (the "Surviving Corporation"). The Surviving Corporation's name has not been changed as a result of the merger and will remain "MainSource Financial Group, Inc."

        Section 2.    The Surviving Corporation is a domestic corporation existing pursuant to the provisions of the Act, was incorporated in Indiana on March 30, 1983, and will maintain its principal office at 2105 North State Road 3, Bypass, Greensburg, Decatur County, Indiana 47240.

Article II

MERGING CORPORATION

        The name, state of incorporation and date of incorporation of the corporation, other than the Surviving Corporation, which is a party to the merger (the "Merging Corporation") is as follows:

MBT Bancorp
(Name of Merging Corporation)

Indiana (State of Domicile)	May 14, 1986 (Date of Incorporation)

Article III

PLAN OF MERGER

        The Plan of Merger (the "Agreement") dated [    ], 2014, containing such information as required by the Act, is set forth in Exhibit A attached hereto and made a part hereof.

Article IV
MANNER OF ADOPTION AND VOTE

Section 1.    Action by Surviving Corporation

        A.    Action by Directors.    The Agreement was adopted at a meeting of the Board of Directors of MainSource Financial Group, Inc. duly held and convened on April [    ], 2014.

        B.    Vote of Shareholders.    Approval by MainSource Financial Group, Inc.'s shareholders of the merger contemplated by the Agreement is not required, pursuant to Section 23-1-40-3(g) of the Act.

Section 2.    Action by Merging Corporation

        A.    Action by Directors.    The Agreement was adopted at a meeting of the Board of Directors of MBT Bancorp duly held and convened on [    ], 2014.

        B.    Vote of Shareholders.    With respect to MBT Bancorp, the designation, number of outstanding shares, number of votes entitled to be cast by each voting group entitled to vote separately on the merger, and number of shares voted in favor or against or having abstained as to the merger are set forth below:

Designation of Voting Group	Common Stock
Number of Outstanding Shares
Number of Votes Entitled to be Cast
Shares Voted in Favor
Shares Voted Against
Shares Abstained

        The number of votes cast for approval of the Agreement by the shareholders of MBT Bancorp was sufficient for approval thereof.

Article V

EFFECTIVE DATE AND TIME

        The effective date and time of the merger hereby effectuated shall be 12:01 a.m. Eastern Daylight Time,                        , 2014.

* * *

        IN WITNESS WHEREOF, the undersigned Surviving Corporation and Merging Corporation, by their respective Presidents, acting for and on behalf of such corporations, hereby execute these Articles of Merger, and each of such corporations certifies to the truth of the facts and acts relating to it and the action taken by its respective Board of Directors and shareholders.

        Dated this    day of                , 2014.

MAINSOURCE FINANCIAL GROUP, INC.
By:	Archie M. Brown, Jr., President and Chief Executive Officer
MBT BANCORP
By:	Donald A. W. Patterson, President and Chief Executive Officer

Exhibit 1.01(e)(ii)

PLAN OF MERGER

        THIS PLAN OF MERGER (the "Agreement") is made and entered into this [    ] day of [    ], 2014 by and between MainSource Financial Group, Inc. ("MainSource" or the "Surviving Corporation") and MBT Bancorp ("MBT" or the "Merging Corporation").

W I T N E S S E T H:

        WHEREAS, MainSource is an Indiana corporation registered as a financial holding company under the federal Bank Holding Company Act of 1956, as amended (the "BHC Act"), with its principal office located in Greensburg, Decatur County, Indiana; and

        WHEREAS, MBT is an Indiana corporation registered as a bank holding company under the BHC Act, with its principal office located in West Harrison, Dearborn County, Indiana; and

        WHEREAS, MainSource and MBT seek to affiliate through a corporate reorganization whereby MBT will merge with and into MainSource; and

        WHEREAS, pursuant to a separate Agreement and Plan of Merger (the "Merger Agreement"), dated April [    ], 2014, MBT has agreed to merge with and into MainSource; and

        WHEREAS, the Boards of Directors of each of the parties hereto have determined that it is in the best interests of their respective corporations and their respective shareholders to consummate the merger provided for herein and have adopted and approved this Agreement.

        NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby make this Agreement and prescribe the terms and conditions of the merger of MBT with and into MainSource, and the mode of carrying such merger into effect as follows:

ARTICLE I
THE MERGER

        Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time (as defined herein), MBT shall be merged with and into MainSource (the "Merger"). MainSource shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Indiana. At the Effective Time, the separate corporate existence of MBT shall cease.

ARTICLE II
THE SURVIVING CORPORATION

        Section 2.1    Name and Offices.    Upon and following the Effective Time of the Merger, the name of the Surviving Corporation shall be MainSource Financial Group, Inc., and the Surviving Corporation shall continue its corporate existence under the laws of the State of Indiana pursuant to the provisions of and with the effect provided in the Indiana Business Corporation Law (the "IBCL"). The principal office of the Surviving Corporation shall be located at 2105 North State Road 3, Bypass, Greensburg, Decatur County, Indiana until such time as the Board of Directors designates otherwise.

        Section 2.2    Authorized Shares.    The total number of shares that MainSource shall have authority to issue is 100,000,000 shares of common stock and 400,000 shares of preferred stock.

        Section 2.3    Directors of the Surviving Corporation.    The directors of the Surviving Corporation at and following the Effective Time shall be those individuals serving as directors of MainSource immediately prior to the Effective Time and until such time as their successors have been duly elected and have qualified or until their earlier resignation, death, or removal as a director.

        Section 2.4    Officers of the Surviving Corporation.    The officers of MainSource serving immediately prior to the Effective Time shall continue to serve as the officers of the Surviving Corporation at and following the Effective Time, until such time as their successors shall have been duly elected and have qualified or until their earlier resignation, death or removal from office.

        Section 2.5    Articles of Incorporation and Bylaws.

  (a)
  Articles of Incorporation.    The Articles of Incorporation of MainSource in existence at the Effective Time shall remain the Articles of Incorporation of the Surviving Corporation following the Effective Time, until such Articles of Incorporation shall be amended or repealed as provided therein or by applicable law.

  (b)
  Bylaws.    The Bylaws of MainSource in existence at the Effective Time shall remain the Bylaws of the Surviving Corporation following the Effective Time, until such Bylaws shall be amended or repealed as provided therein or by applicable law.

        Section 2.6    Effect of the Merger.    At the Effective Time, the title to all assets, real estate and other property owned by MBT shall vest in the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended, without reversion or impairment. At the Effective Time, all liabilities of MBT shall be assumed by the Surviving Corporation as set forth in Indiana Code Section 23-1-40-6, as amended.

ARTICLE III
MANNER AND BASIS OF EXCHANGE OF STOCK

        Section 3.1    Manner of Conversion of Shares.    (a) Subject to the terms and conditions of this Agreement and the Merger Agreement, at the Effective Time, each share of MBT common stock issued and outstanding immediately prior to the Effective Time (other than (i) shares held as treasury stock of MBT and (ii) shares held directly or indirectly by MainSource, except shares held in a fiduciary capacity or in satisfaction of a debt previously contracted, if any, all of which shall be canceled and retired and shall cease to exist) shall become and be converted into the right to receive in accordance with this Article:

            (i)  for each share of MBT common stock with respect to which an election to receive common stock, no par value, of MainSource (the "MainSource Common Stock") has been effectively made and not revoked or lost, 2.055 (the "Exchange Ratio") shares (the "Stock Consideration") of MainSource Common Stock, or

           (ii)  for each share of MBT common stock with respect to which an election to receive cash has been effectively made and not revoked or lost, $35.16 in cash (the "Cash Consideration").

        Each holder of MBT common stock who otherwise would be entitled to a fractional share of MainSource Common Stock shall receive an amount in cash (without interest) determined by multiplying such fraction by $35.16.

        The Stock Consideration and the Cash Consideration are sometimes referred to herein collectively as the "Merger Consideration."

        Each MBT shareholder shall have the right to elect to receive the Stock Consideration or the Cash Consideration as to each share of MBT Common Stock owned by such shareholder, subject however to the election, allocation, adjustment and proration procedures set forth in the Merger Agreement.

        Section 3.2    Effect of Conversion.    At and after the Effective Time, each share certificate which immediately prior to the Effective Time represented outstanding shares of common stock of MBT ("Old Certificate") shall represent only the right to receive the Merger Consideration.

        Section 3.3    Exchange of Certificate.    Each holder of MBT common stock shall, upon the surrender of such certificate to the Surviving Corporation for cancellation after the Effective Time, be entitled to receive from the Surviving Corporation (i) a check in the amount of cash that each holder of MBT Common Stock has the right to receive, (ii) a certificate representing that number of whole shares of MainSource Common Stock that each holder of MBT Common Stock has the right to receive, and (iii) a check in the amount of any cash in lieu of fractional shares or dividends or distributions which such holder shall be entitled to receive, including any cash in lieu of fractional share, pursuant to Section 3.1 hereof.

ARTICLE IV
CONDITIONS PRECEDENT

        The obligation of MainSource and MBT to consummate the Merger contemplated by this Agreement is subject to the receipt of all required approvals of the shareholders of MBT and the receipt of all appropriate orders, consents, approvals and clearances from all necessary regulatory agencies and governmental authorities whose orders, consents, approvals or clearances are required by law for consummation of the Merger, as well as the satisfaction of the conditions set forth in the Merger Agreement.

ARTICLE V
EFFECTIVE TIME

        Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement, the Merger shall become effective on the date and at the time specified in the Articles of Merger filed with the Indiana Secretary of State.

ARTICLE VI
TERMINATION

        Section 6.1    Manner of Termination.    This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time as provided in the Merger Agreement.

        Section 6.2    Effect of Termination.    Upon termination by written notice, this Agreement shall be of no further force or effect, and there shall be no further obligations or liabilities by reason of this Agreement or the termination thereof on the part of either party hereto or their respective directors, officers, employees, agents and shareholders, except as expressly provided in the Merger Agreement, including without limitation: (i) the confidentiality provisions of the Merger Agreement; and (ii) the payment of their respective expenses, as set forth in the Merger Agreement.

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Binding Effect.    This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

        Section 7.2    Entire Agreement.    This Agreement together with the Merger Agreement, by and between MBT and MainSource, set forth the entire understanding of the parties hereto with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous understandings with respect to the subject matter hereof. This Agreement is delivered subject to the terms and conditions of the Merger Agreement and in the event of any conflict between the provisions of this Agreement and the provisions of the Merger Agreement, the provisions of the Merger Agreement shall control.

        Section 7.3    Notices.    Any notices, request or instruction to be given hereunder to any party hereto shall be in writing and delivered by hand and receipted for, sent by certified United States Mail, return receipt requested, first class postage pre-paid, delivered by overnight express receipted delivery service or telecopied if confirmed immediately thereafter by also mailing a copy of such notice, request or other communication by certified United States Mail, return receipt requested, with first class postage pre-paid to the other party hereto and marked to the attention of the Chairman of the Board or President of such party.

        Section 7.4    Amendments; Waivers.    No amendments of this Agreement shall be binding unless executed in writing by all parties hereto. Any waiver of any provision of this Agreement shall be in writing, and no waiver of any provision shall be deemed a waiver of any other provision or constitute a continuing waiver.

        Section 7.5    Severability.    In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had ever been contained herein.

        Section 7.6    Governing Law.    This Agreement has been executed and delivered in the State of Indiana and shall be construed and governed in accordance with the laws of the State of Indiana, without reference to the conflict or choice of law principles thereof.

        Section 7.7    Counterparts.    This Agreement may be executed in any number of counterparts and by facsimile, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

* * *

        IN WITNESS WHEREOF, MainSource Financial Group, Inc. and MBT Bancorp have made and entered into this Agreement as of the day and year first above written and have caused this Agreement to be executed and attested by their duly authorized officers.

MainSource Financial Group, Inc.
		By:	Archie M. Brown, Jr., President and Chief Executive Officer
ATTEST:
By:	James Anderson, Secretary
MBT Bancorp
		By:	Donald A. W. Patterson, President and Chief Executive Officer
ATTEST:
By:	[ ], Secretary

Annex B

OPINION OF BOENNING & SCATTERGOOD

April 7, 2014
Board of Directors
MBT Bancorp
111 North State Street
West Harrison, IN 47060
Members of the Board:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value (the "Company Common Stock"), of MBT Bancorp ("MBT") of the Merger Consideration (as defined below) to be received by such holders in the proposed merger (the "Proposed Merger") by and between MBT and MainSource Financial Group, Inc. ("MSFG") as set forth in the Agreement and Plan of Merger, dated April 14, 2014 (the "Merger Agreement"). As detailed in the Merger Agreement, MBT will merge with and into MSFG, and each share of Company Common Stock other than shares of Company Common Stock held, directly or indirectly, by MBT or MSFG with respect to a debt previously contracted will be converted, at the election of the holder thereof, into the right to receive $35.16 in cash or 2.055 shares of common stock, no par value, of MSFG (the "Merger Consideration").

        In arriving at our opinion, we have, among other things: (i) reviewed the historical financial performances, current financial positions and general prospects of MSFG and MBT and reviewed certain internal financial analyses and forecasts prepared by the management of MSFG and MBT, (ii) reviewed a draft of the Merger Agreement, dated April 4, 2014, (iii) reviewed and analyzed the stock market performance of MSFG, (iv) studied and analyzed the consolidated financial and operating data of MSFG and MBT, (v) reviewed the pro forma financial impact of the Proposed Merger on MSFG, based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies determined by senior management of MSFG and MBT, (vi) considered the financial terms of the Proposed Merger between MSFG and MBT as compared with the financial terms of comparable bank and bank holding company mergers and acquisitions, (vii) met and/or communicated with certain members of MSFG's and MBT's senior management to discuss their respective operations, historical financial statements and future prospects, and (viii) conducted such other financial analyses, studies and investigations as we deemed appropriate.

        Our opinion is given in reliance on information and representations made or given by MSFG and MBT, and their respective officers, directors, auditors, counsel and other agents, and on filings, releases and other information issued by MSFG and MBT including financial statements, financial projections, and stock price data as well as certain information from recognized independent sources. We have not independently verified the information concerning MSFG and MBT nor other data which we have considered in our review and, for purposes of the opinion set forth below, we have assumed and relied upon the accuracy and completeness of all such information and data. We have assumed that all forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates and good faith judgments of the management of MSFG and MBT as to their most likely future financial performance. We express no opinion as to any financial projections or the assumptions on which they are based. We have not conducted any valuation or appraisal of any assets or liabilities of MSFG or MBT, nor have any such valuations or appraisals been provided to us. Additionally, we assume that the Proposed Merger is, in all respects, lawful under applicable law.

        With respect to anticipated transaction costs, purchase accounting adjustments, expected cost savings and other synergies and financial and other information relating to the general prospects of MSFG and MBT, we have assumed that such information has been reasonably prepared and reflects the best currently available estimates and good faith judgment of the management of MSFG and MBT as to their most likely future performance. We have further relied on the assurances of management of MSFG and MBT that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We have assumed that the allowance for loan losses indicated on the balance sheets of MSFG and MBT is adequate to cover such losses; we have not reviewed loans or credit files of MSFG and MBT. We have assumed that all of the representations and warranties contained in the Merger Agreement and all related agreements are true and correct, that each party under the agreements will perform all of the covenants required to be performed by such party under the agreements, and that the conditions precedent in the agreements are not waived. We have assumed that the Proposed Merger will qualify as a tax-free reorganization for federal income tax purposes. Also, in rendering our opinion, we have assumed that in the course of obtaining the necessary regulatory approvals for the consummation of the Proposed Merger no conditions will be imposed that will have a material adverse effect on the combined entity or contemplated benefits of the Proposed Merger, including the cost savings and related expenses expected to result from the Proposed Merger.

        Our opinion is based upon information provided to us by the management of MSFG and MBT, as well as market, economic, financial and other conditions as they exist and can be evaluated only as of the date hereof and accordingly, it speaks to no other period. We have not undertaken to reaffirm or revise this opinion or otherwise comment on events occurring after the date hereof and do not have an obligation to update, revise or reaffirm our opinion. Our opinion does not address the relative merits of the Merger and the other business strategies that MBT's Board of Directors has considered or may be considering, nor does it address the underlying business decision of MBT's Board of Directors to proceed with the Merger. We are expressing no opinion as to the value of the shares of MSFG common stock when issued to holders of outstanding MBT common stock pursuant to the Merger Agreement or the prices at which the Shares may trade at any time. Our opinion is for the information of MBT's Board of Directors in connection with its evaluation of the Proposed Merger and does not constitute a recommendation to the Board of Directors of MBT in connection with the Proposed Merger or a recommendation to any shareholder of MBT as to how such shareholder should vote or act with respect to the Proposed Merger. This opinion should not be construed as creating any fiduciary duty on Boenning & Scattergood, Inc.'s part to any party or person. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purpose, without our prior written consent, except that, if required by applicable law, this opinion may be referenced and included in its entirety in any filing made by MBT or MSFG in respect to the Proposed Merger with the Securities and Exchange Commission; provided, however, any description of or reference to our opinion or to Boenning & Scattergood, Inc. be in a form reasonably acceptable to us and our counsel. We shall have no responsibility for the form or content of any such disclosure, other than the opinion itself.

        Boenning & Scattergood, Inc., as part of its investment banking business, regularly is engaged in the valuation of assets, securities and companies in connection with various types of asset and security transactions, including mergers, acquisitions, private placements, public offerings and valuations for various other purposes, and in the determination of adequate consideration in such transactions. In the ordinary course of our business as a broker-dealer, we may, from time to time, purchase securities from, and sell securities to, MSFG and MBT or their respective affiliates. In the ordinary course of business, we may also actively trade the securities of MSFG and MBT for our own account and for the accounts of customers and accordingly may at any time hold a long or short position in such securities.

        We are acting as MBT's financial advisor in connection with the Proposed Merger and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Proposed Merger. We will also receive a fee for rendering this opinion. Our fee for rendering this opinion is not contingent upon any conclusion that we may reach or upon completion of the Proposed Merger. MBT has also agreed to indemnify us against certain liabilities that may arise out of our engagement. Boenning & Scattergood, Inc. has not had any material relationship with MSFG or MBT during the past two years in which compensation was received or was intended to be received as a result of the relationship between Boenning & Scattergood, Inc. and MSFG or MBT. Boenning & Scattergood, Inc. may provide investment banking services to MSFG in the future, although as of the date of this opinion, there is no agreement to do so.

        This opinion has been approved by Boenning & Scattergood, Inc.'s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Proposed Merger by the officers, directors, or employees of any party to the Merger Agreement, or any class of such persons, relative to the compensation to be received by the holders of Company Common Stock in the Proposed Merger.

        Based on, and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger Agreement, is fair, from a financial point of view, to such holders.

Sincerely,
/s/ Boenning & Scattergood, Inc. Boenning & Scattergood, Inc.

Annex C

TITLE 23. BUSINESS AND OTHER ASSOCIATIONS
ARTICLE 1. INDIANA BUSINESS CORPORATION LAW
CHAPTER 44. DISSENTERS' RIGHTS

23-1-44-1 "CORPORATION" DEFINED

        Sec. 1. As used in this chapter, "corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2 "DISSENTER" DEFINED

        Sec. 2. As used in this chapter, "dissenter" means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3 "FAIR VALUE" DEFINED

        Sec. 3. As used in this chapter, "fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4 "INTEREST" DEFINED

        Sec. 4. As used in this chapter, "interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5 "RECORD SHAREHOLDER" DEFINED

        Sec. 5. As used in this chapter, "record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6 "BENEFICIAL SHAREHOLDER" DEFINED

        Sec. 6. As used in this chapter, "beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7 "SHAREHOLDER" DEFINED

        Sec. 7. As used in this chapter, "shareholder" means the record shareholder or the beneficial shareholder.

23-1-44-8 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

        Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1)   Consummation of a plan of merger to which the corporation is a party if:

            (A)  shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

            (B)  the shareholder is entitled to vote on the merger.

          (2)   Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

          (3)   Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

          (4)   The approval of a control share acquisition under IC 23-1-42.

          (5)   Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

            (b)   This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

          (1)   registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

          (2)   traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets—National Market Issues or a similar market.

            (c)   A shareholder:

          (1)   who is entitled to dissent and obtain payment for the shareholder's shares under this chapter; or

          (2)   who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder's entitlement.

23-1-44-9 DISSENTERS' RIGHTS OF BENEFICIAL SHAREHOLDER

        Sec. 9. (a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder's other shares were registered in the names of different shareholders.

        (b)   A beneficial shareholder may assert dissenters' rights as to shares held on the shareholder's behalf only if:

          (1)   the beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and

          (2)   the beneficial shareholder does so with respect to all the beneficial shareholder's shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10 PROPOSED ACTION CREATING DISSENTERS' RIGHTS; NOTICE

        Sec. 10.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter.

        (b)   If corporate action creating dissenters' rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in section 12 of this chapter.

23-1-44-11 PROPOSED ACTION CREATING DISSENTERS' RIGHTS; ASSERTION OF DISSENTERS' RIGHTS

        Sec. 11.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights:

          (1)   must deliver to the corporation before the vote is taken written notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effectuated; and

          (2)   must not vote the shareholder's shares in favor of the proposed action.

        (b)   A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder's shares under this chapter.

23-1-44-12 DISSENTERS' NOTICE; CONTENTS

        Sec. 12.(a) If proposed corporate action creating dissenters' rights under section 8 of this chapter is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of section 11 of this chapter.

        (b)   The dissenters' notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters' notice must:

          (1)   state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

          (2)   inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

          (3)   supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

          (4)   set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

          (5)   be accompanied by a copy of this chapter.

23-1-44-13 DEMAND FOR PAYMENT AND DEPOSIT OF SHARES BY SHAREHOLDER

        Sec. 13. (a) A shareholder sent a dissenters' notice described in IC 23-1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice under section 12(b)(3) of this chapter, and deposit the shareholder's certificates in accordance with the terms of the notice.

        (b)   The shareholder who demands payment and deposits the shareholder's shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

        (c)   A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for the shareholder's shares under this chapter and is considered, for purposes of this article, to have voted the shareholder's shares in favor of the proposed corporate action.

23-1-44-14 UNCERTIFICATED SHARES; RESTRICTION ON TRANSFER; DISSENTERS' RIGHTS

        Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

        (b)   The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15 PAYMENT TO DISSENTER

        Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter's shares.

        (b)   The payment must be accompanied by:

          (1)   the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

          (2)   a statement of the corporation's estimate of the fair value of the shares; and

          (3)   a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-16 FAILURE TO TAKE ACTION; RETURN OF CERTIFICATES; NEW ACTION BY CORPORATION

        Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

        (b)   If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17 WITHHOLDING PAYMENT BY CORPORATION; CORPORATION'S ESTIMATE OF FAIR VALUE; AFTER-ACQUIRED SHARES

        Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

        (b)   To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter's right to demand payment under section 18 of this chapter.

23-1-44-18 DISSENTERS' ESTIMATE OF FAIR VALUE; DEMAND FOR PAYMENT; WAIVER

        Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter's own estimate of the fair value of the dissenter's shares and demand payment of the dissenter's estimate (less any payment under section 15 of this chapter), or reject the corporation's offer under section 17 of this chapter and demand payment of the fair value of the dissenter's shares, if:

          (1)   the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter's shares;

          (2)   the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

          (3)   the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

        (b)   A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter's shares.

23-1-44-19 COURT PROCEEDING TO DETERMINE FAIR VALUE; JUDICIAL APPRAISAL

        Sec. 19.(a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

        (b)   The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation's principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

        (c)   The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

        (d)   The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

        (e)   Each dissenter made a party to the proceeding is entitled to judgment:

          (1)   for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation; or

          (2)   for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20 COSTS; FEES; ATTORNEY FEES

        Sec. 20.(a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

        (b)   The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

          (1)   against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

          (2)   against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

        (c)   If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        MainSource Financial Group, Inc. ("MainSource") is an Indiana corporation. MainSource's officers and directors are and will be indemnified under Indiana law, the Amended and Restated Articles of Incorporation and the Amended and Restated By-laws of MainSource against certain liabilities. Chapter 37 of the Indiana Business Corporation Law (the "IBCL") requires a corporation, unless limited by its articles of incorporation, to indemnify a director or an officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal, against reasonable expenses, including counsel fees, incurred in connection with the proceeding. MainSource's Amended and Restated Articles of Incorporation do not contain any provision limiting such indemnification.

        The IBCL also permits a corporation to indemnify a director, officer, employee, or agent who is made a party to a proceeding because the person was a director, officer, employee, or agent of the corporation against liability incurred in the proceeding if (i) the individual's conduct was in good faith, and (ii) the individual reasonably believed (A) in the case of conduct in the individual's official capacity with the corporation, that the conduct was in the corporation's best interests, and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of a criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful, or (B) had no reasonable cause to believe the individual's conduct was unlawful. The IBCL also permits a corporation to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding and permits a court of competent jurisdiction to order a corporation to indemnify a director or officer if the court determines that the person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the person met the standards for indemnification otherwise provided in the IBCL.

        MainSource's Amended and Restated Articles of Incorporation require it to provide indemnification to its officers and directors to the fullest extent authorized by the IBCL and to pay for or reimburse reasonable expenses incurred before the final disposition of the proceeding as authorized by the IBCL. MainSource's Amended and Restated Articles of Incorporation also authorize it to maintain insurance at its expense to protect itself and any of its directors, officers, employees or agents or those of another corporation, partnership, joint venture, trust, or other entity against expense, liability or loss, whether or not MainSource would have the power to indemnify such person against such expense, liability or loss under the IBCL. MainSource currently maintains officer and director liability insurance.

        MainSource's By-laws contain indemnification provisions to substantially the same effect as in the Amended Restated Articles of Incorporation.

Item 21.    Exhibits and Financial Statement Schedules.

Exhibit	Description
2.1	Agreement and Plan of Merger between MainSource Financial Group, Inc. and MBT Bancorp (included as Annex A to this proxy statement and prospectus).

3.1	Articles of Incorporation of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 3.1 of MainSource's current Report on Form 8-K filed on December 13, 2013).

Exhibit		Description
3.2		Amended and Restated Bylaws of MainSource Financial Group, Inc. dated July 19, 2010 (incorporated by reference to Exhibit 3.1 to the Report on Form 8-K of the registrant filed July 22, 2010)

5.1	*	Opinion of Krieg DeVault LLP regarding legality of the securities being registered.

8.1	*	Opinion of Krieg DeVault LLP regarding tax matters.

10.1		Voting Agreement of directors of MBT Bancorp dated April 7, 2014 (incorporated by reference to Exhibit 10.1 of MainSource's Current Report on Form 8-K filed on April 7, 2014).

21.1		Subsidiaries of MainSource Financial Group, Inc. (incorporated by reference to Exhibit 21 of MainSource's Form 10-K for fiscal year end December 31, 2014 filed on March 14, 2014).

23.1		Consent of Crowe Horwath LLP.

23.2		Consent of Krieg DeVault LLP (included in Exhibits 5.1 and 8.1).

23.3		Consent of Boenning and Scattergood, Inc.

24	*	Powers of Attorney

99.1	*	Form of MBT Bancorp proxy card.

99.2	*	Form of Election Form and Letter of Transmittal

*
Previously filed.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

          (2)   The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (a)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (d)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greensburg, State of Indiana, on the 18th day of July, 2014.

MAINSOURCE FINANCIAL GROUP, INC.
By:	/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr. Chairman, President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 18th day of July, 2014.

/s/ KATHLEEN BARDWELL* Kathleen Bardwell, Director		/s/ WILLIAM G. BARRON* William G. Barron, Director
/s/ BRIAN J. CRALL* Brian J. Crall, Lead Director		/s/ PHILLIP A. FRANTZ* Phillip A. Frantz, Director
/s/ D. J. HINES* D. J. Hines, Director		/s/ THOMAS M. O'BRIEN* Thomas M. O'Brien, Director
/s/ LAWRENCE R. RUEFF, DVM* Lawrence R. Rueff, DVM, Director		/s/ JOHN G. SEALE* John G. Seale, Director
/s/ ARCHIE M. BROWN, JR. Archie M. Brown, Jr., Director, Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)		/s/ CHARLES J. THAYER* Charles J. Thayer, Director
/s/ PATRICK WEIGEL Patrick Weigel, Senior Vice President and Corporate Controller (Principal Accounting Officer)		/s/ JAMES M. ANDERSON James M. Anderson, Senior Vice President—Chief Financial Officer (Principal Financial Officer)
*By:	/s/ JAMES M. ANDERSON James M. Anderson, Attorney-in-Fact